    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2001



                                                      REGISTRATION NO. 333-72338

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                 DYNACARE INC.
             (Exact Name of Registrant as Specified in its Charter)

       ONTARIO, CANADA                     8071                           98-0337653
 (State or Other Jurisdiction        (Primary Standard                 (I.R.S. Employer
              of                        Industrial                  Identification Number)
Incorporation or Organization)  Classification Code Number)

                         ------------------------------

                            14900 LANDMARK BOULEVARD
                              DALLAS, TEXAS 75240
                                 (972) 387-3200
                         ------------------------------

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                                 ZBIG S. BISKUP
                            CHIEF FINANCIAL OFFICER
                                 DYNACARE INC.
                            14900 LANDMARK BOULEVARD
                              DALLAS, TEXAS 75240
                                 (972) 387-3200

                         ------------------------------

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ------------------------------

                                   COPIES TO:

              DAVID P. STONE, ESQ.                           FREDERICK W. KANNER, ESQ.
           WEIL, GOTSHAL & MANGES LLP                             DEV R. SEN, ESQ.
                767 FIFTH AVENUE                                DEWEY BALLANTINE LLP
            NEW YORK, NEW YORK 10153                        1301 AVENUE OF THE AMERICAS
                 (212) 310-8000                               NEW YORK, NEW YORK 10019
                                                                   (212) 259-8000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    As soon as
practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS           Subject to Completion          November 2, 2001

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5,000,000 Shares

[LOGO]

Common Shares

----------------------------------------------------------------------

Of the 5,000,000 common shares offered by this prospectus, we are selling 2,700,000 shares and selling shareholders are selling 2,300,000 shares. We will not receive any proceeds from the sale of any common shares sold by the selling shareholders.


Our common shares are traded on the Nasdaq National Market under the symbol "DNCR" and on the Toronto Stock Exchange under the symbol "DNA". On October 31, 2001, the last reported sales price of our common shares was $13.10 on the Nasdaq National Market and Cdn$20.25 on the Toronto Stock Exchange.


Investing in our common shares involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common shares in "Risk factors" beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                                              Per Share    Total
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Public offering price                                         $            $
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Underwriting discounts and commissions                        $            $
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Proceeds, before expenses, to us                              $            $
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Proceeds, before expenses, to the selling shareholders        $            $
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The underwriters may also purchase up to an additional 750,000 common shares from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total
underwriting discounts and commissions will be $             and our total
proceeds before expenses will be $             .


The underwriters are offering the common shares as set forth under
"Underwriting." Delivery of the shares will be made on or about November   ,
2001.

UBS Warburg

           Banc of America Securities LLC

                      U.S. Bancorp Piper Jaffray

                                 McDonald Investments Inc.

                                     [LOGO]

DESCRIPTION OF GRAPHIC ON INSIDE FRONT COVER OF PROSPECTUS:

Map of the United States and Canada indicating the states and provinces served by Dynacare color-coded to indicate its regions of operations.

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where these offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

TABLE OF CONTENTS
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Prospectus summary....................      1

The offering..........................      5

Summary consolidated financial and
  operating information...............      6

Risk factors..........................      8

Forward-looking information...........     20

Use of proceeds.......................     21

Market price of our common shares.....     22

Dividend policy.......................     23

Capitalization........................     24

Dilution..............................     25

Selected consolidated financial
  data................................     26

Management's discussion and analysis
  of financial condition and results
  of operations.......................     29

Business..............................     43
Management............................     66

Related party transactions............     74

Principal and selling shareholders....     75

Description of capital stock..........     77

Material income tax considerations....     78

Shares eligible for future sale.......     85

Description of indebtedness...........     87

Underwriting..........................     89

Legal matters.........................     91

Experts...............................     91

Where you can find more information...     92

Exchange rate information.............     93

Index to consolidated financial
  statements..........................    F-1

In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars. References to "Cdn$" are to Canadian dollars. The consolidated financial statements included in this prospectus are presented in U.S. dollars. See note 1 "Summary of significant policies--Foreign currency translation" to our consolidated financial statements found elsewhere in this prospectus for more information about the U.S. dollar presentation of those financial statements.

As used in this prospectus, references to "we," "our," "us" and "Dynacare" refer to Dynacare Inc. and its subsidiaries, including subsidiaries we formed for the purpose of making acquisitions or entering into joint venture partnerships, unless the context requires otherwise.

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                      [This page intentionally left blank]

Prospectus summary

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US AND THE COMMON SHARES BEING SOLD IN THIS OFFERING WHICH IS SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 8 AND IN OUR CONSOLIDATED FINANCIAL STATEMENTS.

ABOUT OUR COMPANY

We are the third largest independent provider of clinical laboratory testing services in North America as measured by revenues. Through our integrated network of regional laboratory operations, we provide clinical laboratory testing services in 21 states in the United States and two provinces in Canada. We believe we offer a comprehensive menu of tests, comprised of more than 1,000 different tests. We provide clinical laboratory testing, which is performed on body fluids such as blood and urine and on tissues and other specimens, including human cells. Through Dynagene, our center for esoteric testing, we also provide a growing number of more complex esoteric tests, including molecular diagnostic services. Our customers include physicians, hospitals and other healthcare providers who utilize clinical laboratory testing in diagnosing, evaluating, monitoring and treating diseases and other medical conditions. We provide clinical laboratory testing services either directly through our wholly-owned laboratories or through joint venture partnerships we form with major local hospitals and academic medical centers.

Since entering the clinical laboratory testing market in the United States in 1993, we have grown to become a significant provider of clinical laboratory testing services in a number of selected regions. Our U.S. revenues grew at a compound annual rate of approximately 31% for the five-year period ended
June 30, 2001, as a result of strong internal growth combined with growth generated by 20 acquisitions and the commencement of four joint venture partnerships with hospitals. In the United States, we currently operate 22 central laboratories, 63 rapid response laboratories and 173 patient service centers, which we own directly or through our joint venture partnerships. We are positioned as a multi-regional provider with a major presence in four integrated regions in the United States: the Southeast, which is comprised of Alabama, Mississippi and Northern Florida; the Southwest, which is comprised of Louisiana, Arkansas, Texas, Oklahoma and Missouri; the Northwest, which is comprised of Oregon, Utah, Alaska, Wyoming, Colorado, Idaho, Montana and the state of Washington; and the Midwest, which is comprised of Wisconsin and Illinois. Additionally, we have operations in New York, Pennsylvania and Tennessee.

In Canada, we operate in the provinces of Ontario and Alberta through two joint venture partnerships. Our operations in these provinces include four central laboratories, 18 rapid response laboratories and 143 patient service centers. Through our joint venture partnership in Ontario, we have an estimated 31% share of the Ontario independent clinical laboratory testing market. Through our joint venture partnership in Alberta, we have an estimated 60% share of the Northern Alberta market.

We processed approximately 7 million requisitions during the six months ended June 30, 2001. For the six months ended June 30, 2001, we had net revenues of $197.7 million and net earnings of $8.0 million.

INDUSTRY OVERVIEW

According to industry sources, the U.S. clinical laboratory testing market in 1999 was approximately $31.8 billion, which includes an estimated $2.0 billion derived from esoteric testing. The clinical laboratory testing industry can be categorized into three broad types of laboratory providers:

-   hospital-based laboratories;

-   independent clinical laboratories; and

-   physician office laboratories.

According to industry information, in 1999 those three segments accounted for approximately 63%, 26% and 11% of the clinical laboratory testing market in the United States, respectively. We estimate the Canadian clinical laboratory testing market was approximately $1.6 billion in 2000. The Canadian clinical laboratory testing industry operates in a stable environment characterized by limited competition and significant regulation under which a substantial majority of laboratory procedures are paid for by government health plans.

We believe that clinical laboratory testing is critical to the delivery of quality healthcare to patients. We expect the demand and the volume of clinical laboratory testing services to increase in the future as a result of several trends, including:

-   the general aging of the North American population;

- advances in specialized equipment and cost efficiencies that have made clinical laboratory testing available to a broader market;

- an expanded base of scientific knowledge which has led to the development of more sophisticated clinical laboratory tests covering a wider array of procedures;

- greater awareness by physicians and patients of the value of clinical laboratory testing as a cost- effective means of early detection of disease and the monitoring of treatment;

-   increased testing for high risk diseases, such as HIV/AIDS and hepatitis;
    and

- advances in genomics facilitating the development of new and more specialized testing.

OUR STRATEGY

Our objective is to be a leading provider of clinical laboratory testing services in selected regional markets by focusing on the following key strategic elements:

Enhance our Market Position in Existing Regions

We intend to further develop our position in the regional markets in which we currently operate in three ways.

- INCREASED SALES EFFORTS--We believe we have established a strong and indentifiable brand in each region, where we offer state-of-the-art diagnostic services, supported by cutting-edge information technology. This allows us to promptly report results with minimum reliance on air transport. With our local presence in the markets we service, we are able to provide prompt support and information to physicians. We employ experienced sales and marketing personnel who emphasize these attributes in marketing our services. Without giving effect to any revenue growth attributable to acquisitions and new joint venture partnerships and excluding revenues from long-term hospital contracts, our revenues in the United States have grown 7.6% for the six months ended June 30, 2001, primarily through the addition of new customers and increased testing volumes.

- PURSUE FOLD-IN ACQUISITIONS--We expect to continue to make selective acquisitions of smaller laboratories and to improve laboratory efficiency and profitability by combining the acquired operations with our existing laboratory operations. This enables us to expand within existing regions and to strengthen our position in the local markets that we serve. During the five years ended June 30, 2001, we made 16 fold-in acquisitions.

- REALIZE OPERATING EFFICIENCIES--As we grow and establish our regional operations, we seek to continue to realize operating efficiencies by consolidating certain of our laboratory operations and by implementing cost management initiatives. For example, we are currently in the process of consolidating laboratory operations in our Southwest Region and have undertaken materials management initiatives on a company-wide basis with a view to decreasing our materials cost per requisition.

Expand into New Attractive Regional Markets

We target expansion opportunities in new regions where we believe that market size, demographics, payor mix, competition and other factors will allow us to become a significant and profitable regional provider of laboratory services. We enter into selected new regional markets through either strategic acquisitions or joint venture partnerships. We prefer to enter markets adjacent to our existing regions as this allows us to leverage our existing infrastructure. Due to the fragmented nature of the clinical laboratory testing industry, we believe opportunities exist to selectively acquire additional clinical laboratories and enter into joint venture partnerships on terms favorable to us.

Pursue the Hospital Market

The hospital market constitutes 63% of the $31.8 billion U.S. clinical laboratory business. We intend to continue to pursue this segment of the market by establishing relationships with leading hospitals as follows:

- FORM JOINT VENTURE PARTNERSHIPS WITH HOSPITALS--We believe that our joint venture partnership model is a cost-effective means of expanding into new markets. We gain access to an existing, fully equipped and staffed clinical laboratory within our partner hospital for a small initial investment. By marketing our services in the local community, we expand the volume of testing performed in the hospital laboratory and leverage its fixed costs, thereby maximizing profit on incremental testing volume.
   We are able to compete effectively for community based testing business by marketing clinical laboratory testing services to physicians, clinics and other healthcare providers in the community, capitalizing on the hospital's reputation and relationships with its network of affiliated physicians. We believe the desire of hospitals to control costs and participate in the revenue and profitability of community-based business will lead other hospitals to consider our joint venture partnership model.

- OBTAIN LONG-TERM EXCLUSIVE LABORATORY SERVICES CONTRACTS WITH HOSPITALS--An integral component of our growth strategy is to secure, through our joint venture partnerships and wholly-owned operations, long-term exclusive contracts to provide all of a hospital's clinical laboratory testing requirements. These contracts provide us with a stable base of revenues and cash flows upon which we build our regional operations. For the six months ended June 30, 2001, long-term hospital contracts accounted for approximately 20% of our total revenues in the United States.

Grow Esoteric Testing Capability


Esoteric tests are generally more complex tests that are performed less frequently than routine tests and require more sophisticated instruments and/or highly skilled personnel. We believe that esoteric testing is the fastest growing segment of the clinical laboratory market. In November 2000, we launched Dynagene, our center for esoteric testing. We will continue to expand our esoteric testing capabilities to enhance our services to our existing clients, to attract new clients and to internalize and reduce testing currently out-sourced to other esoteric laboratories.


RECENT DEVELOPMENTS


On October 11, 2001 we issued a press release in which we stated, among other things, that we expect to report earnings for fiscal year 2001 in line with the then current consensus estimates. We also reported that we expect revenues for 2002 to be approximately $420 million; earnings before interest, taxes, depreciation and amortization to be approximately $58 million; and net earnings to be approximately $12 million, or $0.67 per diluted share (without giving effect to any future acquisitions and/or joint venture partnerships and to the shares to be issued pursuant to this offering). Additionally, we anticipated that in 2002 the discontinuance, in accordance with new accounting rules adopted in both Canada and the United States, of amortization for goodwill and intangible assets with an indefinite life is expected to add approximately
$4 million in net earnings, or $0.23 per diluted share (without giving effect to any future acquisitions and/or joint venture partnerships and to the shares to be issued pursuant to this offering) for total expected net earnings of approximately $16 million, or $0.90 per diluted share. See "Management's discussion and analysis of financial condition and results of operations--Accounting Pronouncements" regarding the new accounting rules and required tests of impairment of goodwill and intangible assets which we are subject to beginning January 1, 2002. Our achievement of the results anticipated in the press release and in this paragraph is and will continue to be subject to all of the risks and uncertainties described below under "Risk factors" and "Forward-looking information."

The offering

Common shares offered by:

Dynacare.....................................  2,700,000 shares

Selling shareholders.........................  2,300,000 shares

  Total......................................  5,000,000 shares

Common shares to be outstanding after this
  offering...................................  19,628,937 shares

Nasdaq National Market Symbol................  DNCR

Toronto Stock Exchange Symbol................  DNA

Use of proceeds..............................  We intend to use the net proceeds from this offering for working capital and general
                                               corporate purposes, including a pay-down of
                                               our outstanding revolving credit borrowings,
                                               which totaled approximately $3.9 million as
                                               of June 30, 2001, and for funding potential
                                               acquisitions and joint venture partnerships.
                                               See "Use of proceeds." We will not receive
                                               any of the proceeds from the sale of shares
                                               by the selling shareholders.

Risk factors.................................  Investing in our common shares involves significant risks. See "Risk factors."


Unless we indicate otherwise, the information in this prospectus does not assume the exercise of the underwriters' over-allotment option.



Unless we indicate otherwise, the number of common shares to be outstanding after this offering in this prospectus is based on the number of shares outstanding as of June 30, 2001 and excludes:



- 2,176,774 shares issuable upon the exercise of stock options outstanding as of June 30, 2001 under our stock option plans, of which 1,695,374 have a weighted average exercise price of Cdn$9.62 per share and 481,400 have a weighted average exercise price of $9.125 per share; and



- an aggregate of 687,543 shares available for future issuance under our stock option plans.


We have agreed to sell an aggregate of 750,000 additional common shares if the underwriters exercise in full their over-allotment option, which we describe in "Underwriting." If the underwriters exercise this option in full, 20,378,937 common shares will be outstanding after this offering.

HOW TO CONTACT US

Our principal executive office is located at 14900 Landmark Boulevard, Dallas, Texas and our telephone number is (972) 387-3200.

Summary consolidated financial and operating information

The following table sets forth a summary of our consolidated financial and operating information for the periods indicated and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000 and the related notes; our unaudited consolidated financial statements for the six months ended June 30, 2000 and 2001; "Management's discussion and analysis of financial condition and results of operations;" and "Business," included elsewhere in this prospectus. The summary consolidated statement of operations data set forth below for the years ended December 31, 1996 and 1997 are derived from our financial statements that have been audited by Ernst & Young LLP, which financial statements are not included in this prospectus. We prepared our consolidated financial statements in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in note 20 of our consolidated financial statements, included elsewhere in this prospectus.


In the opinion of management, the unaudited consolidated financial statements for the six months ended June 30, 2000 and 2001 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the historical consolidated financial position and our consolidated results of operations for those periods. Results of operations for the six months ended June 30, 2001 are not necessarily indicative of results for the full year.


                                                                                                           Six months ended
                                                             Years ended December 31,                          June 30,
                                             ---------------------------------------------------------   ---------------------
Income statement information:                     1996        1997        1998        1999        2000        2000        2001
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                                                         (in thousands of U.S. dollars, except per share amounts)
Revenues:
  U.S. operations..........................  $ 66,861    $ 80,365    $133,552    $173,566    $250,747    $120,631    $144,914
  Canadian operations......................    98,737      95,450      91,359      99,111     102,172      51,202      52,767
                                             --------    --------    --------    --------    --------    --------    --------
    Total revenues.........................   165,598     175,815     224,911     272,677     352,919     171,833     197,681

General and operating expenses.............   141,004     152,353     189,643     230,795     306,105     146,734     170,954
Depreciation...............................     4,094       4,819       6,433       8,351      11,368       5,192       5,775
Amortization of licenses and goodwill......     5,822       5,650       4,112       4,707       5,279       2,575       2,788
Non-recurring charges......................       608      82,554          --          --       6,750          --          --
                                             --------    --------    --------    --------    --------    --------    --------
Operating earnings (loss)..................    14,070     (69,561)     24,723      28,824      23,417      17,332      18,164
Interest expense...........................    13,383      13,713      15,486      19,457      22,477      11,087      10,645
Gain on sale of home healthcare
  operations...............................        --        (720)         --          --          --          --          --
                                             --------    --------    --------    --------    --------    --------    --------
Earnings (loss) before income taxes........       687     (82,554)      9,237       9,367         940       6,245       7,519
Income taxes (benefit).....................      (265)    (27,417)      3,048       3,726      (5,085)(1)    1,741 (1)     (435)(1)
                                             --------    --------    --------    --------    --------    --------    --------
Net earnings (loss)........................  $    952    $(55,137)   $  6,189    $  5,641    $  6,025    $  4,504    $  7,954
                                             ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per share-basic............  $   0.10    $  (5.19)   $   0.52    $   0.47    $   0.48    $   0.38    $   0.47
                                             ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per share-diluted..........  $   0.09    $  (5.19)   $   0.52    $   0.45    $   0.46    $   0.36    $   0.46
                                             ========    ========    ========    ========    ========    ========    ========

                                                                                                         Six months ended
                                                           Years ended December 31,                          June 30,
                                           ---------------------------------------------------------   ---------------------
Other information:                              1996        1997        1998        1999        2000        2000        2001
----------------------------------------------------------------------------------------------------------------------------
                                                 (in thousands of U.S. dollars, except for non-financial information)
EBITDA (2)...............................  $ 24,594    $ 23,462    $ 35,268    $ 41,882    $ 46,814    $ 25,099    $ 26,727
Cash flow from operating activities......     4,768       9,093       8,601       4,764      23,918      13,448       6,269
Cash flow used in investing activities...    (9,225)    (28,392)     (4,717)    (37,536)    (61,707)    (35,949)    (18,104)
Cash flow provided by (used in) financing
  activities.............................     4,731      20,329        (901)     46,133      38,792      10,937       3,851
Facilities:
  Central laboratories...................         9          12          13          20          25          23          26
  Rapid response laboratories............        38          66          54          78          74          87          81
  Patient service centers................       150         221         236         264         292         288         316
Requisitions (in thousands)..............     5,103       5,738       7,976       9,557      12,407       6,162       6,908
Laboratory revenue by payor type:
  Canadian government agencies...........      50.8%       46.8%       36.8%       32.3%       25.6%       26.4%       24.2%
  Long-term hospital contracts...........      19.2%       21.1%       22.2%       18.8%       15.3%       16.3%       14.4%
  Community (non-hospital) and other
    (3)..................................      25.9%       26.9%       33.4%       39.5%       46.3%       45.7%       47.9%
  Medicare/Medicaid......................       4.1%        5.2%        7.6%        9.4%       12.8%       11.6%       13.5%



                                                                  As of
                                                              December 31,
                                                                  2000           As of June 30, 2001
Balance sheet information:                                       Actual        Actual      As adjusted
-------------------------------------------------------------------------------------------------------
                                                                   (in thousands of U.S. dollars)
Cash and cash equivalents...................................    $ 18,099      $ 10,170      $ 42,883(4)
Total assets................................................     348,976       359,395       392,108(4)
Long-term debt (5)..........................................     202,287       202,091       202,091
Total shareholders' equity..................................      55,251        63,861        96,574(4)


------------

(1) For the year ended December 31, 2000 and during the six months ended
    June 30, 2000 and 2001, we reduced the provision for deferred income taxes by $6.1 million, $2.0 million and $3.0 million, respectively, due to tax rate reductions announced by the Canadian federal and provincial governments. As of June 30, 2001, all of the tax rate reductions previously announced by the Canadian federal and provincial governments have been legislated.

(2) EBITDA represents earnings from operations, before deducting amounts for interest, income taxes, depreciation, amortization of licenses and goodwill, non-recurring charges and the gain on the sale of our home healthcare operation in July 1997. We believe that EDITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties. EBITDA is presented here in addition to net earnings, and does not represent cash flows from operations as defined by Canadian GAAP. EBITDA should not be considered as an alternative to, or more meaningful than, net earnings or cash flow as an indicator of our operating performance, or to cash flow as a measure of liquidity. See "Management's discussion and analysis of financial condition and results of operations" for a discussion of other measures of liquidity and operations that are included in our consolidated financial statements.

(3) Community (non-hospital) and other revenue includes revenues generated from all other sources including patients, physicians, clinics, third party insurance and managed care plans, but excludes amounts billed to Medicare and Medicaid.


(4) Adjusted to give effect to the net proceeds to us of the sale of 2,700,000 common shares pursuant to this offering at an assumed public offering price of $13.10 per share (the last sale price of our common shares on the Nasdaq National Market on October 31, 2001), without giving effect to our use of the proceeds.


(5) Excludes current portion of long-term debt.

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Risk factors

INVESTING IN OUR COMMON SHARES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISK FACTORS BELOW AND ALL OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON SHARES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS, OPERATIONS, OR FINANCIAL RESULTS. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON SHARES TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

We are subject to extensive, complex and changing government regulation.

The clinical laboratory testing industry is subject to significant governmental regulations at the federal, state or provincial, and local levels in the United States and Canada, including regulations with respect to:

- billing matters including prohibitions on fraud and abuse, kickbacks, rebates and fee splitting;

-   licensing and certification requirements;

- handling, transportation and disposal of medical specimens and hazardous waste;

-   quality assurance for clinical laboratories; and

-   occupational safety.

A large number of laboratories have been forced by the U.S. federal and state governments, as well as by private payors, to enter into substantial settlements under laws prohibiting fraudulent billing and providing for the recoupment of non-fraudulent overpayments. Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future.

Existing U.S. federal laws governing Medicare and Medicaid and other similar state laws impose a variety of broadly described restrictions on financial relationships among healthcare providers, including clinical laboratories. These laws include federal anti-kickback laws which prohibit clinical laboratories from, among other things, making payments or furnishing other benefits intended to induce the referral of patients for tests billed to Medicare, Medicaid or other federally funded programs. They also include self-referral prohibitions which prevent us from accepting referrals from physicians who have non-exempt ownership or compensation relationships with us as well as anti-markup and direct billing rules that may apply to our relationships with customers. Many states have similar laws. Furthermore, many state laws prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine.

The operations of our clinical laboratories in the United States are subject to a stringent level of regulation under the U.S. Clinical Laboratory Improvement Act of 1988 and subsequent amendments, or CLIA. For certification under CLIA, laboratories, such as ours in the United States and Canada, must meet various requirements, including requirements relating to quality assurance and personnel standards. Our laboratories are also subject to strict regulation by various states. Most of our clinical laboratories in the United States and Canada are accredited by the College of American Pathologists and are therefore subject to the College's requirements and evaluation. Compliance with such standards is verified by periodic inspections and requires participation in proficiency testing programs.

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8

Risk factors
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Our facilities may not pass all future inspections conducted to ensure compliance with federal or any other applicable licensing or certification laws.

Some of these statutes and regulations, principally in the area of billing, have not been interpreted by the courts and may be interpreted or applied in a manner that might adversely affect us. Substantial time and expense are required on an ongoing basis to ensure that we comply with existing regulations. Although we believe that we are in compliance with the applicable fraud and abuse laws and regulations, we may become the subject of a regulatory or other investigation or proceeding. Furthermore, changes in existing regulations or new regulations could have a material adverse effect on our profitability and financial condition.

Healthcare providers in Canada are subject to significant governmental regulation and licensing requirements, primarily at the provincial level but also at the federal and municipal levels. Laboratory licenses authorize clinical diagnostic laboratories to perform specific tests. The licensing and regulatory requirements relate to, among other matters, the conduct of testing and reporting of results, the handling and disposal of medical specimens and infectious and hazardous waste and other materials, the safety and health of laboratory employees and the proficiency of staff. The clinical laboratory testing industry in Canada is subject to periodic inspections by regulatory agencies.

Any failure to comply with licensing requirements or violation of other statutes and regulations may result in civil or criminal sanctions, and/or may also include:

-   the revocation of licenses, certifications and authorizations;

-   the denial of the right to conduct business;

- exclusion from participation in government healthcare programs such as Medicare and Medicaid;

-   significant fines; and

-   criminal penalties.

The imposition of any of these sanctions could have a material adverse effect on our profitability and financial condition.

See "Business--Regulation" for additional information regarding government regulations to which we are subject.

The complexities of billing for laboratory services in the United States may adversely affect our revenues, profitability and cash flows.

Billing for laboratory services in the United States is a complex process. Laboratories (including our laboratories) generally bill many different payors, including physicians, patients, insurance companies, Medicare, Medicaid and others. All of these payors have different billing requirements. In order to bill and receive payment for laboratory services, the physician and the patient must provide appropriate billing information, including medical necessity and diagnosis codes. Following up on incorrect or missing information generally slows down the billing process and increases the aging of accounts receivable. We assume the financial risk related to collection, including the potential uncollectibility of accounts from delays due to incorrect and missing information. Failure to meet the billing requirements of the different payors or to manage these collection risks could have a material adverse impact on our revenues, profitability, cash flows and financial condition. "Business--Billing--United States" discusses this topic in greater detail.

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Our growth strategy depends upon our ability to acquire clinical laboratories and enter into new joint venture partnerships. However, we may not be able to make acquisitions or enter into new joint venture partnerships that meet our target criteria.

A key element of our growth strategy is expansion through the acquisition of clinical laboratories and the creation of joint venture partnerships in new markets. We may not be able to acquire clinical laboratories or enter into joint venture partnerships that meet our target criteria on satisfactory terms, if at all.

Our acquisition program requires substantial capital resources, and the operation of our clinical laboratories requires ongoing capital expenditures. We may need to obtain additional capital or financing, from time to time, to fund these activities. Sufficient capital or financing may not be available to us on satisfactory terms, if at all. If we are unable to continue to grow through acquisitions and new joint venture partnerships, our growth may not meet investor expectations, and our share price may decline.

We may not be able to integrate acquired operations and joint venture partnerships successfully. This would adversely affect our profitability and financial condition.

Since the beginning of 1999, we made 18 acquisitions and entered into two new joint venture partnerships. Our growth strategy contemplates further acquisitions and joint venture partnerships. See "Business--Acquisitions and Joint Venture Partnerships" for additional details. Continued rapid growth may impair our ability to provide our laboratory services effectively and to manage our employees adequately. While we are taking steps to manage rapid growth, future profitability could be materially adversely affected if we are unable to do so effectively. The successful integration and management of acquired businesses involves numerous risks that could adversely affect our growth and profitability, including the risks that:

- our management may not be able to manage the acquired operations successfully and the integration may place significant demands on our management, diverting attention from our existing operations;

- our operational, financial and management systems may be incompatible with or inadequate to effectively integrate and manage acquired systems. For example, during 1999, we installed three new billing systems and upgraded three existing systems. As a result, the billing workflow was interrupted, causing an increase in our "days sales outstanding," a common measurement of the aging of accounts receivable. Further, any steps taken to implement changes in our systems may not be sufficient and may result in substantial costs, delays or other operational or financial problems;

- acquisitions may require substantial financial resources that otherwise could be used in the development of other aspects of our business;

- acquisitions may result in liabilities and contingencies, which could be significant to our operations; and

- personnel from our acquisitions and our existing businesses may not be able to work together successfully, which would adversely affect the operation of our businesses.

We may not be able to successfully integrate our acquisitions. Our failure to do so could adversely affect our business, profitability and financial condition.

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We have received and may continue to receive reduced payments for our services in the United States due to efforts by governmental payors, other third-party payors and managed care plans to control their costs.

We expect to continue to be subject to pricing pressures. We may lose business and we may be compelled to lower our prices due to increased pricing pressures. This may reduce our revenues and, since a significant portion of our costs are fixed, this could have a material adverse impact on our profitability.

Third party payors, including Medicare, Medicaid and health insurers, have increased their efforts to control the cost of providing healthcare services. As a result of these cost-control efforts, the reimbursement amounts we receive for testing services have been reduced from time to time.

For the six months ended June 30, 2001, approximately 18% of our U.S. revenues (14% of our total revenues) were from services provided under the Medicare and Medicaid programs. Legislative and regulatory changes continue to be introduced with an objective of reducing amounts paid for laboratory services under the Medicare and Medicaid programs. Examples of measures already adopted include:

- federal legislation that reduced ceilings on Medicare reimbursement to the clinical laboratory testing industry;

- reductions in the number of tests which may be concurrently ordered and billed for; and

- limits on our ability to bill for tests unless they are considered to be medically necessary and properly documented by a physician.

Due to these legislative and regulatory changes, we may not be reimbursed for a portion of our Medicare- and Medicaid-related testing. Further, in those cases where we are unable to bill Medicare or Medicaid, we might be able to bill patients directly. In these cases, however, we must rely on the patients to properly complete and sign forms approving the billing.

The law generally requires clinical laboratories to accept Medicare and Medicaid reimbursement amounts as payment in full. Therefore, when these payors unilaterally reduce the fees they are willing to pay, we must accept the reduced payments. Future reductions in payments could have a material adverse effect on our revenues, profitability and financial condition.

Due to their size, many third party payors and certain clients in the United States are able to negotiate favorable fee arrangements with healthcare providers. Approximately 45%-50% of our revenues in the United States for the six months ended June 30, 2001 were generated from third party payors and clients, excluding Medicare/Medicaid and long-term hospital contracts.

A substantial portion of our Canadian revenues is subject to Canadian regulatory limits that can prevent us from being paid for all of the testing services we are required to provide. Future reductions in provincial government payments or in our share of those payments, or the implementation of other measures, would reduce our revenues and profitability.

Our laboratory operations in Ontario are subject to an agreement with the Ontario government pursuant to which each laboratory service provider has been allocated a fixed share (referred to as a corporate funding cap) of an overall industry funding cap for government reimbursed services. For the six months ended June 30, 2001, approximately 73% of our Canadian revenues (20% of our total revenues) were for services that are subject to the corporate funding cap. Under the agreement, we do

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not receive government payments in excess of our annual corporate funding cap, even when we are required to provide testing services that would otherwise have a value in excess of the cap. Having to provide testing services in excess of our annual corporate funding cap could have a material adverse impact on our profitability and financial condition. Should a laboratory service provider perform testing valued below its corporate funding cap in any year, its funding would be reduced to the value of testing actually completed and the amount of the shortfall would be permanently reallocated to other laboratory service providers as an increase to their share of the corporate funding cap. Although we have continued to provide testing services in excess of our annual corporate funding cap, we cannot assure you that we will continue to process adequate test volumes to maintain our existing corporate funding cap in the future.


Through our joint venture partnership in Alberta, we have entered into a long-term agreement with the Capital Health Authority in Alberta to provide services in the Edmonton region. In addition, we have entered into agreements with several other regional health authorities in Northern Alberta. In the aggregate, these agreements accounted for approximately 17% of our Canadian revenues for the six months ended June 30, 2001 (approximately 5% of our total revenues). The loss or non-renewal of one or more of these contracts could have a material adverse impact on us.


Healthcare providers in Canada are subject to pricing pressures as the provincial governments attempt to control costs. In general, provincial governments in Canada continue to examine funding methods and laboratory delivery systems, with a longer-term view to improving the efficiency and cost effectiveness of laboratory services provided by both independent and hospital laboratories. Future changes which may be implemented by provincial governments in Canada may have a material adverse effect on the funding received by us.

As a result of the use of partially capitated payment contracts, the profitability of our long-term hospital contracts in the United States may be adversely affected by a number of factors beyond our control.

Six of our long-term hospital contracts generally provide for a fixed price per admission adjusted on a monthly basis for the hospital's acuity factor, regardless of the number or cost of tests performed during the month (excluding certain tests, such as esoteric tests and anatomic pathology services). Acuity commonly refers to the degree of severity of ailment and the complexity of treatment required. If the utilization per patient under these contracts increases, the contracts will be more costly for us to perform. The utilization per patient may not be directly related to acuity and may be affected by certain factors out of our control, including changes in physician test ordering patterns and other factors which affect test volume and mix of tests. Although the acuity adjustment is an indirect means of adjusting for changes in volumes and mix of tests, there is no direct adjustment for all factors affecting test utilization. An increase in test utilization and/or a change in the mix of tests per patient without a corresponding increase in acuity could lead to decreased profitability of these contracts which could have a material adverse effect on our profitability and cash flows.

The U.S. clinical laboratory testing market is intensely competitive. In the United States, where we have a relatively limited operating history, the clinical laboratory testing market is largely dominated by two large national laboratory companies. We may not have the necessary resources to compete effectively in that market.

The U.S. clinical laboratory testing business is highly competitive and we expect this high level of competition to continue. In the United States, the clinical laboratory testing market is dominated by two large independent clinical laboratories, each of which has nationwide operations and greater

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financial and purchasing power than we do and is considerably larger than we are. Accordingly, these competitors may:

- be able to respond more effectively to changes in the clinical laboratory testing and general financial markets;

-   benefit from greater economies of scale;

-   offer more aggressive pricing;

-   devote greater resources to the promotion of their services; and/or

- have greater ability to contract with managed care and group purchasing organizations.

In addition to competing with the two largest national laboratories, we also compete with many smaller niche, independent regional laboratories and hospital laboratories that provide community services in each of the local markets we serve. We may not be able to compete effectively in the U.S. market or to successfully implement our growth strategy in the United States. See "Business-- Competition" for additional information.

We are dependent upon a small number of hospital contracts for a significant portion of our revenues in the United States.

The primary way we provide services to hospitals is through long-term contracts pursuant to which we provide all of the hospital's laboratory testing. These contracts accounted for an aggregate of approximately 20% of our revenues in the United States (14% of our total revenues) for the six months ended June 30, 2001. One of these contracts is with an affiliate of Swedish Medical Center in Seattle, Washington. This contract expires in February 2005 and accounted for approximately 6% of our U.S. revenues (4% of our total revenues) for the six months ended June 30, 2001. Our hospital contracts may be terminated without our consent for our non-performance or in the event that changes in laws or regulations make the arrangements unlawful. The loss or non-renewal of one or more of these hospital contracts (the Swedish Medical contract in particular) could have a material adverse impact on our profitability and financial condition. Our contract with Memorial Hermann in Houston, Texas, which expired on September 30, 2000, was not renewed by the hospital. See "Business-- Acquisitions and Joint Venture Partnerships" for additional details.

Our substantial leverage could adversely affect our ability to run our business.

We have, and will continue to have, a significant amount of indebtedness. As of June 30, 2001, we had $207.5 million of long-term debt obligations outstanding. This indebtedness could have important consequences on our ability to operate our business effectively. For example, it could:

- limit our ability to borrow additional funds or to obtain other financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes;

- require us to dedicate a substantial portion of our cash flow from operations to pay down our indebtedness, thereby reducing the funds available for working capital, capital expenditures, acquisitions and general corporate purposes;

- make us more vulnerable to economic downturns and reduce our flexibility in responding to changing business and economic conditions;

- limit our flexibility in planning for, or reacting to, changes in our business or industry;

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-   place us at a competitive disadvantage to our competitors with less debt;
    and

- restrict our ability to pay dividends, repurchase or redeem our capital stock or debt, merge or consolidate with another entity or issue capital stock of our subsidiaries.

Our substantial leverage could adversely affect our ability to finance future operations or other capital needs or to engage in other business activities that may be in the best interests of our shareholders.

Any failure in our information technology systems could significantly increase testing turn-around time, reduce our production capacity and otherwise disrupt our operations. Any of these circumstances could reduce our customer base and result in lost revenue and adversely affect our profitability.

Our laboratory operations depend, in part, on the continued and uninterrupted performance of our information technology systems. The significant growth we have experienced in the United States through our acquisitions and joint venture partnerships has necessitated continued expansion and upgrading of our information technology infrastructure. Sustained system failures or interruption of our systems in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party.

Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions we have taken, unanticipated problems affecting our systems could cause interruptions in our information technology systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems. Our business, profitability and financial condition could be adversely affected by a system failure. See "Business--Information Technology" for additional information about our information technology.

Any failure by us to consolidate certain of our laboratory operations and implement cost management initiatives successfully could have a material adverse impact on our profitability.

An important component of our strategy is to enhance the profitability of our existing regional operations by consolidating certain of our laboratory operations and implementing cost-management initiatives. We have commenced the consolidation of certain of our operations in our Southwest Region and have undertaken various measures to reduce our cost of materials. Our failure to successfully implement these initiatives could adversely affect our profitability and financial condition.

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Claims brought against us could have an adverse impact on us. We may not have adequate insurance, and it may be more expensive or difficult for us to obtain adequate insurance in the future.

As a provider of healthcare services we are exposed to the risk of litigation. Plaintiffs have brought claims against clinical laboratories and other healthcare providers, alleging a variety of complaints, including malpractice. These actions may involve large claims and significant defense costs. We maintain professional malpractice liability insurance and general liability insurance in amounts that we believe are sufficient to cover claims arising out of our operations. Some claims, however, could exceed the scope of our coverage, or the coverage of particular claims could be denied. Our existing insurance may not continue to be sufficient or, in the future, policies for adequate levels of insurance may not be available to us at acceptable costs or at all. In addition, such litigation could adversely affect our existing and potential customer relationships, create adverse public relations and divert management's time and resources from the operation of the business. See "Business--Insurance" and "--Legal Proceedings" for additional details.

We depend significantly on key personnel. The loss of one or more of our key senior management personnel or a significant portion of our local management personnel would weaken our management team and our ability to deliver laboratory services efficiently and profitably.

Our success largely depends on the skills, experience and effort of our senior management. Our operations are also dependent on the efforts, ability and experience of key members of our local management staff. The loss of services of one or more members of our key senior management personnel or of a significant portion of any of our local management personnel could significantly weaken our management expertise and our ability to deliver laboratory services efficiently and profitably. See "Management" for more information.

Our performance depends on our ability to recruit and retain experienced and qualified personnel at our clinical laboratories. Shortages of qualified and experienced laboratory personnel in our markets could negatively impact our ability to operate our business efficiently and profitability.

The success of our laboratory operations depends on employing qualified and experienced laboratory professionals who perform our clinical laboratory testing or billing services. The healthcare industry is currently experiencing a shortage of qualified personnel. Hiring and retaining healthcare professionals in this tight labor market will be difficult due to intense competition for their services, which has caused increased salary and wage rates. The loss of healthcare professionals, the inability to recruit these individuals in our markets or overall salary and wage rate increases could adversely affect our ability to operate our business efficiently.

Any failure by us to comply with laws and regulations governing the confidentiality of medical information could adversely affect our ability to do business.

The disclosure and the use of confidential patient medical information are subject to substantial regulation by state, provincial and federal governments. Most states and provinces have laws that govern the use and disclosure of patient medical information and the right to privacy. Similarly, many federal laws also may apply to protect such information, including the Electronic Communications

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Privacy Act of 1986, and federal laws relating to confidentiality of mental health records and substance abuse treatment.

Legislation governing the dissemination and use of medical information is continually being proposed at both the state and federal levels. For example, the Health Insurance Portability and Accountability Act of 1996, also known as HIPAA, requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common healthcare transactions (such as claims information, plan eligibility, payment information and the use of electronic signatures); unique identifiers for providers, employers, health plans and individuals; security; privacy and enforcement. To date, the Department of Health and Human Services has released two standards, one governing healthcare transactions and the second relating to the privacy of individually identifiable health information (rules governing the security of health information have been proposed but not finalized). We have until October 2002 to comply with the transactions standards, and until February 2003 to comply with the privacy standards. In addition, many of these federal provisions do not preempt more stringent state laws and regulations. Future legislation may affect the dissemination of medical information that is not individually identifiable. Physicians and other persons providing patient information to us are also required to comply with these laws and regulations. If a patient's privacy is violated, or if we are found to have violated any state or federal statute or regulation with regard to the confidentiality, dissemination or use of patient medical information, we could be liable for damages or for civil or criminal fines or penalties.

The period of amortization for licenses and goodwill may be overestimated and therefore the value of our intangible assets may be less than that reflected in our financial statements.

Goodwill arises when an acquiror pays more for a business than the fair value of the tangible assets and the measurable intangible assets acquired. Canadian generally accepted accounting principles require that goodwill and other unmeasurable intangible assets, such as our Ontario clinical laboratory licenses, be amortized over a period which corresponds with the useful life of such assets. We have estimated that the amortization period for the majority of our goodwill and licenses is 40 years. However, if some of the goodwill or licenses proves to have a useful life shorter than 40 years, earnings reported in the periods following an acquisition would have been overstated. In
June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141-Business Combinations (FASB 141), and
No. 142-Goodwill and Other Intangible Assets (FASB 142), effective for fiscal years beginning after December 15, 2001. Similarly, in August 2001, the Canadian Institute of Chartered Accountants (CICA) issued handbook sections 1581-Business Combinations and 3062-Goodwill and Other Intangible Assets effective for fiscal years beginning January 1, 2002. Under the new U.S. and Canadian accounting rules, goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but will be subject to annual impairment tests. We may incur impairment charges for licenses and goodwill in the future, which would adversely impact our profitability and financial condition.

We may not be able to recover the value of our licenses and goodwill which make up approximately half of our consolidated assets.


As of December 31, 2000 and June 30, 2001, $166.7 million (approximately 48%) of our total consolidated assets of $349.0 million and $172.8 million (approximately 48%) of our total consolidated assets of $359.4 million, respectively, consisted of our Ontario clinical laboratory licenses


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and goodwill. Laboratory licenses are required to operate clinical laboratories and to receive reimbursement in Ontario. In 1997, we recorded a $79.4 million impairment charge against licenses and goodwill. The recently issued FASB 141 and 142 as well as CICA handbook sections 1581 and 3062 require the valuation of our licenses and goodwill on an annual basis and it is possible we may incur an additional impairment charge for licenses and goodwill in the future. Although the licenses and goodwill are included in our total consolidated assets in accordance with Canadian generally accepted accounting principles, we might not receive the amount so included in the event of a sale, liquidation or bankruptcy of any of the related businesses. For more information regarding our licenses and goodwill you should read note 4 to our consolidated financial statements.


Changes in technology could adversely impact our testing volumes and revenues.

The clinical laboratory testing industry is faced with changing technology and new product introductions. As an example, changes in technology may lead to the development of more cost effective point-of-care testing equipment that can be operated by physicians or other healthcare providers in their offices or by patients themselves without requiring the services of clinical laboratories. This could adversely impact our testing volumes, revenues and profitability.

Our operations may be adversely impacted by a catastrophic event, which could prevent us from operating our business in the affected region.

A catastrophic event such as an earthquake or flood could adversely impact one or more central laboratory facilities and could prevent us from operating our business in the affected regions. Although we have property and business interruption insurance, there is no assurance that these policies would adequately compensate us for the losses that may occur. The occurrence of any catastrophic event could impair our ability to operate our business.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. We were not significantly impacted because our regional structure limits our reliance on air transportation of specimens and because we do not have operations in the New York City and Washington D.C. markets. However, those terrorist attacks and the U.S. government's response may lead to further acts of terrorism, bio-terrorism and financial, economic and political instability. While the precise effects of such instability on our industry and our business are difficult to determine, it may have an adverse effect on our business, profitability and financial condition.

Our quarterly operating results have varied and we expect them to continue to vary.

Our results of operations have been and can be expected to continue to be subject to quarterly fluctuations. We experience lower testing volumes during the holiday and vacation seasons and, to a lesser extent, inclement weather. As a result, because a significant portion of our expenses are relatively fixed over the short term, our operating income as a percentage of revenue tends to decrease during the third quarter due to the summer vacation period and the fourth quarter due to the various holidays in that quarter. Our quarterly results can also fluctuate as a result of a number of other factors including the timing and transition of new acquisitions or joint venture partnerships and the loss, non-renewal or commencement of significant hospital contracts.

As a result of these fluctuations, we may experience losses. We believe that quarterly comparisons of our financial results should not be relied upon as an indication of future performance. See "Management's discussion and analysis of financial condition and results of operations--Overview" for additional details.

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As a result of our significant Canadian operations, our reported results may be affected by fluctuations in the exchange rate between the U.S. and Canadian dollars.

A significant portion of our revenues and expenses is derived from our operations in Canada, which transacts business in Canadian dollars. Therefore, our reported financial results from quarter-to-quarter may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars over the relevant periods.

RISKS RELATED TO THIS OFFERING

Some of our existing shareholders can exert control over us and may not make decisions that are in the best interests of all shareholders.


Immediately after the closing of this offering our officers, directors and greater than 5% shareholders will beneficially own an aggregate of 10,527,773 common shares. This number represents approximately 48% of our shares to be outstanding (including shares issuable upon exercise of outstanding options) immediately after the closing of this offering (assuming no exercise by the underwriters of their over-allotment option). As a result, these shareholders will effectively control the outcome of our actions that require shareholder approval. For example, these shareholders may be able to elect all of our directors, delay or prevent a transaction in which shareholders might receive a premium over the prevailing market price for their shares, delay or prevent the approval of any merger or consolidation involving us and prevent changes in control or management. These significant shareholders may have interests that differ from those of other shareholders. See "Principal and selling shareholders" for further information about our existing shareholders.


The price of our common shares may be volatile and this may adversely affect our shareholders.

The market price for our common shares following this offering may be affected by a number of factors, including the following:

-   seasonal fluctuations in operating results;

-   failure to achieve operating results projected by securities analysts;

-   changes in earnings estimates or recommendations by securities analysts;

-   developments in our industry;

-   variations in our or our competitors' operating results; and

- general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive and diverts management's attention and resources.

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Existing shareholders may sell their common shares after this offering. This could cause the market price of our common shares to decline significantly and cause your shareholding to be diluted.


Upon completion of this offering, we will have outstanding 19,628,937 common shares, and options to acquire 2,176,774 additional common shares. Of our outstanding shares, 10,418,023 shares will be freely tradable, and 9,210,914 shares will be "restricted securities," as the term is defined in Rule 144 under the Securities Act and for purposes of Canadian securities laws. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act or are sold under a prospectus or a prospectus exemption in Canada. See "Shares eligible for future sale" for a more detailed discussion of these shares.



Of the 16,928,937 common shares outstanding prior to completion of this offering, 11,510,914 shares, pursuant to lock-up agreements with our directors and officers and the selling shareholders (and their affiliates), may not be sold or otherwise disposed of for a period of 90 days after the date of this prospectus without the prior written consent of UBS Warburg LLC, other than 2,300,000 common shares held by the selling shareholders which are being sold pursuant to this offering.


As of June 30, 2001, we have options outstanding to acquire 2,176,774 of our common shares which were issued in the past at prices significantly below the offering price per share in this offering. If and when these options are exercised there will be further dilution to investors in all common shares. See "Dilution" for additional information.

In addition, some of our current shareholders have "demand" and/or "piggyback" registration rights in connection with future offerings of our common shares. Pursuant to these rights, it is contemplated that our selling shareholders will sell 2,300,000 common shares in this offering. "Demand" rights generally permit the holders to require us to register their shares under the Securities Act at our expense. "Piggyback" rights provide for notice to the relevant holders of our shares if we propose to register any of our securities under the Securities Act and grant such holders the right to include their shares in the registration statement. See "Principal and selling shareholders--Registration Rights Agreement" for a more detailed discussion of these registration rights.

We will have broad discretion as to the use of proceeds of this offering and may fail to use them effectively.

We expect to use a portion of the net proceeds of this offering to fund future growth through acquisitions and joint venture partnerships. While we engage in discussions on a regular basis regarding possible acquisitions and joint venture partnerships, at present we have no current agreements for any material acquisitions or joint venture partnerships. However, our management will have broad discretion in utilizing the proceeds and may use them in ways with which you and our other shareholders may disagree. We may not be able to invest these funds effectively, which would adversely affect our profitability and financial condition.

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Forward-looking information


Some of the statements that we make under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. These statements (which include in particular, but are not limited to, those referred to under "Prospectus summary--Recent Developments") relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk factors". You should keep in mind these risk factors and other cautionary statements in this prospectus, including those contained in "Management's discussion and analysis of financial condition and results of operations" and "Business." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.


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Use of proceeds


We estimate that the net proceeds to us from the sale of the 2,700,000 common shares in this offering will be approximately $32.7 million ($42.0 million if the underwriters' over-allotment option is exercised in full), at an assumed public offering price of $13.10 per share (the last sale price of our common shares on the Nasdaq National Market on October 31, 2001), after deducting estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from the sale of common shares by the selling shareholders.


We expect to use the net proceeds from this offering for working capital and general corporate purposes, including a pay-down of all our outstanding Canadian and U.S. revolving working capital facilities which amounted to approximately $3.9 million at June 30, 2001 as described under "Description of indebtedness," and to fund potential acquisitions and joint venture partnerships.

We have no current agreements for any potential material acquisitions or joint venture partnerships. Further, we have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to use the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

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Market price of our common shares

On November 22, 2000, we completed an initial public offering of our common shares in the United States and Canada. As a result of such issuance, we sold 5,003,000 common shares in the United States for proceeds of $50.0 million, before costs of $3.6 million, and began trading on The Nasdaq National Market and the Toronto Stock Exchange under the symbols "DNCR" and "DNA," respectively. Additionally, one of the selling shareholders sold 375,000 common shares in that offering to cover part of the exercised portion of the underwriters' over-allotment option.

The following table sets forth for the periods indicated the high and low sales prices for our common shares reported on The Nasdaq National Market composite tape.

Fiscal year ended December 31, 2000                                High        Low
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Fourth Quarter..............................................  $  11.00     $ 8.38


Fiscal year ended December 31, 2001                                High        Low
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First Quarter...............................................  $  10.94     $ 3.50
Second Quarter..............................................  $  11.51     $ 4.00
Third Quarter...............................................  $  14.71     $ 8.10
Fourth Quarter (through October 31).........................  $  14.63     $10.45



As of October 31, 2001, 16,949,353 of our common shares were outstanding, which were held by 23 registered holders.


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Dividend policy

We have not paid any cash dividends since 1993. We currently anticipate retaining all of our future earnings, if any, to support operations and to finance the growth and development of our business. Consequently, we do not anticipate paying any dividends for the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant. The indenture governing our 10.75% senior unsecured notes contains covenants that among other things limits our ability and the ability of our subsidiaries to pay dividends and incur additional indebtedness.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of June 30, 2001:

-   on an actual basis;


- on an adjusted basis to give effect to the sale by us of 2,700,000 common shares in this offering at an assumed public offering price of $13.10 per share (the last sale price of our common shares on the Nasdaq National Market on October 31, 2001), less estimated underwriting discounts and commissions and estimated offering expenses.


This table should be read with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                As of June 30, 2001
                                                              -----------------------
                                                                 Actual   As adjusted
                                                                    (Unaudited)
-------------------------------------------------------------------------------------
                                                                 (in thousands of U.S.
                                                              dollars, except share data)
Long-term debt, less current portion........................    $202,091        $202,091
                                                                --------        --------
Shareholders' equity:
  Common shares; 16,928,937 shares issued and outstanding on an actual basis and 19,628,937 shares issued and
    outstanding on an as adjusted basis.....................      98,617         131,330
  Foreign currency translation adjustment...................       1,375           1,375
  Accumulated deficit.......................................     (36,131)        (36,131)
                                                                --------        --------
Total shareholders' equity..................................      63,861          96,574
                                                                --------        --------
Total capitalization........................................    $265,952        $298,665
                                                                ========        ========


The number of common shares to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2001, assumes no exercise of the underwriters' over-allotment option, and excludes:

- 2,176,774 shares issuable upon the exercise of stock options outstanding as of June 30, 2001 under our stock option plans of which 1,695,374 have a weighted average exercise price of Cdn$9.62 per share and 481,400 have a weighted average exercise price of $9.125 per share; and


- at June 30, 2001, an aggregate of 687,543 shares available for future issuance under our stock option plans.


--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Dilution


If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price per share and the adjusted net tangible book value per share after giving effect to this offering. The net tangible book value of our common shares as of June 30, 2001 was ($109.0) million, or approximately ($6.44) per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares in this offering and the net tangible book value per share immediately after the completion of this offering. After giving effect to our sale of 2,700,000 common shares in this offering at an assumed public offering price of $13.10 per share (the last sale price of our common shares on the Nasdaq National Market on October 31, 2001) (less estimated underwriting discounts and commissions and estimated offering expenses), our adjusted net tangible book value as of June 30, 2001 would be ($76.2) million, or ($3.88) per share. This represents an immediate increase in net tangible book value of $2.56 per share to existing shareholders and an immediate dilution in net tangible book value of $16.98 per share to new investors. Investors participating in this offering will incur immediate, substantial dilution. The following table illustrates the per share dilution:



Assumed public offering price per share.....................              $13.10
  Net tangible book value per share as of June 30, 2001.....  ($ 6.44)
  Increase attributable to existing investors...............     2.56
                                                              -------
Adjusted net tangible book value per share after this
  offering..................................................               (3.88)
                                                                          ------
Dilution per share to new investors.........................              $16.98
                                                                          ======



The following table summarizes, as of June 30, 2001, the differences between the total consideration paid and the average price per share paid by existing shareholders and by new investors purchasing shares in this offering before deducting the estimated underwriting discounts and commissions and our estimated offering expenses.



                                          Shares purchased     Total consideration      Average price
                                         Number    Percent          Amount    Percent       per share
-----------------------------------------------------------------------------------------------------
Existing shareholders.............  16,928,937      86.2%    $101,470,753      74.2%        $ 5.99
New investors.....................   2,700,000      13.8%      35,370,000      25.8%        $13.10
                                    ----------     -----     ------------     -----
  Total...........................  19,628,937     100.0%    $136,840,753     100.0%        $ 6.97
                                    ==========     =====     ============     =====


The number of common shares to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2001, assumes no exercise of the underwriters' over-allotment option, and excludes:

- 2,176,774 shares issuable upon exercise of stock options outstanding as of June 30, 2001 under our stock option plans of which 1,695,374 have a weighted average exercise price of Cdn$9.62 per share and 481,400 have a weighted average exercise price of $9.125 per share; and


- an aggregate of 687,543 shares available for future issuance under our stock option plans.


To the extent that any of these options are exercised, there will be further dilution to new investors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following table sets forth our selected consolidated financial information for the periods indicated and should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 1998, 1999 and 2000 and the related notes; our unaudited consolidated financial statements for the six months ended June 30, 2000 and 2001; and "Management's discussion and analysis of financial condition and results of operations," included elsewhere in this prospectus. The selected consolidated statement of operations data set forth below for the years ended December 31, 1996 and 1997 and the balance sheet data at December 31, 1996, 1997 and 1998 are derived from our financial statements that have been audited by Ernst & Young LLP, which financial statements are not included in this prospectus. We prepare our consolidated financial statements in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in note 20 of the consolidated financial statements included elsewhere in this prospectus.


In the opinion of management, the unaudited consolidated financial statements for the six months ended June 30, 2000 and 2001 contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the historical consolidated financial position and our consolidated results of operations for those periods. Results of operations for the six months ended June 30, 2001 are not necessarily indicative of results for the full year.



                                                                                                     Six months ended
                                                   Years ended December 31,                              June 30,
Income statement                ---------------------------------------------------------------  ------------------------
information:                           1996         1997         1998         1999         2000         2000         2001
-------------------------------------------------------------------------------------------------------------------------
                                         (in thousands of U.S. dollars, except for share and per share amounts)
Revenues:
  U.S. operations.............  $    66,861  $    80,365  $   133,552  $   173,566  $   250,747  $   120,631  $   144,914
  Canadian operations.........       98,737       95,450       91,359       99,111      102,172       51,202       52,767
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues............      165,598      175,815      224,911      272,677      352,919      171,833      197,681
General and operating
  expenses....................      141,004      152,353      189,643      230,795      306,105      146,734      170,954
Depreciation..................        4,094        4,819        6,433        8,351       11,368        5,192        5,775
Amortization of licenses and
  goodwill....................        5,822        5,650        4,112        4,707        5,279        2,575        2,788
Non-recurring charges.........          608       82,554           --           --        6,750           --           --
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating earnings (loss).....       14,070      (69,561)      24,723       28,824       23,417       17,332       18,164
Interest expense..............       13,383       13,713       15,486       19,457       22,477       11,087       10,645
Gain on sale of home health-
  care operation..............           --         (720)          --           --           --           --           --
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Earnings (loss) before income
  taxes.......................          687      (82,554)       9,237        9,367          940        6,245        7,519
Income taxes (benefit)........         (265)     (27,417)       3,048        3,726       (5,085)(1)     1,741(1)        (435)(1)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net earnings (loss)...........  $       952  $   (55,137) $     6,189  $     5,641  $     6,025  $     4,504  $     7,954
                                ===========  ===========  ===========  ===========  ===========  ===========  ===========
Earnings (loss) per share--
  basic.......................  $      0.10  $     (5.19) $      0.52  $      0.47  $      0.48  $      0.38  $      0.47
Earnings (loss) per share--
  diluted.....................  $      0.09  $     (5.19) $      0.52  $      0.45  $      0.46  $      0.36  $      0.46
Weighted average number of
  shares outstanding--basic...    9,982,839   10,631,650   11,880,914   11,880,914   12,482,368   11,880,914   16,891,418
Weighted average number of
  shares
  outstanding--diluted........   10,161,038   10,631,650   11,880,914   12,464,105   13,143,971   12,443,119   17,146,611


------------------------------

(1) For the year ended December 31, 2000 and during the six months ended June 30, 2000 and 2001, we reduced the provision for deferred income taxes by $6.1 million, $2.0 million and $3.0 million, respectively, due to tax rate reductions announced by the Canadian federal and provincial governments. As of June 30, 2001, all of the tax rate reductions previously announced by the Canadian federal and provincial governments have been legislated.

--------------------------------------------------------------------------------
26

Selected consolidated financial data
--------------------------------------------------------------------------------

                                                        As of December 31,                          As of June 30,
                                     ---------------------------------------------------------   ---------------------
Balance sheet information:                1996        1997        1998        1999        2000        2000        2001
----------------------------------------------------------------------------------------------------------------------
                                                              (in thousands of U.S. dollars)
Total assets.......................  $262,358    $211,165    $231,130    $288,519    $348,976    $322,845    $359,395
Long-term debt(1)                     124,763     143,689     152,731     198,788     202,287     204,050     202,091
Shareholders' equity (deficit).....    41,635      (9,931)     (3,968)      1,646      55,251       6,601      63,861

------------------------------

(1) Excludes current portion of long-term debt.

U.S. GAAP:

                                                                                                   Six months ended
                                                     Years ended December 31,                          June 30,
                                     ---------------------------------------------------------   ---------------------
Income statement information:             1996        1997        1998        1999        2000        2000        2001
----------------------------------------------------------------------------------------------------------------------
                                                 (in thousands of U.S. dollars, except per share amounts)
Revenues...........................  $147,030    $112,574    $125,310    $164,945    $233,487    $114,882    $130,608
Earnings (loss) from continuing
  operations before extraordinary
  item.............................  $    974    $(48,515)   $  5,943    $  5,390    $   (794)   $  2,420    $ 13,664(1)
Net earnings (loss)................  $ (1,247)   $(48,515)   $  5,943    $  5,390    $   (794)   $  2,420    $ 13,664(1)
Earnings (loss) per share--basic     $  (0.12)   $  (4.56)   $   0.50    $   0.45    $  (0.06)   $   0.20    $   0.81
Earnings (loss) per share from
  continuing operations before
  extraordinary item--basic........  $   0.10    $  (4.56)   $   0.50    $   0.45    $  (0.06)   $   0.20    $   0.81

------------------------------

(1) For the six months ended June 30, 2001, earnings from continuing operations and net earnings have increased as a result of a reduction in the provision for deferred income taxes by $9.1 million due to tax rate reductions legislated by the Canadian federal and provincial governments.

                                                        As of December 31,                          As of June 30,
                                     ---------------------------------------------------------   ---------------------
Balance sheet information:                1996        1997        1998        1999        2000        2000        2001
----------------------------------------------------------------------------------------------------------------------
                                                              (in thousands of U.S. dollars)
Total assets.......................  $264,330    $207,429    $210,662    $285,856    $339,663    $309,716    $344,587
Long-term debt(1)..................   131,443     145,381     144,647     202,296     199,404     201,253     198,959
Shareholders' equity (deficit).....    40,009      (2,664)      3,038       8,755      56,571      12,102      72,149

------------------------------

(1) Excludes current portion of long-term debt.

--------------------------------------------------------------------------------

Selected consolidated financial data
--------------------------------------------------------------------------------


The following tables set forth our unaudited quarterly financial data for each quarter within the years ended December 31, 1999 and 2000 and for the three months ended March 31, 2001 and June 30, 2001. Our interim consolidated financial statements are prepared in accordance with Canadian GAAP.


                                                      Three months ended
                                  March 31,       June 30,     September 30,    December 31,
                                 ------------------------------------------------------------
Income statement information:                                1999
---------------------------------------------------------------------------------------
                                  (in thousands of U.S. dollars, except for share and per share amounts)
Revenues:
  U.S. operations..............   $    38,637     $    41,247      $   47,714        $   45,968
  Canadian operations..........        23,836          24,704          23,947            26,624
                                  -----------     -----------      ----------        ----------
    Total revenues.............   $    62,473     $    65,951      $   71,661        $   72,592
                                  -----------     -----------      ----------        ----------
General and operating
  expenses.....................   $    52,118     $    55,170      $   61,456        $   62,051
                                  -----------     -----------      ----------        ----------
Net earnings...................   $     1,925     $     1,844      $    1,044        $      828
                                  -----------     -----------      ----------        ----------
Earnings per share--basic......   $      0.16     $      0.16      $     0.09        $     0.07
Earnings per share--diluted....   $      0.16     $      0.15      $     0.08        $     0.07
Weighted average number of
  shares outstanding--basic....    11,880,914      11,880,914      11,880,914        11,880,914
Weighted average number of
  shares
  outstanding--diluted.........    12,298,947      12,330,503      12,345,512        12,517,100

                                                      Three months ended                            Three months ended
                                  March 31,       June 30,     September 30,    December 31,     March 31,       June 30,
                                 ------------------------------------------------------------------------------------------
Income statement information:                                2000                                          2001
---------------------------------------------------------------------------------------------------------------------------
                                           (in thousands of U.S. dollars, except for share and per share amounts)
Revenues:
  U.S. operations..............  $    54,773    $    65,858     $    68,353      $    61,757    $    70,021    $    74,893
  Canadian operations..........       25,162         26,040          25,553           25,423         25,787         26,980
                                 -----------    -----------     -----------      -----------    -----------    -----------
    Total revenues.............  $    79,935    $    91,898     $    93,906      $    87,180    $    95,808    $   101,873
                                 -----------    -----------     -----------      -----------    -----------    -----------
General and operating
  expenses.....................  $    68,012    $    78,721     $    82,575      $    76,796    $    83,140    $    87,814
                                 -----------    -----------     -----------      -----------    -----------    -----------
Net earnings(1)................  $     2,619    $     1,885     $       962      $       559    $     2,089    $     5,865
                                 -----------    -----------     -----------      -----------    -----------    -----------
Earnings per share--basic......  $      0.22    $      0.16     $      0.08      $      0.04    $      0.12    $      0.35
Earnings per share--diluted....  $      0.21    $      0.15     $      0.08      $      0.04    $      0.12    $      0.34
Weighted average number of
  shares outstanding--basic....   11,880,914     11,880,914      11,880,914       14,273,653     16,883,914     16,898,922
Weighted average number of
  shares
  outstanding--diluted.........   12,433,865     12,443,119      12,540,235       14,964,343     17,126,409     17,165,944

(1) Net earnings for the three months ended March 31, June 30, September 30 and December 31, 2000 and the three months ended March 31 and June 30, 2001, include a reduction in the provision for deferred income taxes of $0.9 million, $1.1 million, $Nil and $4.1 million and $Nil and $3.0 million, respectively, due to tax rate reductions enacted by the Canadian federal and provincial governments.

--------------------------------------------------------------------------------
28

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS, WHICH ALSO INCLUDES INFORMATION REGARDING OUR SIX MONTHS ENDED JUNE 30, 2001 AND 2000. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF THE RISKS SET FORTH UNDER "RISK FACTORS," OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

We are the third largest independent provider of clinical laboratory testing services in North America as measured by revenues. Our growth in Canada occurred through the acquisition of 12 laboratories during the period from 1987 through 1992, including our acquisition in 1992 of the Canadian laboratory operations of SmithKline Beecham p.l.c., as well as internal growth. In 1992 we went public in Canada on The Toronto Stock Exchange.


We entered the U.S. laboratory market in 1993 with the purchase of an 80% interest in Clinical Laboratories Cheyenne. Since then we have made 23 acquisitions and entered into five joint venture partnerships.


In July 1995 we formed a joint venture partnership in Alberta, in which we hold an approximate 43% interest, with our two major competitors in Northern Alberta. The Alberta Partnership currently has an approximate 60% market share of the clinical laboratory testing business in Northern Alberta. In June 1997 we formed a joint venture partnership in Ontario, in which we hold an approximate 73% interest, with two of our competitors in Ontario. The Ontario Partnership currently has an approximate 31% share of the non-hospital clinical laboratory testing market in Ontario.

In May 1997 we were "taken private" through a Cdn$45.2 million payment to our shareholders, other than the Latner Group, which was financed primarily by Golder, Thoma, Cressey, Rauner V, L.P. and its affiliates, a Chicago-based equity investor group.

In February 1999 we issued $70.0 million aggregate principal amount of senior notes upon the same terms and conditions as the $125.0 million of 10.75% senior notes which we issued in January 1996. The proceeds of the $70.0 million note offering were primarily used to fund our U.S. growth strategy and to repay bank indebtedness that had been incurred for that purpose.

On November 22, 2000, we sold 5,003,000 common shares in an initial public offering pursuant to a Form F-1 registration statement filed with the Securities and Exchange Commission in the United States and a prospectus filed with the Ontario Securities Commission in Canada. The net proceeds of the offering were $46.4 million. Our common shares are listed on the Nasdaq National Market and Toronto Stock Exchange under the symbols "DNCR" and "DNA" respectively. Additionally, one of the selling shareholders sold 375,000 common shares in that offering to cover part of the exercised portion of the underwriters' over-allotment option.


Our revenues from our U.S. and Canadian operations for the six months ended
June 30, 2001 were $144.9 million and $52.8 million, respectively. Approximately 20% of the revenues from our U.S. operations for the six months ended June 30, 2001 was from long-term contracts with hospitals, 18% was from Medicare and Medicaid, 62% was from various community related payors (including third party insurance, physicians, clinics and patients). Approximately 90% of the revenues from our Canadian operations was from provincial government sources, while the remaining 10% was from a variety of third party payors.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Our results of operations have been and can be expected to continue to be subject to quarterly fluctuations. We experience lower testing volumes during the holiday and vacation seasons and, to a lesser extent, in inclement weather. As a result, because a significant portion of our expenses is relatively fixed over the short term, our operating income as a percentage of revenue tends to decrease during the third quarter due to the summer vacation period and during the fourth quarter due to the various holidays in that quarter.

Our quarterly results can also fluctuate as a result of a number of other factors including the timing and transition of new acquisitions or joint venture partnerships and completion, non-renewal or commencement of significant hospital contracts.

ACQUISITIONS AND JOINT VENTURE PARTNERSHIPS

Our growth strategy includes expanding our existing network of laboratory operations by entering new regional markets through strategic acquisitions of existing laboratory operations or forming joint venture partnerships with prominent hospitals. In regions in which we currently operate, we complement our internal "same store" growth by "fold-in" acquisitions. "Fold-in" acquisitions are typically smaller laboratory acquisitions which can be consolidated into our existing operations, maximizing synergies and increasing our market presence. In 2000, we made five fold-in acquisitions in the United States in which we invested a total of $14.7 million. In addition, we entered one new regional market through the acquisition of LabSouth in Alabama for a total investment of $23.8 million. Finally, we invested $2.4 million in the Allegheny Partnership with the Allegheny Hospital in Pittsburgh, Pennsylvania which commenced operations in December 2000.

In 2001, we acquired the assets and operations of Medical Arts Laboratory, which provided us with entry into the Oklahoma market. In addition, through two of our joint venture partnerships we acquired the laboratory assets and operations of two fold-in laboratories, one in Illinois and one in Texas, for a total purchase price of $9.9 million.

The Memorial Hermann Partnership, which commenced operations in 1995 and reflected our joint venture partnership model and strategy, successfully grew from a hospital based laboratory in 1995 to a laboratory with a significant community outreach business. In 2000, this joint venture partnership underwent a transition which included the following elements:

- as a result of the merger of the Hermann Hospital with the Memorial System, the Memorial Hermann Partnership's laboratory services agreement with Hermann Hospital was not renewed upon its expiration in September 2000. The contract accounted for approximately $9.0 million of our revenues on an annualized basis.

- the joint venture partnership relocated its laboratory operations from the Hermann Hospital to a new 66,800 square foot facility in Houston, Texas.

- the geographic market of the joint venture partnership was expanded and accordingly on October 1, 2000, we sold several wholly owned smaller laboratory operations in Texas to the joint venture partnership for the value of our original investment in these operations.


On October 31, 2001 we acquired Memorial Hermann's interest in the joint venture partnership. The consideration for the acquisition was a cash payment of $2.0 million on closing, with payments of $0.5 million to be made on each of the first and second anniversaries of the closing.


For more information about these acquisitions, joint venture partnerships and the Memorial Hermann Partnership see "Business--Acquisitions and Joint Venture Partnerships."

--------------------------------------------------------------------------------
30

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

OUR REVENUES

We recognize revenues on the accrual basis at the time we provide services, which approximates the time test results are reported. Our revenues are stated net of all contractual allowances and discounts. In the United States, payments for laboratory services performed for certain payors are subject to contractual allowances, which are price discounts negotiated by us with the various payors.

In arriving at net revenues in Canada, we deduct certain allowances and discounts relating to our reimbursement agreement with the Ontario government. Since 1997, the laboratory industry in Ontario has been subject to an agreement with the Ontario provincial government pursuant to which each laboratory is allocated a fixed share of the overall industry funding cap each year. Factors can arise to cause an individual laboratory to receive more than its pro rata share of the cap, obligating it to reimburse the Ontario government for such excess. An estimate of any excess would be made and withheld by the Ontario government from monthly payments to be made to us with any residual amounts payable being settled subsequent to year end.

DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

We report our consolidated financial statements using Canadian GAAP with a reconciliation to U.S. GAAP included in the notes to our financial statements. Significant U.S.-Canadian GAAP differences applicable to our consolidated financial statements are noted below:

ACCOUNTING FOR JOINT VENTURE PARTNERSHIPS. Under Canadian GAAP we include in our financial statements our pro rata share of the revenues and expenses, as well as of the assets and liabilities, of our joint venture partnerships. Under U.S. GAAP, we would be required to account for the joint venture partnerships by the equity method, with the earnings or losses of our joint venture partnerships included as earnings or losses from equity investments and the assets and liabilities of the joint ventures included in equity investments in the statement of financial position.

Although the use of the proportionate consolidation method as compared to the equity method of accounting impacts our consolidated statements of financial position, operations and cash flows, it does not impact our consolidated shareholders' equity or net earnings.

ACCOUNTING FOR INCOME TAXES. Under Canadian GAAP, the impact of changes in income tax rates are recorded when the changes in tax rates have been substantively enacted. Under U.S. GAAP, changes in income tax rates are recorded when the change in tax rates has been legislated. For the year ended
December 31, 2000, we recorded a tax benefit of $6.1 million due to substantively enacted tax rate reductions introduced by the Canadian federal and provincial governments. We recorded a further tax benefit of $3.0 million for the six months ended June 30, 2001. As of June 30, 2001, all of the changes in the Canadian income tax rates, including those recorded for the year ended December 31, 2000, have been legislated and accordingly as at June 30, 2001, no differences exist between U.S. and Canadian GAAP related to the tax benefits that have been reflected in our financial statements.

ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No 141-Business Combinations (FASB 141), and
No. 142-Goodwill and Other Intangible Assets (FASB 142), effective for fiscal years beginning after December 15, 2001. Similarly, in August 2001, the Canadian Institute of Chartered Accountants issued handbook sections 1581-Business Combinations and 3062-Goodwill and Other Intangible Assets effective for fiscal years

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

beginning January 1, 2002. Under the new U.S. and Canadian accounting rules, goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful life.

It is estimated that our net earnings for the six months ended June 30, 2001 would have increased by approximately $2.0 million or a diluted earnings per share of $0.11 if goodwill and intangible assets deemed to have an indefinite life were not amortized during this period.

We will perform the required impairment tests of goodwill and intangible assets with an indefinite life effective as of January 1, 2002, and have not yet determined what the effect of these tests will be on our net earnings and financial position. We may incur impairment charges for licenses and goodwill in the future, which would adversely impact our profitability and financial position.

In August 2001, the Financial Accounting Standards Board issued Standard
No. 144--Accounting for the Impairment or Disposal of Long-Lived Assets
("FASB 144") effective for fiscal years beginning after December 15, 2001. This statement supersedes FASB 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. FASB 144 retains the fundamental provisions of FASB 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. We have not yet determined what the effect of FASB 144 will be on our net earnings and financial position.

RESULTS OF OPERATIONS

Six months ended June 30, 2001 compared to six months ended June 30, 2000.

Revenues

Revenues for the six months ended June 30, 2001 were $197.7 million, an increase of $25.9 million, or 15.1%, from $171.8 million in the comparable 2000 period. This increase in revenues for the six months ended June 30, 2001, resulted primarily from the continuing growth in our U.S. operations, where revenues increased by $24.3 million to $144.9 million.

The increase in revenues for the six months ended June 30, 2001 from our U.S. operations was due to:

- growth of 7.6% in community or non-hospital revenues in our existing operations;

- additional revenues generated by our 2001 acquisitions of Medical Arts Laboratory and the two other laboratories as previously described, and our 2000 acquisitions which included, LabSouth, West Texas Pathology Laboratory, CHRISTUS Santa Rosa HealthCare, Olympic Laboratory, Shoals Laboratory, Accu-Path Laboratory and our joint venture partnership with the Allegheny Hospital in Pittsburgh, Pennsylvania (Allegheny Partnership).

The increase in revenues was offset in part by the non-renewal of the Hermann Hospital contract in October 2000 and a reduction in revenues recognized by us related to several smaller laboratories in Texas whose assets were previously owned by us (Laboratories for Genetic Services, Accufast Diagnostic Laboratory, Central Diagnostic Management, West Texas Pathology Laboratory and CHRISTUS Santa Rosa HealthCare) and sold to the Memorial Hermann Partnership on
October 1, 2000. Subsequent to the sale, we include only 50%, which represents our proportionate share, of the revenues of these operations.

Canadian revenues increased by $1.6 million to $52.8 million in the six months ended June 30, 2001, reflecting reimbursement increases from government agencies coupled with increases in non-government revenues.

--------------------------------------------------------------------------------
32

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

General and operating expenses

General and operating expenses for the six months ended June 30, 2001 were $171.0 million, an increase of $24.3 million, or 16.6%, from $146.7 million in the comparable 2000 period. This increase in general and operating expenses resulted from costs associated with processing additional volume generated by internal growth and the additional operating expenses and costs associated with the new operations acquired during 2001 and 2000 and the formation of the Allegheny Partnership in 2000.

General and operating expenses as a percentage of revenues were 86.5% for the six months ended June 30, 2001, compared to 85.4% in the comparable 2000 period, resulting in margins of 13.5% and 14.6%, respectively. The decrease in margins in 2001 occurred primarily as a result of the factors noted above, the continuing growth of lower margin business in the United States and a reduction in margins for the Memorial Hermann Partnership due to the non-renewal of the Hermann Hospital contract and the cost of operating a new and significantly expanded facility.

Depreciation and Amortization

Depreciation and amortization expense for the six months ended June 30, 2001 was $8.6 million, an increase of $0.8 million, or 10.3% from $7.8 million in the comparable 2000 period. The increase in depreciation and amortization arose from the additional amortization of the goodwill added as a result of our acquisitions and new joint venture partnership and additional depreciation due to the capital expenditures made during 2000 and 2001.

Interest

Interest expense for the six months ended June 30, 2001 was $10.6 million, a decrease of $0.5 million, or 4.5%, from $11.1 million in the comparable 2000 period. The decrease in interest expense is primarily due to lower levels of bank indebtedness in 2001 relative to the same periods in 2000. Our average effective interest rate was 10.1% for the six months ended June 30, 2001 and 2000.

Income taxes

An income tax recovery of $0.4 million was recorded for the six months ended June 30, 2001 compared to an income tax expense of $1.7 million for the comparable 2000 period. We recorded tax benefits of $3.0 million and $2.0 million for the six months ended June 30, 2001 and 2000, respectively, as a result of a series of income tax rate reductions in Canada.

Net earnings

Net earnings for the six months ended June 30, 2001 were $8.0 million, compared to $4.5 million in the comparable 2000 period. Excluding the impact of the tax benefits noted above, net earnings for the six months ended June 30, 2001 were $5.0 million, compared to $2.5 million in the comparable 2000 period.

Years ended December 31, 2000 and 1999 compared

Revenues

Revenues for the year ended December 31, 2000 were $352.9 million, an increase of $80.2 million, or 29.4%, from $272.7 million in 1999. This increase in revenues resulted primarily from the continuing growth of our U.S. operations, the revenues from which increased by $77.2 million to $250.7 million.

The increase in revenues from our U.S. operations was due to:

- growth of 10.4% in community or non-hospital revenues in our existing operations; and

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- additional revenues generated by: (i) our 1999 acquisitions and the joint venture partnership with University Health Systems in Knoxville, Tennessee (Tennessee Partnership) which commenced operations on August 1, 1999; and
    (ii) our 2000 acquisitions, which included LabSouth, West Texas Pathology Laboratory, CHRISTUS Santa Rosa HealthCare, Olympic Laboratory, Shoals Laboratory and Accu-Path Laboratory as previously described.


The increase in revenues was partially offset by the loss of the Hermann Hospital contract in October 2000 and a reduction in revenues recorded by us related to several smaller laboratories in Texas, which, as previously noted, were wholly owned by us, and which were sold to the Memorial Hermann Partnership on October 1, 2000. Subsequent to the sale, we include only 50%, which represents our proportionate share, of the revenues of these operations.


Canadian revenues increased by $3.0 million to $102.2 million for the year ended December 31, 2000, reflecting reimbursement increases from government agencies coupled with increases in non-government revenues.

General and operating expenses

General and operating expenses for the year ended December 31, 2000 were $306.1 million, an increase of $75.3 million, or 32.6%, from $230.8 million in 1999. This increase resulted from a $75.4 million increase in general operating expenses in the United States due to:

- costs associated with processing additional volumes generated by internal growth;

- the additional operating expenses and costs associated with the new operations acquired during 1999 and 2000;

- the transitional expenses related to the Memorial Hermann Partnership including the costs of recruiting and training new employees, relocation costs related to the move of the laboratory to a new facility in Houston, Texas, the costs associated with operating a significantly expanded facility and the costs associated with integrating the operations which the Memorial Hermann Partnership acquired from us on October 1, 2000; and

- increased corporate costs associated with expanding the infrastructure required to support our U.S. growth.

In Canada, general and operating expenses increased by $0.1 million. Increases in salary, benefits and materials expenses, primarily as a result of increased testing volume in our joint venture partnerships in Ontario and Alberta, were offset by a reduction of certain expenses in our Ontario operations as well as a reduction in administrative costs.

General and operating expenses as a percentage of revenues were 86.7% for the year ended December 31, 2000, compared to 84.6% in 1999, resulting in margins of 13.3% and 15.4%, respectively. The decrease in margins occurred as a result of the factors noted above as well as continuing growth of lower margin business, primarily in the United States.

Severance, Relocation and Other Charges

Upon the completion of our initial public offering in 2000, we incurred severance, relocation and other charges of approximately $6.7 million in connection with:

- severance, lease termination and other costs related to the relocation of our corporate offices from Toronto, Ontario to Dallas, Texas;

- termination costs associated with an employment contract with a senior executive;

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- amounts paid to certain of our officers to enable them to repay in full outstanding loans made by us to them and associated taxes which were due as a result; and

- other non-cash restructuring charges, including termination of a services contract.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 2000 was $16.6 million, an increase of $3.5 million, or 26.7%, from $13.1 million in 1999. The increase in depreciation and amortization arises from the additional amortization of deferred financing costs incurred on the issuance of the $70.0 million, 10.75% Senior Notes in February 1999 and on the long-term debt related to the West Texas acquisition, additional amortization of the goodwill added as a result of our acquisitions and additional depreciation due to the capital expenditures made during 1999 and 2000.

Interest

Interest expense for year ended December 31, 2000 was $22.5 million, an increase of $3.0 million, or 15.4% from $19.5 million in 1999. The increase in interest expense was primarily due to the additional debt incurred on the issuance of the 1999 Senior Notes and the increased bank indebtedness of which $23.8 million was paid down in November, 2000 with a portion of the net proceeds we received from our initial public offering. Our average effective interest rate was 10.3% for the year ended December 31, 2000 compared to 10.4% for the prior year.

Income taxes

Effective January 1, 2000, we adopted the Canadian Institute of Chartered Accountants Handbook Section, Accounting for Income Taxes--3465 ("CICA-3465"). Similar to the Statement of Financial Accounting Standards--No. 109, Accounting for Income Taxes in the United States, CICA-3465 requires the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, deferred tax assets and liabilities are recognized based on the temporary differences between the accounting and tax bases of assets and liabilities. The calculation of deferred tax assets and liabilities is based on the substantively enacted tax rates and laws that will be in effect when the temporary differences are expected to reverse. We have adopted CICA-3465 on a retroactive basis with the previous comparable years restated.

We recorded an income tax recovery of $5.1 million for the year ended
December 31, 2000 compared to an income tax expense of $3.7 million in 1999. The income tax recovery is primarily due to the recognition of a $6.1 million tax benefit as a result of Canadian federal and provincial tax rate reductions that were substantively enacted and recorded by us during 2000 as noted below:

                                                              Tax Benefit
Quarter Ended                                                 (millions)
-------------                                                 -----------
March 31....................................................      $0.9
June 30.....................................................       1.1
September 30................................................        --
December 31.................................................       4.1
                                                                  ----
                                                                  $6.1
                                                                  ====

The cumulative reduction in the Canadian federal statutory tax rate is 1.0%, 3.0%, 5.0% and 7.0% for 2001, 2002, 2003 and 2004 (and thereafter), respectively. A 1.0% pro rata reduction in the Ontario provincial statutory tax rate was effective May 2, 2000 and was followed by a further 0.5% tax rate reduction effective January 1, 2001. The Ontario government announced a further 6%

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reduction in its statutory tax rate on May 9, 2001. This tax rate reduction will be phased in ratably over the period from 2002 to 2005.

In addition, the 2000 income tax recovery reflects a $2.4 million reduction in our valuation allowance thereby recognizing the benefit of certain deferred tax assets. It is our expectation that under our current business strategy we will generate sufficient taxable income to fully realize these tax benefits.

Net earnings

Net earnings for the year ended December 31, 2000 were $6.0 million, compared to $5.6 million in 1999. Excluding the after tax impact of the severance, relocation and other charges and the tax benefit resulting from future tax rate reductions in Canada, net earnings were $4.0 million in 2000.

Years ended December 31, 1999 and 1998 compared

Revenues

Revenues for the year ended December 31, 1999 were $272.7 million, an increase of $47.8 million, or 21.3%, from $224.9 million in 1998. This increase in revenues resulted primarily from continuing growth of our operations in the United States, where revenues increased by $40.0 million to $173.6 million.

The increase in revenues from our U.S. operations was due to:

- internal growth of $13.3 million, primarily from our Laboratory of Pathology in Seattle, Washington and Louisiana Reference Laboratory in Baton Rouge, Louisiana operations and two of our joint venture partnerships: the Memorial Hermann Partnership and the United Partnership in Milwaukee;

- the inclusion of one year of revenues of $3.0 million from Baylor Health System's integrated physician network, Health Texas Provider Network;

- the inclusion of revenues of $3.2 million from our acquisition of Accufast Diagnostic Laboratory, which commenced operations on February 1, 1999, and our acquisitions of Central Diagnostic Management and Central Wyoming Medical Laboratory, which commenced operations on April 1, 1999;

- the inclusion of $13.4 million from our Clinical Pathology Laboratory, Medical Pathology Laboratory and SouthCoast Pathology Services acquisitions, which commenced operations on February 1, 1999, June 1, 1999 and July 1, 1999 respectively;

- the inclusion of revenues of $2.6 million from the Tennessee Partnership, which commenced operations on August 1, 1999; and

- the inclusion of revenues of $4.5 million from our Bayou Laboratory and Doctors Diagnostic Laboratory acquisitions, which commenced operations on July 1, 1999.

Canadian revenues increased by $7.8 million to $99.1 million from 1998, reflecting fee increases received from the governments in the provinces of Ontario and Alberta, coupled with increases in non-government revenues.

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General and operating expenses

General and operating expenses for the year ended December 31, 1999 were $230.8 million, an increase of $41.2 million, or 21.7%, from $189.6 million in 1998. This increase resulted from an increase in the United States of $39.5 million due to:

- costs associated with processing additional volumes generated by internal growth;

- the additional operating costs for Health Texas, Clinical Pathology Laboratory, Accufast Diagnostic Laboratory, Central Diagnostic Management, Central Wyoming Medical Laboratory, Medical Pathology Laboratory, Bayou Laboratory, SouthCoast Pathology Services, Doctors Diagnostic Laboratory and the Tennessee Partnership; and

- increased corporate costs associated with expanding the infrastructure required to support our growth in the United States.

In Canada, general and operating expenses increased by $1.7 million, as increases in salary and benefit expenses and other cost increases were offset in part by rent and salary savings realized as a result of the change to the corporate funding cap in Ontario.

General and operating expenses as a percentage of revenues were 84.6% for the year ended December 31, 1999 compared to 84.3% in 1998, resulting in margins of 15.4% and 15.7%, respectively.

Depreciation and Amortization

Depreciation and amortization expense for the year ended December 31, 1999 was $13.1 million, an increase of $2.6 million or 24.8% from $10.5 million in 1998. The increase in depreciation and amortization expense arose primarily from the inclusion of eleven months of amortization of deferred financing costs incurred on the issuance in 1999 of our senior notes, increased capital expenditures and additional amortization of licenses and goodwill related to the acquisitions completed during 1999.

Interest

Interest expense for the year ended December 31, 1999 was $19.5 million, an increase of $4.0 million, or 25.8%, from $15.5 million in 1998. The increase in interest expense was primarily due to the additional debt related to our issuance of senior notes in 1999. Our average effective interest rate for the year ended December 31, 1999 was 10.4% compared to 9.7% in 1998.

Income taxes

Income tax expense for the year ended December 31, 1999 was $3.7 million as compared to $3.0 million in 1998. The income tax expense varies from the amount that would be computed by applying the statutory rates in the various jurisdictions to earnings before taxes, primarily because of minimum corporate tax of $0.4 million ($0.3 million in 1998) and non-deductible expenses of $0.2 million in 1999 ($0.1 million in 1998). The effect of these items was partially offset by the taxation of U.S. income at rates lower than the Canadian federal statutory rates.

Net earnings

Net earnings for the year ended December 31, 1999 were $5.6 million compared to $6.2 million in 1998. The $0.6 million decrease in net earnings was primarily due to the increased interest expense incurred as a result of our issuance of senior notes in 1999.

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LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of liquidity are cash provided by operating activities and borrowings under debt agreements including our $35.0 million working capital facility in the United States. Since approximately 90% of our Canadian revenues are received from government agencies, our Canadian operations receive prompt payment for their services on a monthly basis and have no significant bad debt expense. In the United States, we receive monthly payments for the provision of laboratory services under our present long term contracts with hospitals. These long-term contracts represented approximately 20% of total U.S. revenues for the six months ended June 30, 2001. The Canadian revenues from governments, together with U.S. revenues from hospitals, provide a relatively reliable monthly cash flow and minimize our working capital which is required to finance these aspects of our business. However, collecting accounts receivable from the balance of our business is a complex and time-consuming process which we must finance.

In November 2000, we completed an initial public offering of common shares for net proceeds to us of approximately $46.4 million (net of after tax costs of $3.6 million). Approximately $22.3 million of these proceeds were used to fund acquisitions completed in December 2000, March 2001 and June 2001 and our capital contribution upon the commencement of the Allegheny Partnership in December 2000. During the fourth quarter of 2000, we used approximately
$23.8 million of the net proceeds to temporarily pay down our outstanding U.S. and Canadian working capital facilities.

If additional capital is required for acquisitions, joint venture partnerships or other expenditures or if our operating results and cash flow are significantly below expectations, we may require additional debt or equity financing.

Operating activities

Cash provided by operating activities for the six months ended June 30, 2001 and 2000 was $6.3 million and $13.4 million, respectively. The cash provided by (used in) non-cash working capital items was ($9.2) million in 2001 and $0.9 million in 2000. The $9.2 million of cash used in non-cash working capital items in 2001 primarily reflects an increase in working capital requirements resulting from the growth of our U.S. operations.

Cash provided by operating activities was $23.9 million, $4.8 million and $8.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. The cash provided by (used in) non-cash working capital items was $5.2 million, ($16.1) million and ($10.5) million in the years ended December 31, 2000, 1999 and 1998, respectively.

The $5.2 million of cash provided by non-cash working capital items for the year ended December 31, 2000 primarily reflects an improvement in our accounts receivable days sales outstanding, commonly referred to as DSOs, to 65 days as of December 31, 2000 from 75 days as of December 31, 1999. The use of non-cash working capital items of $16.1 and $10.5 million for the years December 31, 1999 and 1998, respectively, reflects the increase in working capital requirements resulting from the significant growth of our U.S. operations.

At June 30, 2001, we had revolving credit facilities of approximately
$50.0 million, with availability of approximately $40.0 million, of which $3.9 million was drawn. At June 30, 2001 accounts receivable were $68.3 million (June 30, 2000--$67.1 million) of which $9.9 million (June 30, 2000--
$8.7 million) was derived from Canadian government agencies, $4.3 million
(June 30, 2000--$4.0 million) from U.S. long-term hospital contracts, $14.0 million (June 30, 2000--$10.0 million)

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from Medicare/Medicaid and $40.1 million (June 30, 2000--$44.4 million) from other payors. Cash, unused revolving credit facilities and accounts receivable outstanding as of June 30, 2001, are anticipated to be sufficient to meet short-term liabilities.

Our available cash position, which originates from both our Canadian and U.S. operations was $10.2 million as at June 30, 2001 (2000-$5.0 million).

At December 31, 2000 we had revolving credit facilities which totaled
$50.5 million (1999--$25.6 million, 1998--$19.6 million). At December 31, 2000 accounts receivables were $62.1 million (1999--$59.6 million, 1998--$39.3 million) of which $10.8 million (1999--$11.3 million, 1998--
$8.8 million) was derived from Canadian governmental agencies, $4.5 million (1999--$4.9 million, 1998--$4.1 million) from U.S. long-term hospital contracts, $11.3 million (1999--$9.8 million, 1998--$4.8 million) from Medicare/Medicaid, and $35.5 million (1999 -$33.6 million, 1998--$21.6 million) from other payors.

Our available cash position was $18.1 million as at December 31, 2000 (1999--$16.3 million, 1998--$4.7 million).

At June 30, 2001 our DSOs were 61 days compared to 66 days at June 30, 2000. Our DSOs for the years ended December 31, 2000, 1999 and 1998 were 65 days, 75 days and 61 days, respectively. The decrease in DSOs during 2000 and 2001 represents an improvement in our collection of accounts receivable in the U.S. The increase in DSOs in 1999 reflects both the increased portion of U.S. revenues which generate higher DSOs than in Canada and the extensive changes made to our management information systems in the United States during 1999 which disrupted our billing process, largely attributable to our efforts to integrate the operations that we acquired in 1999 and to prepare for the Year 2000. See "Business--Billing--United States." Our DSOs are calculated on any particular date based on revenues for the prior three months, which is considered representative given the continuing growth in revenues.

Investing activities

Cash used in investing activities for the six months ended June 30, 2001 and 2000 was $18.1 million and $35.9 million, respectively. The cash used in investing activities was $61.7 million, $37.5 million and $4.7 million for the years ended December 31, 2000, 1999 and 1998, respectively. The major components of the investing activities are outlined below.

Acquisitions and joint venture partnerships

The amount expended on our acquisitions for the six months ended June 30, 2001 aggregated $10.4 million. We acquired the laboratory assets and operations of Medical Arts Laboratory during the first quarter of 2001 for a purchase price of $7.7 million. In the second quarter of 2001, we acquired through two of our joint venture partnerships the laboratory assets and operations of two laboratories in Texas and Illinois for a purchase price of $0.8 million and $1.4 million, respectively.

In 2000 we made six acquisitions and entered into one joint venture partnership for a total investment of $40.9 million, which consisted of cash payments of $38.5 million, the assumption of short-term liabilities of $1.1 million and the assumption of long-term liabilities of $1.3 million.

In 1999, we made nine acquisitions and entered into one joint venture partnership for a total investment of $27.3 million, which consisted of cash payments of $20.8 million, issuance of $6.2 million of promissory notes and the assumption of short-term liabilities of $0.3 million.

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Capital expenditures

Our capital expenditures exclusive of acquisitions and joint venture partnerships for the six months ended June 30, 2001 and 2000 aggregated
$4.2 million and $5.4 million, respectively. Our capital expenditures aggregated $14.8 million, $11.0 million and $5.0 million, for the years ended December 31, 2000, 1999 and 1998, respectively.

Our anticipated capital expenditures for the six months ending December 31, 2001 are anticipated to remain at approximately the same levels as for the six months ended June 30, 2001.

Other assets

Our investment in other assets for the six months ended June 30, 2001 was $3.5 million, compared to $2.2 million in the comparable 2000 period. Our investment in other assets amounted to $8.4 million, $5.5 million and $0.6 million for the years ended December 31, 2000, 1999 and 1998, respectively.

The increase in other assets for the year ended December 31, 2000 is primarily due to a $4.5 million increase in working capital advances to the Memorial Hermann Partnership as a result of the relocation of the partnership's operations to a new laboratory facility and the change in the scope of its operations. The increase in other assets for the years ended December 31, 1999 arises primarily as a result of deferred financing costs incurred in relation to the issuance of the 1999 senior notes.

Financing activities

The net cash provided by financing activities for the six months ended June 30, 2001 and 2000 was $3.9 million and $10.9 million, respectively. The cash provided by financing activities during the six months ended June 30, 2001 reflects an increase in bank indebtedness of $3.9 million and proceeds of $0.3 million from the exercise of employee stock options. In addition, we made long-term debt repayments totaling $0.3 million.

The net cash provided by (used in) financing activities was $38.8 million, $46.1 million and ($0.9) million for the years ended December 31, 2000, 1999 and 1998 respectively.

The cash provided by financing activities during the year ended December 31, 2000 reflects net proceeds of $46.4 million received by us from our initial public offering, a decrease in bank indebtedness of $5.8 million and long-term debt proceeds of $4.5 million which were used to finance the West Texas Pathology Laboratory acquisition. In addition, we made long-term debt repayments totaling $6.3 million which included a $4.5 million repayment pertaining to the debt used to finance the West Texas Pathology Laboratory acquisition.

The cash provided by financing activities during the year ended December 31, 1999 reflects the net proceeds of $69.2 million that we received from the issuance of our $70.0 million senior notes, of which $15.3 million was used to repay an interim loan and $6.9 million was used to pay down working capital facilities. In addition, we repaid other long-term debt of $2.8 million during the period.

As part of our 1999 financing activities, we issued $5.0 million and $0.3 million of long-term debt related to our Medical Pathology Laboratory and Central Wyoming Medical Laboratory acquisitions, respectively. Upon the formation of the Tennessee Partnership, we entered into a capital lease obligation of $0.9 million.

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Cash used in financing activities for the year ended December 31, 1998 consisted of an increase in bank working capital indebtedness of $1.5 million offset by repayments of long-term debt of $2.4 million.


Interest expense on outstanding long-term debt for the six months ended
June 30, 2001 was $10.6 million. Based on the long-term debt outstanding as of June 30, 2001, our interest expense is expected to continue at substantially this amount.


As of June 30, 2001, the total scheduled repayments of long-term debt for the remainder of 2001 and in each of 2002 to 2006 are as follows:

2001........................................................    $  4.2 million
2002........................................................    $  2.1 million
2003........................................................    $  2.1 million
2004........................................................    $  0.6 million
2005........................................................    $  0.4 million
2006 and thereafter.........................................    $198.1 million

Our scheduled debt repayments and estimated interest obligations due for the remainder of 2001 and in each of 2002 to 2006 are anticipated to be funded by cash flows from operations and/or utilization of our credit facilities.

SEASONALITY

We experience lower testing volumes during the holiday and vacation seasons and, to a lesser extent, inclement weather. As a result, because a significant portion of our expenses are relatively fixed over the short term, our operating income as a percentage of revenue tends to decrease during the third quarter due to the summer vacation period and the fourth quarter due to the various holidays in that quarter. See "Risk factors--Our quarterly operating results have varied and we expect them to continue to vary" and "--Overview" above for additional information.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not hold or issue financial instruments for trading purposes. A limited number of financial instruments are used to manage well-defined risks associated with fluctuations in foreign currencies and to manage interest costs.

Foreign currency risk

We have cross currency swap agreements which effectively convert a portion of our U.S. dollar denominated borrowings into Canadian dollar obligations, to match our Canadian dollar-denominated assets and cash flows. These swap agreements limit our exposure to both favorable and unfavorable currency fluctuations. As of June 30, 2001 a sensitivity analysis to changes in the U.S. dollar on our main currency swap agreement indicates that if the U.S. dollar weakened by 10% against the Canadian dollar, the fair value of this instrument would decrease by Cdn$14.6 million. Conversely, if the U.S. dollar strengthened by 10% against the Canadian dollar, the fair value of this instrument would increase by Cdn$16.1 million. Any resulting changes in fair value would be offset by changes in the underlying hedged long term debt position. Pursuant to the terms of the currency swap agreement, we

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Management's discussion and analysis of financial condition and results of operations
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have pledged shares of certain of our subsidiaries and joint venture partnership interests to the counterparties to those agreements.

Interest rate risk


We have entered into a number of interest rate swap agreements, the net effect of which is to convert fixed rate senior notes due in 2006 to fixed rate obligations with shorter maturity terms and variable rate liabilities. The variable rate liabilities have maturity terms of less than one year.


Based on our agreements outstanding at June 30, 2001, a 100 basis point increase in interest rates would result in a decrease in the net aggregate market value of these instruments of Cdn$6.3 million. Conversely, a 100 basis point decrease in interest rates would result in a Cdn$6.3 million net increase in the net aggregate market value of these instruments.

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Business


We are the third largest independent provider of clinical laboratory testing services in North America as measured by revenues. Through our integrated network of regional laboratory operations, we provide clinical laboratory testing services in 21 states in the United States and two provinces in Canada. We believe we offer a comprehensive menu of tests, comprised of more than 1,000 different tests. We provide clinical laboratory testing, which is performed on body fluids such as blood and urine and on tissues and other specimens, including human cells. Through Dynagene, our center for esoteric testing, we also provide a growing number of more complex esoteric tests, including molecular diagnostic services. Our customers include physicians, hospitals and other healthcare providers who utilize clinical laboratory testing in diagnosing, evaluating, monitoring and treating diseases and other medical conditions. We provide clinical laboratory testing services either directly through our wholly owned laboratories or through joint venture partnerships we form with major local hospitals and academic medical centers.


Since entering the clinical laboratory testing market in the United States in 1993, we have grown to become a significant provider of clinical laboratory testing services in a number of selected regions. Our U.S. revenues grew at a compound annual rate of approximately 31% for the five-year period ended
June 30, 2001, as a result of strong internal growth combined with growth generated by 20 acquisitions and the commencement of four joint venture partnerships with hospitals. In the United States, we currently operate 22 central laboratories, 63 rapid response laboratories and 173 patient service centers, which we own directly or through our joint venture partnerships. We are positioned as a multi-regional provider with a major presence in four integrated regions in the United States: the Southeast, which is comprised of Alabama, Mississippi and Northern Florida; the Southwest, which is comprised of Louisiana, Arkansas, Texas, Oklahoma and Missouri; the Northwest, which is comprised of Oregon, Utah, Alaska, Wyoming, Colorado, Idaho, Montana and the state of Washington; and the Midwest, which is comprised of Wisconsin and Illinois. Additionally, we have operations in New York, Pennsylvania and Tennessee.

In Canada, we operate in the provinces of Ontario and Alberta through two joint venture partnerships. Our operations in these provinces include four central laboratories, 18 rapid response laboratories and 143 patient service centers. Through our joint venture partnership in Ontario, we have an estimated 31% share of the Ontario independent clinical laboratory testing market. Through our joint venture partnership in Alberta, we have an estimated 60% share of the Northern Alberta market.

We processed approximately 7 million requisitions during the six months ended June 30, 2001. For the six months ended June 30, 2001, we had net revenues of $197.7 million and net earnings of $8.0 million.

THE CLINICAL LABORATORY TESTING INDUSTRY

Overview

Clinical laboratory testing is critical to the delivery of quality healthcare to patients. Clinical laboratory tests are used generally by physicians to assist in the detection, diagnosis, evaluation, monitoring and treatment of diseases and other medical conditions through the measurement and analysis of chemical and cellular components in blood, other body fluids and tissues. Clinical laboratory tests are frequently ordered as part of physician office visits and hospital admissions. According to the 1999 Washington G-2 Reports, a clinical laboratory industry periodical, approximately 94% percent of all clinical laboratory tests ordered are considered routine and can be performed by most clinical laboratories. More specialized tests, commonly known as esoteric tests,

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Business
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generally require more sophisticated instruments and/or highly skilled personnel, and are typically outsourced to independent clinical laboratories that specialize in such tests.

We expect the demand for clinical laboratory testing services in both the United States and Canada to increase in the future as a result of several factors, including:

-   the general aging of the North American population;

- advances in specialized equipment and cost efficiencies, which have made clinical laboratory testing available to a broader market;

- an expanded base of scientific knowledge, which has led to the development of more sophisticated tests;

- greater awareness by physicians and patients of the value of clinical laboratory testing as a cost-effective means of disease detection and treatment monitoring;

-   increased testing for high risk diseases, such as HIV/AIDS and hepatitis;
    and

- advances in genomics facilitating the development of new and more specialized testing.

The impact of these factors is expected to be partially offset by declines in volume as a result of increased controls over the utilization of laboratory services by Medicare and other third-party payors.

United States

Based on the Lab Industry Strategic Outlook 2000 published by Washington G-2 reports, we believe that the total U.S. laboratory market in 1999 was approximately $31.8 billion, which includes an estimated $2.0 billion derived from esoteric testing.

The industry can be categorized into three broad types of laboratory providers:

-   hospital-based laboratories;

-   independent clinical laboratories; and

-   physician office laboratories.

Based on Lab Industry Strategic Outlook 2000, we believe that in 1999 approximately 63% of the clinical testing revenues in the United States was derived by hospital-based laboratories, approximately 26% was derived by independent clinical laboratories and approximately 11% was derived by physicians in their offices.

The clinical laboratory testing business in the United States is highly fragmented. Consolidation in the industry has occurred, and we believe consolidation will continue due to the following factors:

-   pressure on pricing and test utilization from payors;

-   over-capacity in certain markets;

-   cost of compliance with increasingly stringent regulatory requirements;

- cost burdens on smaller laboratories as they strive to obtain operating efficiencies;

- legislative initiatives, such as restrictions on physician referrals to physician-owned laboratories; and

- the growth of managed healthcare, which requires efficient, low cost testing services.

Canada

We estimate the Canadian clinical laboratory testing market was approximately $1.6 billion in 2000, with hospital laboratories performing approximately two-thirds of total clinical laboratory testing and

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the balance performed by independent clinical laboratories. We operate in the provinces of Ontario and Alberta, which account for approximately 48% of Canada's clinical laboratory testing revenues.

The Canadian clinical laboratory testing market consists of two primary segments:

-   public hospital-based laboratories; and

-   independent clinical laboratories.

The Canadian clinical laboratory testing industry operates in an environment characterized by significant government regulation and reimbursement control, as a substantial majority of clinical laboratory testing procedures are covered by government healthcare plans. Fees paid to independent clinical laboratory testing service providers in Canada are administered by the respective provincial governments and are effectively controlled through a variety of mechanisms, including fee caps similar to the ones described in "Risk factors--A substantial portion of our Canadian revenues...."

In Ontario, through the Ontario Partnership, we provide clinical laboratory testing services to physicians in an environment where reimbursement is largely fixed on an annual basis. In addition, competition in Ontario is limited as clinical laboratories must be licensed by the Ontario Ministry of Health and Long Term Care.

Through the Alberta Partnership, we provide clinical laboratory testing services to physicians, clinics and hospitals in Alberta pursuant to contracts with regional health authorities. Competition is also limited, as the Alberta Partnership is the only independent provider of clinical laboratory testing services in Northern Alberta.

OUR STRATEGY

Our objective is to be a leading provider of clinical laboratory testing services in selected regional markets by focusing on the following key strategic elements:

Enhance our Market Position in Existing Regions

We intend to further develop our position in the regional markets in which we currently operate in three ways.

- INCREASED SALES EFFORTS--We believe we have established a strong and identifiable brand in each region, where we offer state-of-the-art diagnostic services, supported by cutting-edge information technology. This allows us to promptly report results with minimum reliance on air transport. With our local presence in the markets we service, we are able to provide prompt support and information to physicians. We employ experienced sales and marketing personnel who emphasize these attributes in marketing our services. Without giving effect to any revenue growth attributable to acquisitions and new joint venture partnerships and excluding revenues from long-term hospital contracts, our revenues in the United States have grown 7.6% for the six months ended June 30, 2001, primarily through the addition of new customers and increased testing volumes.

- PURSUE FOLD-IN ACQUISITIONS--We expect to continue to make selective acquisitions of smaller laboratories and to improve laboratory efficiency and profitability by combining the acquired operations with our existing laboratory operations. This enables us to expand within existing regions and to strengthen our position in the local markets that we serve. During the five years ended June 30, 2001, we made 16 fold-in acquisitions.

- REALIZE OPERATING EFFICIENCIES--As we grow and establish our regional operations, we seek to continue to realize operating efficiencies by consolidating certain of our regional operations and by other cost management initiatives. For example, we are currently in the process of consolidating

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   laboratory operations in our Southwest Region and have undertaken materials management initiatives on a company-wide basis with a view to decreasing our materials cost per requisition.

Expand into New Attractive Regional Markets

We target expansion opportunities in new regions where we believe that market size, demographics, payor mix, competition and other factors will allow us to become a significant and profitable regional provider of laboratory services. We enter into selected new regional markets through either strategic acquisitions or joint venture partnerships. We prefer to enter markets adjacent to our existing regions as this allows us to leverage our existing infrastructure. Due to the fragmented nature of the clinical laboratory testing industry, we believe opportunities exist to selectively acquire additional clinical laboratories and enter into joint venture partnerships on terms favorable to us.

Pursue the Hospital Market

The hospital market constitutes approximately 63% of the $31.8 billion U.S. clinical laboratory business. We intend to continue to pursue this segment of the market by establishing relationships with leading hospitals as follows:

- FORM JOINT VENTURE PARTNERSHIPS WITH HOSPITALS--We believe that our joint venture partnership model is a cost-effective means of expanding into new markets. We gain access to an existing, fully equipped and staffed clinical laboratory within our partner hospital for a small initial investment. By marketing our services in the local community, we expand the volume of testing performed in the hospital laboratory and leverage its fixed costs, thereby maximizing profit on incremental testing volume.
   We are able to compete effectively for community based testing business by marketing clinical laboratory testing services to physicians, clinics and other healthcare providers in the community, capitalizing on the hospital's reputation and relationships with its network of affiliated physicians. We believe the desire of hospitals to control costs and participate in the revenue and profitability of community-based business will lead other hospitals to consider our joint venture partnership model.

- OBTAIN LONG-TERM EXCLUSIVE LABORATORY SERVICES CONTRACTS WITH HOSPITALS--An integral component of our growth strategy is to secure, through our joint venture partnerships and wholly-owned operations, long-term exclusive contracts to provide all of a hospital's clinical laboratory testing requirements. These contracts provide us with a stable base of revenues and cash flows upon which we build our regional operations. For the six months ended June 30, 2001, long-term hospital contracts accounted for approximately 20% of our total revenues in the United States.

Grow Esoteric Testing Capability


We believe that esoteric testing is the fastest growing segment of the clinical laboratory market. In November 2000, we launched Dynagene, our center for genetic and esoteric testing and counseling. We will continue to expand our esoteric testing capabilities to enhance our services to our existing clients, to attract new clients and to internalize and reduce testing currently out-sourced to other esoteric laboratories.


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LABORATORY TESTING OPERATIONS AND SERVICES

We operate 26 central laboratories, 81 rapid response laboratories, and 316 patient service centers in the United States and Canada. Central laboratories are our major laboratories, which have a full complement of testing capability. Rapid response laboratories are smaller laboratories which have the ability to perform a limited number of routine tests that must be processed and reported to a physician immediately. A patient service center is a facility in a medical building or other appropriate location where specimens from patients are collected.

Specimens are collected from physicians' offices, hospitals, clinics and our patient service centers by our own courier system (or, in some cases, independent couriers) and delivered to our central laboratories or rapid response laboratories, as appropriate. We processed approximately 7 million requisitions during the six months ended June 30, 2001. Patient specimens are accompanied by a requisition or test request form. These forms, which are completed by the physician and patient, indicate the tests to be performed and provide all of the information necessary for billing purposes.

When the specimens arrive at one of our laboratories, the information from the requisition form is entered into our laboratory system, the testing is completed and results of the tests are produced. All routine testing can be completed generally within 24 hours. The test results are available for distribution to the physician or customer within this timeframe. Most of our testing equipment is interfaced with our information systems. Test results can be provided to our customers in any method selected by the customer, including hard copy, electronic transmission to the physician or customer's office, printing on a remote printer or through the Internet.

We currently offer more than 1,000 different clinical laboratory tests or procedures. In the clinical laboratory testing industry, tests are generally categorized as routine or esoteric. A routine test is generally a higher volume test that is usually capable of being performed and reported within 24 hours and is typically performed by automated testing equipment. Routine tests generally provide information to physicians to assist them in determining the existence or absence of diseases or abnormalities.

Esoteric tests are generally more complex tests that are performed less frequently than routine tests and require more sophisticated technology and/or more highly skilled personnel. Esoteric tests are generally ordered when a physician requires additional information to confirm a diagnosis, establish a prognosis or develop a plan of therapy or treatment. Esoteric tests often become routine as volumes increase and new technology and/or instruments make the testing cost-effective and less complex. Through Dynagene we have the capability to perform and do perform many esoteric tests. We continually review the volumes of esoteric tests referred out and new testing technologies with a view to performing the tests in-house if it becomes cost-effective. We will continue to refer low volume or extremely specialized esoteric tests to outside esoteric clinical testing laboratories, as it is not cost-effective for us to perform the testing in-house.

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ACQUISITIONS AND JOINT VENTURE PARTNERSHIPS

We have developed our networks of regional laboratories primarily through acquisitions and joint venture partnerships. We pursue opportunities in markets where we believe we can establish a significant regional presence, with a reputation for trusted, quality service, and compete effectively with both national and local laboratory service providers. We generally acquire the laboratory assets (usually excluding receivables) and operations, and lease the facilities.

United States

We have completed the following acquisitions and joint venture partnerships since entering the U.S. market in October 1993:

                            Date of                                            Acquisition or Joint
      Location            Transaction                    Entity                Venture Partnerships
---------------------   ----------------   ----------------------------------  --------------------
Alabama
  Muscle Shoals         December 2000      Shoals Laboratory                   Acquisition
  Birmingham/           March 2000         LabSouth                            Acquisition
    Montgomery

Arkansas
  El Dorado             December 2000      Accu-Path Laboratory                Acquisition

Illinois
  Chicago               June 2001          IMMC Laboratories                   Acquisition

Louisiana
  Monroe                July 1999          Bayou Laboratory                    Acquisition
  Baton Rouge           December 1997      Louisiana Reference Laboratory      Acquisition(1)

Mississippi
  Gulfport              July 1999          SouthCoast Pathology Services       Acquisition
  Meridian              June 1999          Medical Pathology Laboratory        Acquisition
  Jackson               February 1999      Clinical Pathology Laboratory       Acquisition

New York
  Schenectady           August 1996        Ellis Hospital                      Joint Venture
                                                                               Partnership(1)(2)
Oklahoma
  Oklahoma City         March 2001         Medical Arts Laboratory             Acquisition

Pennsylvania
  Pittsburgh            December 2000      Allegheny Hospital                  Joint Venture
                                                                               Partnership(1)(2)
Tennessee
  Knoxville             August 1999        University Health Systems           Joint Venture
                                                                               Partnership(1)(2)

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                            Date of                                            Acquisition or Joint
      Location            Transaction                    Entity                Venture Partnerships
---------------------   ----------------   ----------------------------------  --------------------
Texas
  Beaumont              June 2001          MEDSTAT Laboratories                Acquisition
  San Antonio           May 2000           CHRISTUS Santa Rosa HealthCare      Acquisition
  Midland               April 2000         West Texas Pathology Laboratory     Acquisition
  Houston               December 1999      Laboratories for Genetic Services   Acquisition
  Texarkana             July 1999          Doctors Diagnostic Laboratory       Acquisition
  Brownsville           April 1999         Central Diagnostic Management       Acquisition
  San Antonio           February 1999      Accufast Diagnostic Laboratory      Acquisition
  Houston               March 1996         Kelsey-Seybold Clinic               Acquisition
  Houston               September 1995     Memorial Hermann Hospital           Joint Venture
                                                                               Partnership(2)(3)

Washington
  Bremerton             December 2000      Olympic Laboratory                  Acquisition(1)
  Seattle               November 1997      Pacific Hospital Preservation &     Acquisition
                                           Development Authority
  Seattle               February 1995      Laboratory of Pathology             Acquisition(1)
  Mt. Vernon            March 1994         Skagit Valley Laboratories          Acquisition(1)

Wisconsin
  Milwaukee             August 1997        Froedtert Health Systems            Joint Venture
                                                                               Partnership(1)(2)

Wyoming
  Casper                April 1999         Central Wyoming Medical Laboratory  Acquisition
  Cheyenne              October 1993       Clinical Laboratories Cheyenne      Acquisition(1)

---------

(1) long-term contract with hospital

(2) 50/50 joint venture partnership

(3) The contract with Memorial Hermann, which expired on September 30, 2000, was not renewed as described below.

Acquisitions

We pursue strategic acquisition opportunities in new markets that allow us to:

- acquire operations with full service capabilities and the capacity to accommodate additional test volumes;

- enter laboratory markets which are large enough to support a fully functioning laboratory and do not have entrenched competition or a high degree of managed care;

-   enter into long-term contracts to provide laboratory services to hospitals;
    and

- focus on markets adjacent to our existing regions in order to leverage our existing infrastructure.

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We also pursue smaller fold-in acquisition opportunities in existing markets that allow us to:

- improve laboratory efficiency and profitability by combining the acquired operations with our existing operations; and

-   strengthen our market penetration in that region.

We proactively identify acquisition targets as well as respond to proposals to sell laboratory operations to us. It has generally taken six to 12 months between initial contact with an acquisition candidate and the consummation of a transaction. After a potential acquisition has been identified, we undertake a due diligence review of the candidate's operations and the region within which it is located. Our personnel conduct a formalized review of all aspects of the candidate's operations, including an assessment of the local market and the candidate's competition, payor billing mix, compliance, litigation and capital requirements. During the course of our due diligence review, we prepare an operating plan, identify opportunities for increased operating efficiencies and assess overall productivity and management information systems. Following consummation of an acquisition, in appropriate circumstances, we endeavor to retain key personnel from the acquired entity to ensure its continued effective operation. We typically obtain non-competition covenants from the sellers.

Joint venture partnerships

We have entered into five joint venture partnerships. Our joint venture partnership model is based on the establishment of a new 50/50 joint venture partnership with a hospital. The joint venture partnership purchases the hospital's laboratory assets and any existing community-based business, and enters into a long-term contract to be the hospital's exclusive provider of all clinical laboratory testing services for the hospital's inpatients and registered outpatients. The joint venture partnership also contracts with the hospital's pathology group to provide medical oversight to the joint venture partnership. We receive a management fee for managing the joint venture partnership. The joint venture partnership then seeks to increase its revenues and profitability by marketing laboratory services to physicians, clinics and other healthcare providers in the community. Through the joint venture partnership we gain access to an existing, fully equipped and staffed clinical laboratory and to an established physician and payor network associated with the hospital partner.

Our joint venture partnership business model allows us to enter a new region with a smaller capital investment than an acquisition might otherwise require. We compete for community-based testing business and generate a management fee for managing the joint venture partnership. Our hospital partner benefits from this arrangement by reducing and controlling the costs of laboratory testing for inpatients and registered outpatients through its long-term contract with the joint venture partnership and by sharing in the profits generated by the joint venture partnership.

The Memorial Hermann Partnership, which commenced operations in 1995 and reflected our joint venture partnership model and strategy, successfully grew from a hospital based laboratory in 1995 to a laboratory with a significant community outreach business. In 2000, this joint venture partnership completed a transition which included the following elements:

- as a result of the merger of the Hermann Hospital with Memorial System, the Memorial Hermann Partnership's laboratory services agreement with Hermann Hospital was not renewed upon its expiration in September 2000. The contract accounted for approximately $9.0 million of our revenues on an annualized basis.

- the joint venture partnership relocated its laboratory operations from the Hermann Hospital to a new 66,800 square foot facility in Houston, Texas.

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- the geographic market of the joint venture partnership was expanded and accordingly on October 1, 2000, we sold several wholly-owned smaller laboratory operations in Texas to the joint venture partnership for the value of our original investment in these operations.


On October 31, 2001 we acquired Memorial Hermann's interest in the joint venture partnership. The consideration for the acquisition was a cash payment of $2.0 million on closing, with payments of $0.5 million to be made on each of the first and second anniversaries of the closing.


Canada

Acquisitions

Between 1988 and 1992, our Canadian laboratory operations grew rapidly as a result of our acquisition of 12 laboratories. These 12 laboratories were consolidated into our three laboratory operations in Ontario and our laboratory in Alberta.

Joint venture partnerships

In 1995, we formed a joint venture partnership with our two major competitors in Northern Alberta, creating a single clinical laboratory testing business with one central laboratory. This joint venture partnership, in which we hold an approximate 43% interest, was formed in response to the Alberta government's reduction of healthcare funding and changes in healthcare delivery. Through the consolidation of operations into one central laboratory and the implementation of other changes, the joint venture partnership has been able to mitigate the impact of the funding reductions.

In 1997, we formed a joint venture partnership in Ontario with two other independent clinical laboratory testing providers. Our interest in the joint venture partnership is approximately 73%. Our objective in entering into the joint venture partnership was to generate cost savings, primarily from the consolidation of the operations of one of the other providers into our Toronto laboratory operations and consolidating the respective specimen collection networks.

SALES AND MARKETING

Our sales and marketing efforts in the United States are coordinated through our 70 regional marketing representatives and 55 customer service representatives. We focus on attracting and retaining high quality sales and marketing staff through attractive incentive programs.

The stability of the Ontario and Alberta markets allows us to focus our sales, marketing and customer service efforts in Canada on servicing our existing physician base and pursuing non-government work, including substance abuse testing and clinical trials.

We seek to educate our customers through our sales, marketing and customer service efforts. Comprehensive service manuals are supplied to our customers, and local customer service representatives who monitor customer satisfaction and service, answer questions and help resolve problems.

CUSTOMERS AND PAYORS

United States

In many instances in the United States, testing services are billed to a payor other than the customer who ordered the test, depending upon a patient's medical benefits and insurance coverage. Our

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principal payors include hospitals, the individual physicians and clinics, Medicare and Medicaid, patients and third party insurance companies. Our customers include the following:

Hospitals


We provide laboratory testing services to hospitals on an exclusive basis through nine long-term contracts. Six of these contracts are capitated contracts where our fees are typically based on the number of adjusted hospital admissions. These contracts provide for certain adjustments to mitigate the risks of changes in test utilization and complexity. The other three contracts are on a fee-for-service basis. Of the long-term contracts, our contract with Swedish Medical generates the highest revenues, accounting for approximately 6% of our U.S. (4% of our overall) revenues for the six months ended June 30, 2001. In addition to the long-term hospital contracts, we also provide reference testing services to hospitals on a fee-for-service basis.


Physicians and clinics

Physicians requiring testing for patients who are not covered by a managed care contract generate a significant portion of our clinical laboratory testing business. We bill the appropriate party who may be (i) the physician who requested the testing, (ii) the patient or (iii) a third party who pays on behalf of the patient, such as an insurance company, Medicare or Medicaid. We bill the majority of our customers on a fee-for-service basis. Our fees to physicians are based on a negotiated customer fee schedule. Fees billed to patients are based on a separate patient fee schedule, which may be subject to limits imposed by the physicians themselves or by third-party payors. Medicare and Medicaid billings are based on fee schedules authorized by the government.

Employers and other institutions

We provide testing services to government agencies and to large employers including testing for substance abuse, occupational exposures and comprehensive wellness programs. We also perform a variety of reference tests for other clinical laboratories, including hospital laboratories that do not have a full range of testing capabilities.

Third party insurance companies

Certain of these organizations may contract with a limited number of clinical laboratories for their members and instruct participating physicians to use these laboratories for their testing.

The following table provides an estimate, on a percentage basis, of our clinical laboratory testing revenues for our U.S. laboratory operations for the six months ended June 30, 2001 applicable to each payor group, and the estimated volume of requisitions associated with each group.

                                                Requisition
                                                volume as a       Revenues as a %
Payor                                        % of total volume   of total revenues
----------------------------------------------------------------------------------
Physicians and clinics.....................     35% -- 40%          25% -- 30%
Medicare and Medicaid......................     20% -- 25%          15% -- 20%
Patients...................................     5% -- 10%           10% -- 15%
Third party insurance companies............     10% -- 15%          15% -- 20%
Hospitals..................................     20% -- 25%          20% -- 25%

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Canada


In the provinces of Ontario and Alberta, tests are ordered by physicians, while approximately 90% of testing performed by us is paid for by government agencies. The remaining approximate 10% of testing is performed on a fee-for-service basis for a variety of private payors for the purposes of: (i) substance abuse testing, (ii) clinical trials and (iii) various non-government funded tests.


BILLING

Due to the significantly different make-up of payors in the United States and Canada, the nature of the billing processes is also very different.

United States

Billing of laboratory services in the United States is complicated by the following factors:

- many different payors (including patients, insurance companies, Medicare, Medicaid and physicians);

-   many different fee schedules for the different payors;

- the reliance on the physician to provide complete and correct information necessary for billing purposes;

-   uncertainty at times as to the party responsible for payment; and

-   complex compliance requirements such as medical necessity documentation.

Approximately 80% of our U.S. revenues for the six months ended June 30, 2001 were billed to various non-hospital payors and, like other laboratories in the industry, we are impacted by these factors. The balance of our revenues were billed on a monthly basis to hospitals pursuant to long term contracts. The hospitals in turn bill their various payors for the laboratory services. Since our payment from the hospitals is not dependent on the hospitals' billing and collection process, we receive regular monthly payments from the hospitals and experience virtually no bad debts from our hospital customers.

Most of our bad debt expense with respect to the non-hospital revenues is the result of issues that are not credit related, primarily as a result of missing or incorrect billing information on requisitions. We perform the requested tests and report test results regardless of missing or incorrect billing information. Subsequent to performing the test we attempt to obtain the required information. This missing or incorrect information slows the billing process, creates backlogs of unbilled requisitions and increases the aging of our accounts receivable.

During 1999, we installed three new billing systems and upgraded three existing billing systems. As a result, our billing workflow was interrupted. This, in turn, resulted in an increase in our days sales outstanding, or DSOs.

We continue to focus on the billing area, with an objective of reducing DSOs. Steps taken in this regard include:

- strengthening our billing management and staff by recruiting experienced billing personnel;

- continued training of our staff and customers to provide complete and accurate billing information on the ordering of a test;

- installing and increasing the number of electronic billing interfaces with our payors; and

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-   creating an incentive program for both management and staff.

These steps have resulted in a reduction of our DSOs in the United States from 93 days at December 31, 1999 to 75 days at December 31, 2000 and to 70 days at June 30, 2001.

Canada


We bill government agencies in Ontario and Alberta for approximately 90% of our Canadian revenues. DSOs tend to be in the 38-43 day range, and bad debts are immaterial.


INFORMATION TECHNOLOGY

We believe that our information systems play an integral role in managing our operations and controlling our costs. Our information systems perform a variety of functions such as order entry and delivery of test results, accounts receivable, billing, finance, human resources and other administrative functions.

United States

The significant growth we have experienced in the United States through our acquisitions and joint venture partnerships has necessitated continued expansion and upgrading of our information technology infrastructure. To manage this growth, to achieve greater consistency across operations and to recognize economies of scale, we have embarked on a number of strategic initiatives over the past three years.

The first initiative was to centralize our information technology management, development and support in Dallas, Texas, which is under the control of our Chief Information Officer. We expanded the number of specialized information technology professionals, which decreased our reliance on external resources to enhance and support our key systems.

We standardized our billing and accounts receivable functions. Currently all of our operations utilize the Antrim billing application system. The system is implemented at multiple sites which provide for back-up and disaster recovery and is fully supported by our own in-house resources. We believe this standardization has several benefits including:

-   enhanced billing accuracy and consistency;

-   efficient use of our resources to increase functionality and flexibility;

-   efficient electronic submissions of claims;

-   improved customer service; and

-   enhanced management oversight of regulatory and compliance requirements.

We integrated a series of stand-alone laboratory information systems into a network of systems which enables us to communicate test orders and results among our various laboratories in the United States and between our laboratories and several of our customers and payors. Additionally, our laboratories are capable of transferring testing between our various facilities in order to maximize efficiency.


We developed and installed in all of our regions a web-based, secure, diagnostic reporting capability that allows authorized clients to view their patient results "any time" and "anywhere" and also provides them with the ability to exchange the information instantly and electronically with other physicians for consultation.


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Currently we are:

-   developing Web-based ordering and enhancing result delivery capabilities;

- deploying centralized and standardized electronic data interchange between our operations and various customers and payors, to enable us to transfer laboratory test data as well as financial data from their respective information systems to our own;

- rolling out centralized electronic claims processing with our clearing house partner; and


- implementing a highly specialized esoteric laboratory information system to integrate Dynagene into our existing corporate network.


We expect to continue to implement advanced information technologies and extend our local and wide area networks and integrate these systems into our existing corporate network. This enables us to respond to our customers' needs more rapidly and efficiently. Finally, we are developing systems solutions to rapidly and effectively integrate new operations within our network.

Canada


Many of the laboratory information, accounting and other support system requirements in the Canadian clinical laboratory testing industry are similar to those in the United States. However, billing system requirements in Canada are less complex than those in the United States because government agencies are responsible for approximately 90% of our Canadian revenues.


Our management information systems in Ontario operate on a common platform and continue to meet the laboratory information, test result reporting and billing requirements in the Ontario laboratory industry environment.

In Alberta, we utilize a laboratory information system which is a subsystem of an overall healthcare information system operated by the Capital Health Authority and made available to us under a long-term laboratory service agreement with them.

COMPLIANCE PROGRAM

In 1997, we adopted and implemented a comprehensive, company-wide corporate compliance program in the United States. Its objective was to educate and train our employees to ensure the observance of all applicable laws, regulations and general corporate policies. Our program was structured following the guidance of the Office of the Inspector General of the U.S. Department of Health and Human Services and includes a full-time compliance officer, an ethics and business code of conduct, employee education and training programs, and an internal system for auditing and monitoring programs. We believe that we are in compliance in all material respects with all statutes, regulations and other requirements applicable to our clinical laboratory testing operations. The clinical laboratory testing industry, however, is subject to extensive and continuously evolving regulation, and many of these statutes and regulations have not been interpreted by the courts. Consequently, we may not be in full compliance with all of these requirements. Any failure by us to comply with these requirements could have a material adverse effect on our business. See "Regulation."

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QUALITY ASSURANCE

We consider the quality of our testing services to be of critical importance, and have comprehensive quality assurance programs in all of our laboratories and specimen collection centers.

United States

In addition to external inspections and proficiency programs mandated by the Centers for Medicare and Medicaid Services (CMS), formerly Health Care Financing Administration (HCFA), under the Clinical Laboratory Improvement Amendments, each testing laboratory has additional systems and procedures in place to measure and monitor quality assurance.

Our quality control program is designed to assure the day-to-day validity of our laboratory results. Known control material is run with each group of patient samples, and the control values must fall within our acceptable range for the release of patient samples included in this testing group. Whenever possible, at least two levels of controls are run with each test, covering both the normal and abnormal ranges for the test. These controls also serve as internal markers to monitor our day-to-day testing reproducibility.

Our major U.S. laboratories are accredited by the College of American Pathologists for clinical and anatomic pathology services and two facilities are certified by the Substance Abuse and Mental Health Services Administration for performing forensic drug testing. Accreditation is achieved by passing internal or external inspections that assess all aspects of laboratory testing.

Our U.S. laboratories also participate in one or more federal, state or independent proficiency-testing programs, such as the program administered by the College of American Pathologists. With these programs, we analyze "blind" samples, report back to the agency and are graded against strict federal standards during which our results are evaluated against the results of other laboratories in these nationwide peer group comparisons. We continuously review our proficiency test performance results.

Canada

All our major Canadian laboratories are inspected and accredited by the College of American Pathologists for clinical and anatomical pathology services. In addition, our laboratories in the Province of Ontario are licensed, inspected and accredited in accordance with provincial legislation by a branch of the Ministry of Health and Long Term Care. A requirement of this legislation is participation in the Laboratory Proficiency Testing Program administered by the Ontario Medical Association. In Alberta, the College of Physicians and Surgeons administers both the laboratory licensing function and laboratory accreditation functions. It also administers an inspection program which is similar to that of the College of American Pathologists.

Our drug testing laboratories in Ontario and Alberta are also accredited by the Substance Abuse and Mental Health Services Administration for performing forensic drug testing. Only one other such accredited laboratory exists in Canada.

COMPETITION

We believe that, in selecting a clinical laboratory, healthcare providers in the United States and Canada often consider a number of factors, including the following:

-   reputation in the medical community;

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-   service capability and quality;

-   accuracy, timeliness and consistency in reporting test results;

-   number and type of tests performed by the laboratory;

-   number, convenience and geographic coverage of patient service centers; and

-   pricing.

We believe we compete favorably in each of these areas. In addition, we believe we are well positioned in each of our regional markets due to the presence of our laboratory operations in each market, joint venture partnership model and our exclusive, long-term hospital contracts which enhance our market penetration and overall regional presence in these markets.

United States

The clinical laboratory testing business in the United States is highly competitive and fragmented and has undergone significant consolidation. We compete on a regional and local basis with several independent clinical laboratories as well as with laboratories owned by physicians and hospitals. According to the 2001 Washington G-2 Reports, there are approximately 4,900 independent clinical laboratories in the United States, which generally fall into two categories. The first category is comprised of smaller, local laboratories that generally offer fewer tests and have limited financial resources. The second category, which includes our laboratories, is comprised of larger regional or national laboratories that provide a broader range of tests and services. There are currently two large national independent clinical laboratories: Quest Diagnostics Incorporated, which during 1999 purchased SmithKline Beecham's clinical laboratory testing business, and Laboratory Corporation of America Holdings.

Some of our competitors have substantially greater financial and other resources and larger, more established marketing, sales and laboratory organizations than we do. We may not be able to continue to compete successfully with these larger competitors in the regional markets we serve. Furthermore, we may not be able to continue to compete effectively with these organizations for acquisitions. If we are unable to continue to make acquisitions, our ability to continue to grow would be significantly reduced. See "Risk factors--The U.S. clinical laboratory testing market is intensely competitive . . . ."

Canada

The Canadian laboratory services industry operates in an environment where competition is limited due to the nature of the governmental regulation and reimbursement systems. In the markets we serve, the other major providers of laboratory services are independent clinical laboratories, with MDS Inc. and Canadian Medical Laboratories Limited being the most significant ones, and hospital based laboratories. See "Management's discussion and analysis of financial condition and results of operations--Our Revenues."

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INSURANCE

We maintain liability insurance (subject to maximum limits) for claims, which may be substantial, that could result from providing or failing to provide clinical laboratory testing services, including inaccurate testing results. Although coverage may not be adequate to cover all future exposure, we believe that the present levels of coverage are adequate to cover currently estimated exposures. We believe that we will be able to obtain adequate insurance coverage in the future, but we may not be able to obtain such coverage, do so at an acceptable cost or avoid incurring significant liabilities in excess of policy limits.

EMPLOYEES

As of June 30, 2001, our U.S. clinical laboratory testing operations employed approximately 4,100 full-time equivalent personnel. Our Canadian laboratory operations employed approximately 2,200 full-time equivalent personnel. Approximately, 700 of our personnel are currently represented by collective bargaining units. We consider our relations with our employees to be good.

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PROPERTIES

Our principal U.S. properties, which are comprised of our corporate offices and central laboratory facilities, are the following:


                                           Approximate area   Nature of
Location                                   (in square feet)   Occupancy        Expiration of Lease
--------------------------------------------------------------------------------------------------
Houston, Texas                                                Joint Venture
  (Memorial Hermann Partnership).........       66,800        Partnership(1)   September 30, 2010
Milwaukee, Wisconsin                                          Joint Venture
  (United Partnership)...................       59,219        Partnership(1)   August 1, 2030
Montgomery, Alabama (LabSouth)...........       54,150        Owned
Knoxville, Tennessee (Tennessee
  Partnership)...........................       48,628        Joint Venture    July 31, 2009
                                                              Partnership(1)
Dallas, Texas (Dynacare Laboratories
  Inc.)..................................       39,621        Leased(2)        October 31, 2003
Oklahoma City, Oklahoma (Medical Arts
  Laboratory)............................       38,147        Leased           May 14, 2007
Pittsburgh, Pennsylvania (Allegheny                           Joint Venture
  Partnership)...........................       34,177        Partnership(1)   December 31, 2010
Seattle, Washington (Laboratory of
  Pathology).............................       33,215        Leased           January 1, 2004
Meridian, Mississippi (Medical Pathology
  Laboratory)............................       29,232        Leased           May 31, 2002
Birmingham, Alabama (LabSouth)...........       29,140        Leased           October 31, 2010
Baton Rouge, Louisiana (Louisiana
  Reference Laboratory)..................       27,500        Leased           November 30, 2002
Schenectady, New York (Ellis
  Partnership)...........................       16,324        Joint Venture    September 2, 2004
                                                              Partnership(1)
Cheyenne, Wyoming (Clinical Laboratories
  Cheyenne)..............................       10,618        Leased           September 15, 2006
Midland, Texas (West Texas Pathology
  Laboratory)............................       10,309        Leased           October 31, 2005
Houston, Texas
  (Laboratories for Genetic Services)....       10,009        Leased           May 31, 2003
Mt. Vernon, Washington (Skagit Valley
  Laboratory)............................        9,430        Leased           February 1, 2007
Jackson, Mississippi (Clinical Pathology
  Laboratory)............................        8,744        Leased           January 31, 2004
Monroe, Louisiana (Bayou Laboratory).....        7,608        Leased           July 31, 2004
San Antonio, Texas (Accufast Diagnostic
  Laboratory)............................        5,084        Leased           August 31, 2002
El Dorado, Arkansas (Accu-Path
  Laboratory)............................        4,000        Leased           November 30, 2001
Texarkana, Texas (Doctors Diagnostic
  Laboratory)............................        3,850        Leased           April 30, 2002
Bremerton, Washington (Olympic
  Laboratory)............................        1,659        Leased           June 30, 2015
Port Orchard, Washington (Olympic
  Laboratory)............................          623        Leased           September 30, 2003


---------

(1) We are a partner in a 50/50 joint venture partnership which operates the clinical laboratory and leases the property.

(2) Represents our principal corporate offices in Dallas, Texas.

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Our principal Canadian properties include:


                                      Approximate area
Location                              (in square feet)   Nature of Occupancy   Expiration of Lease
---------------------------------------------------------------------------------------------------
Toronto, Ontario....................       69,000        Owned
Edmonton, Alberta...................       54,138        Leased                March 31, 2007(1)
London, Ontario.....................       39,544(2)     Owned
Toronto, Ontario....................       14,780        Leased                October 31, 2002
Ottawa, Ontario.....................       12,353        Leased                February 2002


---------

(1) Through the Alberta Partnership in which we have an approximate 43% interest.

(2) This property totals 43,605 square feet, 39,544 of which are occupied by the laboratory and the remainder of which is leased to other parties.

All of our central laboratory facilities have been built for the sole purpose of providing clinical laboratory testing services. We believe that these facilities have sufficient capacity for any foreseeable increase in volumes. We believe that if we were to lose any of our leaseholds, we could find alternate space at competitive market rates and relocate the affected operations without material disruption to our operations.

REGULATION

United States

The U.S. clinical laboratory testing industry is subject to significant governmental regulation at the federal, state and local levels. Virtually all clinical laboratories, including those we operate, are required to be certified or licensed under the Clinical Laboratory Improvement Amendments, the Medicare and Medicaid programs, and various state and local laws, and may be subject to periodic inspections by regulatory agencies. We are also subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and infectious and hazardous materials as well as the safety and health of laboratory employees. Potential sanctions for failure to comply with these regulations include the denial of the right to conduct business, significant fines and criminal penalties. As part of an effort to contain the growth of federal costs for clinical laboratory testing services, several federal agencies including the Federal Bureau of Investigation, the Office of the Inspector General of Health and Human Services, the Center for Medicare and Medicaid Services (CMS) and the Department of Justice have devoted increased governmental resources to investigations aimed at the appropriateness of testing as well as fraudulent and abusive conduct by service providers. Criminal conviction or successful prosecution of a civil fraud or false claims action can result in substantial fines and penalties as well as exclusion from the Medicare and Medicaid programs.

Over the past several years, CMS has taken several measures to reduce utilization of clinical laboratory testing and to ensure that, except for certain limited exceptions, Medicare does not pay for tests that are ordered for screening purposes only. Since 1995, many Medicare carriers have begun to require clinical laboratories to submit documentation supporting the medical necessity for many commonly ordered tests, as judged by ordering physicians.

Further federal legislation has reduced ceilings on Medicare reimbursement to clinical laboratories to 74% of the 1984 national median effective January 1, 1998 (84% on January 1, 1994; 80% on

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January 1, 1995; and 76% on January 1, 1996) and consumer price index adjustments have been eliminated until at least 2002.

CMS previously had permitted payment for all tests contained in a chemistry panel when at least one of the tests in the panel was "medically necessary." However, now Medicare payment will not exceed the amount that would be payable if only the tests that are "medically necessary" had been ordered. Therefore, patients may be billed for clinical laboratory tests that are not deemed "medically necessary" (E.G., limited coverage tests for which an approved diagnosis code is not provided by the ordering physician) if the patient signs an advance beneficiary notice. However, since the majority of our requisitions are filled out by physician customers, we cannot mandate the proper use of the advance beneficiary notice.

Certifications or licenses are required by various state and local laws. An important accreditation for any U.S. clinical laboratory is by the College of American Pathologists, or CAP. All of our major laboratories in the United States are accredited by CAP and have Clinical Laboratory Improvement Act certification except our laboratory in New York State, which is licensed by the state. While neither CAP nor Clinical Laboratory Improvement Act accreditation is required in Canada, our Ontario (Toronto, Ottawa and London) and Alberta (Edmonton) laboratories are both CAP and Clinical Laboratory Improvement Act accredited.

Specific federal legislation has been enacted to address fraud and abuse in the healthcare industry. Anti-kickback statutes prohibit any offer, payment, solicitation or receipt of any form of remuneration to induce, or in return for, the referral of certain federal or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by certain federal or state health programs. Violations of the statute can result in the imposition of substantial civil and criminal penalties. In addition, certain federal laws prohibit a physician from referring a patient to an entity with which the physician, or an immediate family member of the physician, has a financial relationship for the provision of eleven designated health services, including clinical laboratory testing services (the "Stark Law"). Although CMS issued regulations in 1995 regarding certain aspects of the Stark Law, on January 4, 2001, CMS issued additional final regulations on the Stark Law, which were subject to a comment period. These regulations are the first phase of a two-phase process with remaining regulations to be issued some time in the future.

Many states have enacted anti-kickback, anti-rebate, anti-fee splitting and other laws, which also govern our relationships with customers. For example, our laboratory in New York State is subject to certain provisions that are significantly more stringent than federal law on the same matters.

Federal and state governments are considering additional healthcare legislation and regulation that could result in decreased revenues to clinical laboratories. Over the past few years, CMS has considered whether to seek approval for a demonstration project to determine whether competitive bidding can be used to provide quality laboratory and other medical services at prices below current Medicare reimbursement rates.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. In addition, the Federal Occupational Safety and Health Administration (OSHA) has established extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize

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exposure to, and transmission of, blood-borne pathogens. As a result of the Needlestick Safety and Prevention Act, which was enacted in 2000, in January 2001, OSHA promulgated final regulations that revise the blood-borne pathogens standard. In addition, a number of states in which we conduct business have also recently adopted similar statutes and regulations related to injuries that employees may sustain from contaminated needles and other sharps. Although we are not aware of any current material non-compliance with such federal, state and local laws and regulations, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions.

The transportation of infectious substances such as clinical laboratory specimens is subject to regulation by the Department of Transportation, the Public Health Service, the U.S. Postal Service and the International Civil Aviation Organization. All our laboratories are subject to applicable federal and state laws and regulations relating to the biohazard disposal of laboratory specimens, and we utilize outside vendors for the disposal of such specimens.

Drug testing for public sector employees is regulated by the Substance Abuse and Mental Health Services Administration (SAMHSA), which has established detailed performance and quality standards that laboratories must meet in order to be approved to perform drug testing on employees of Federal government contractors and certain other entities. To the extent that our laboratories perform this testing, they must be certified as meeting SAMHSA standards. The Drug Enforcement Administration regulates access to controlled substances in drug abuse testing.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, governs the portability, privacy and security of electronically transmitted patient data. HIPAA also mandates, among other things the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Among the standards that the Department of Health and Human Services has adopted (or will adopt in the future) pursuant to HIPAA are standards for the following: electronic transactions and code sets; unique identifiers for providers, employers, health plans and individuals; security and electronic signatures; privacy and enforcement.

The Department of Health and Human Services has released two rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments and coordination of benefits and it establishes standards for the use of electronic signatures. Secondly, the Department of Health and Human Services has released new standards relating to the privacy of individually identifiable health information. These standards not only require our compliance with rules governing the use and disclosure of protected health information, but they also require us to impose those rules, by contract, on any business associate to whom such information is disclosed. Rules governing the security of health information have been proposed but have not been issued in final form.

The Department of Health and Human Services finalized the new transaction standards on August 17, 2000, and we will be required to comply with them by October 6, 2002. The privacy standards were issued on December 28, 2000, and became effective in mid-April 2001, with a compliance date of April 14, 2003. With respect to the security regulations, once they are issued in final form, we expect affected parties will have approximately two years to be fully compliant. Sanctions for failure to comply with the HIPAA health information practices provisions include criminal penalties and civil sanctions.

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We expect to conduct our business in compliance with all applicable federal, state and local laws and regulations governing our computer-based operations. However, the impact of regulatory developments affecting the use of electronically transmitted data is complex and difficult to predict, and our business could be adversely affected by existing or new regulatory requirements or interpretations.

Although we believe that our service offerings address healthcare privacy concerns by providing personalized healthcare information in a secure, private manner, we may not be able to achieve and maintain compliance with all applicable rules and regulations. Failure to comply could have a material adverse impact on our business.

Canada

The clinical laboratory testing industry is also subject to significant governmental regulation primarily at the provincial level in Canada. In general, laboratory licenses authorize clinical diagnostic laboratories to perform specific tests. The licensing and regulatory requirements relate to, among other matters, the conduct of testing and reporting of results, the handling and disposal of medical specimens and infectious and hazardous waste and other materials, the safety and health of laboratory employees and the proficiency of staff. The clinical laboratory testing industry in Canada is subject to periodic inspections by regulatory agencies. The sanction for failure to comply with licensing requirements and other regulations, including environmental and employee occupational health and safety regulations, may include the revocation of licenses, the denial of the right to conduct business, significant fines and quasi criminal penalties. The revocation or loss of any of our laboratory licenses in Canada would have a material adverse effect on us.

Environmental matters including use, storage, handling, discharge, transportation and disposal of hazardous materials (including biomedical and pathological waste, infectious products, chemicals and radioactive materials) are strictly regulated. The provinces have the key role in regulating and issuing licenses and registrations for operations within the province (such as air and water effluent discharges and waste management) and federal regulators also have jurisdiction, particularly in regard to the transportation of dangerous goods (chemicals or infectious materials, for example), certain defined toxic substances and radioactive substances. Penalties for infractions of environmental regulations have been steadily increasing in Canada in recent years, and emission, discharge and licensing standards have become increasingly stringent.

Ontario

In Ontario, clinical laboratories must be licensed by the Ontario Ministry of Health and Long Term Care. There are presently two forms of licenses under which we operate: laboratory licenses and specimen collection center licenses. Laboratory licenses authorize clinical laboratories to perform specific tests, which vary from license to license. The licenses are issued for one-year terms and are routinely renewed. Certain laboratory tests can only be carried out in hospital laboratories. Specimen collection licenses authorize the collection of specimens, which are then sent to a clinical diagnostic laboratory for analysis. Specimen collection centers are typically located in medical buildings, clinics and other similar facilities. Physicians are entitled to collect specimens without being specifically licensed, but will typically have the specimen tested by a licensed laboratory.

Our Ontario laboratories are subject to provincial regulation in respect of occupational, health and safety. Laboratory workers are subject to the Health Care and Residential Facilities Regulation made under the Occupational Health and Safety Act (Ontario), which provides for extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. This regulation, among other things, requires work practice controls, protective clothing and equipment, training,

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voluntary medical surveillance and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens.

Our laboratory operations in Ontario are subject to an agreement with the Ontario government pursuant to which each laboratory service provider has been allocated a fixed share (referred to as a corporate funding cap) of an overall industry funding cap for government reimbursed services. For the six months ended June 30, 2001, approximately 73% of our Canadian revenues (20% of our total revenues) were for services that are subject to the corporate funding cap. Under the agreement, we do not receive government payments in excess of our annual corporate funding cap, even when we are required to provide testing services that would otherwise have a value in excess of the cap. Having to provide testing services in excess of our annual corporate funding cap could have a material adverse impact on our revenues, profitability and financial condition. Should a laboratory service provider perform testing valued below its corporate funding cap in an year, its funding would be reduced to the value of testing actually completed and the amount of the shortfall would be permanently reallocated to other laboratory service providers as an increase to their share of the corporate funding cap. Although we have continued to provide testing services in excess of our annual corporate funding cap, we cannot assure you that we will continue to process adequate test volumes to maintain our existing corporate funding cap in the future.

The Ontario government continues to examine the future of the funding method and the laboratory delivery system in the province, with a longer term view to improving the efficiency and cost effectiveness of laboratory services provided by both the independent and hospital sectors. We, independently and also through the Ontario Association of Medical Laboratories, are an active participant in addressing these areas and providing input to the Ministry of Health and Long Term Care.

The government also has initiated a process in consultation with the Ontario Medical Association, Ontario Hospital Association and the Ontario Association of Medical Laboratories with a view to improve the quality of and access to affordable laboratory service through better coordination of laboratory services provided in each region of Ontario. Currently the process has commenced in three regions.

Alberta

In Alberta, clinical laboratory services form a part of the practice of medicine and, as such, are regulated by the College of Physicians and Surgeons of Alberta.

Effective July 1995, the Alberta government implemented a reduction in funding for healthcare services and changed the method of delivery of healthcare services by establishing regional health authorities to receive bloc provincial grants and to be responsible for all healthcare requirements within their regions. In response to these changes, we formed a partnership with our two major competitors in Northern Alberta to create a single clinical laboratory testing business with one central clinical laboratory. The Alberta Partnership serves the private sector's traditional physician base and certain of the hospitals, which have traditionally operated their own in-hospital clinical laboratories.

We hold an approximate 43% interest in the Alberta Partnership, which has entered into a long-term agreement with the Capital Health Authority in Alberta (encompassing Edmonton) to provide services to the region. In addition, the Alberta Partnership has entered into agreements with several other regional health authorities in northern Alberta. In the aggregate, these agreements provide the Alberta Partnership with an estimated market share of approximately 60% of the clinical laboratory testing market in northern Alberta. The Alberta Partnership on an annual basis has negotiated reimbursement increases with each of the regional health authorities to reflect cost increases, additional services and increased volumes.

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The Alberta Partnership is subject to provincial legislation and regulation of general application in respect of the environment, privacy of information, healthcare and occupational health and safety. In addition, the Alberta Partnership and its laboratory personnel are subject to requirements under the Occupational Health and Safety Act (Alberta) relating to workplace safety.

DETAILS OF INCORPORATION

We were incorporated under the Business Corporations Act (Ontario) in September 1981. In 1992, we acquired all of the shares of our major operating subsidiary, The Dynacare Health Group Inc., and we changed our name to Dynacare Inc. In May 1997, our shareholders approved a plan of arrangement whereby we were taken private. In November 2000, we completed an initial public offering of 5,003,000 common shares in the United States and began trading on the Nasdaq National Market and the Toronto Stock Exchange.

LEGAL PROCEEDINGS

We are involved in various legal proceedings arising in the ordinary course of business. Although it is not feasible to predict the outcome of such proceedings or any claims made against us, we do not anticipate that the ultimate resolution of such proceedings or claims will have a materially adverse effect on our financial position or results of operations as they primarily relate to professional liability for which we believe we have adequate insurance coverage. We maintain professional liability insurance for our professional liability exposures. See "--Insurance."

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EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.


Name                                             Age   Position
-------------------------------------------------------------------------------------------------
Harvey A. Shapiro(1)......................     56      Chairman, President, Chief Executive
                                                       Officer and Director

Osama I. Sherif(1)........................     53      Executive Vice President and Chief
                                                       Operating Officer

Zbig S. Biskup, C.A.(2)...................     49      Executive Vice President, Chief Financial
                                                       Officer and Secretary

Albert J. Latner(1).......................     74      Chairman Emeritus and Director

Donald J. Edwards(3)......................     35      Director

Bruce V. Rauner(4)........................     45      Director

Dino Chiesa(1)............................     53      Director

William T. Brock(1).......................     64      Director

Thomas Edward Long(1).....................     43      Director

Paul Bellamy(5)...........................     53      Director

Robert J. Lipsig(6).......................     59      Director


---------

(1)  Resident of Toronto, Ontario

(2)  Resident of Vaughan, Ontario

(3)  Resident of Chicago, Illinois

(4)  Resident of Winnetka, Illinois

(5)  Resident of Old Greenwich, Connecticut

(6)  Resident of Boca Raton, Florida

HARVEY A. SHAPIRO has been our Chairman since September 2000 and our President and Chief Executive Officer since May 1997. Mr. Shapiro has been a director since September 1987. From April 1992 to May 1997, Mr. Shapiro was our President and Chief Operating Officer and from 1987 to April 1992 was our Executive Vice President. Mr. Shapiro originally joined us as Executive Vice President in 1987. Before that, Mr. Shapiro was a partner with the law firm of Goodman and Carr LLP, Toronto.

OSAMA I. SHERIF has been Executive Vice President with responsibility for developing new joint venture partnerships with hospitals and other business opportunities since 1997. Since May 2000, Mr. Sherif also served as the Chief Operating Officer of our U.S. operations. Mr. Sherif originally joined us as Senior Vice-President in June 1990. Previously, Mr. Sherif, as a partner with Ernst & Young, Management Consultants, provided management services to the healthcare industry.

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ZBIG S. BISKUP, C.A. has been an Executive Vice President and Secretary since November 2000 and the Chief Financial Officer since February 1993. Prior to February 1993, Mr. Biskup was a partner with Ernst & Young, Chartered Accountants.

ALBERT J. LATNER has been a director since September 1987. Mr. Latner is a developer, owner and operator of real estate projects. Mr. Latner has been our Chairman Emeritus since November 2000, was Chairman of the Board since our formation in 1987 until September 2000 and was Chief Executive Officer from 1987 to May 1997.

DONALD J. EDWARDS has been a director since May 1997. Mr. Edwards is a Principal at GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois, formed in 1998 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc., the general partner of the general partner of Golder, Thoma, Cressey, Rauner Fund V, LP, which he joined in 1994.

BRUCE V. RAUNER has been a director since May 1997. Mr. Rauner is a Principal at GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois, formed in 1998 as a successor entity to Golder, Thoma, Cressey, Rauner, Inc., the general partner of the general partner of Golder, Thoma, Cressey, Rauner Fund V, LP, which he joined in 1980.

DINO CHIESA has been a director since November 2000. Mr. Chiesa is the President and Chief Executive Officer of Residential Equities Real Estate Investment Trust, a Canadian Real Estate Investment Trust, a position he has held since April 1999. Prior to his position at Residential Real Estate Investment Trust, Mr. Chiesa was Assistant Deputy Minister at the Ontario Ministry of Municipal Affairs and Housing and Chief Executive Officer of the Ontario Housing Corporation and the Ontario Mortgage Corporation from December 1995 to
March 1999.

WILLIAM T. BROCK has been a director since November 2000. Mr. Brock began his career with the Toronto-Dominion Bank, Canada in 1963 where he served in a variety of positions including Executive Vice President, Credit Division, Vice Chairman, Credit Division, Vice Chairman, Risk Management and finally Deputy Chairman from 1997 until his retirement in January 2000.

THOMAS EDWARD LONG has been a director since November 2000. Mr. Long is partner in the Toronto office of the Monitor Group, a global strategy consulting firm based in Cambridge, Massachusetts. Prior to joining the Monitor Group, Mr. Long was a partner with Egon Zehnder International Inc., a leading international executive search firm. Mr. Long is also a lawyer having been called to the bar in 1984.


PAUL BELLAMY has been a director since January 2001. Mr. Bellamy was Chief Restructuring Officer of and consultant to the Board of Directors of Zefer Corporation, an internet services company, from May 2001 to September 2001.
Mr Bellamy was Chief Executive Officer and a member of the Board of Directors of Esquire Communications, a professional services company, from December 1999 to March 2001. From March 1998 to March 1999, Mr. Bellamy was President, Chief Operating Officer, Chief Financial Officer and a member of the Board of Directors of Graham Field, Inc., a medical home healthcare and surgical products manufacturer. From October 1995 to February 1998, Mr. Bellamy was Chief Financial Officer of Davis Vision, Inc., an eye care HMO and optical retail company.


ROBERT J. LIPSIG has been a director since January 2001. Mr. Lipsig is the Chairman and Chief Executive Officer of RJL Private Investments, a firm founded in 1995. RJL Private Investments consults with and invests in privately held corporations. From 1985 until his retirement in 1994, Mr. Lipsig was Chairman and Chief Executive Officer of ERO Industries, a Chicago, Illinois Nasdaq listed firm involved in the children's consumer products industry.

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BOARD COMPOSITION

Each director is elected to serve until his successor is elected at the next annual meeting of shareholders or until his earlier death, resignation or removal as provided in our bylaws.

BOARD COMMITTEES

Our Board of Directors does not have an Executive Committee. In connection with our initial public offering in November 2000, the Board established the committees described below and gave each committee the responsibility to provide initial, in-depth consideration to various matters falling within the Board's mandate. None of the committees has decision-making authority, but rather each committee considers the issues within its mandate and makes recommendations to the Board. Our board of directors has the following three committees:

Audit Committee

The Audit Committee consists of William T. Brock, Dino Chiesa, Thomas Edward Long and Paul Bellamy and assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process, including the selection of our outside auditors and the review of the financial reports and other financial information provided by us to any governmental or regulatory body, the public or other users thereof, our systems of internal accounting and financial controls and compliance programs, and the annual independent audit of our financial statements.

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for making recommendations for approval by the Board of Directors with respect to remuneration of our executives, including our President and Chief Executive Officer, our senior officers and senior management of us and our principal subsidiaries. The Compensation Committee is currently composed of Albert J. Latner, Donald J. Edwards, Thomas Edward Long and Robert J. Lipsig. The Compensation Committee reviews and determines all elements of the executive officers' compensation on an annual basis and adjusts such compensation in appropriate cases.

Corporate Governance Committee

The Corporate Governance Committee is composed of Donald J. Edwards, Albert J. Latner, William T. Brock and Paul Bellamy. The Corporate Governance Committee is responsible for, among other things, developing our approach to corporate governance and making recommendations to the Board of Directors concerning the following:

-   effectiveness of the systems of governance;

-   size and composition of the Board;

-   suitable candidates for nomination as directors; and

-   mandate of each committee of the Board.

The Corporate Governance Committee has the authority to approve any director requests to engage an outside advisor at our expense. The Corporate Governance Committee also serves as a nominating committee and considers nominees for the Board recommended by shareholders, management or other directors.

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Compensation committee interlocks and insider participation

None of our executive officers has served as a director or member of the compensation committee during 2000.

COMPENSATION OF DIRECTORS AND OFFICERS


Each of our directors who is not also an employee of ours is entitled to receive a fee for serving as a director, a fee for serving as a member of each board committee on which the director serves and a fee for attending each board or committee meeting. For serving on our Board of Directors, each director receives an annual fee of $20,000 and an additional fee of $1,000 for each meeting of the Board of Directors at which the director is in attendance. Directors serving as members of committees of the corporation receive an annual fee of $1,000 and a fee of $250 for each meeting of any committee at which the director is in attendance. In addition, a director serving as a chairman of any committee receives an additional annual fee of $1,000 and an additional fee of $250 for each meeting at which the chairman is in attendance. Our directors are also eligible to participate in our stock option plans and are entitled to be reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.


We paid aggregate base compensation of $0.9 million for the year ended
December 31, 2000 ($0.9 million in 1999) to our executive officers who were executive officers as at December 31, 2000 (a total of three) for their services. In addition, upon the completion of our initial public offering in November 2000, we paid $2.1 million to certain of our executives to enable them to repay in full outstanding loans made by us to them and the associated taxes which became due as a result. We also paid $0.8 million to one of our executives in November 2000 to terminate our employment contract with the executive. See "Related party transactions" for additional details.


We granted stock options for 1,316,859 common shares to our officers and directors under our Stock Option Incentive Plan described below under "--Employee Stock Option Plans." Of this amount, 1,212,224 stock options were granted on June 12, 1997, 34,635 were granted on May 10, 1999 and 70,000 were granted on January 16, 2001.


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Summary compensation table

The following table sets forth certain compensation awarded, earned by or paid to our Chairman and to the four most highly paid executive officers, other than the Chairman, who served as executive officers as of December 31, 2000, for services rendered in all capacities to us during 2000, and compensation paid to these executives in 1999 and 1998 for services rendered in all capacities to us during such years.


                                                                                                   Long-term
                                                                                                compensation
                                                                                                     awards/
                                                                                                  securities
                                                                                                  underlying
                                                        Base                    Other annual         options         All other
Name and principal position                 Year   Salary(1)   Bonus(1)(2)   compensation(1)         granted   compensation(1)
------------------------------------------------------------------------------------------------------------------------------
Harvey A. Shapiro ....................    2000     $418,436      $     --        $41,278(4)           --          $790,472(5)
  Chairman, President, Chief Executive    1999      370,205       186,425         41,318(4)           --            11,490
  Officer and Director                    1998      336,713       168,275         39,735(4)           --            11,507
Osama I. Sherif ......................    2000      300,821            --         37,789(4)           --           776,389(5)
  Executive Vice-President and Chief      1999      267,759        63,176         39,613(4)           --             9,087
  Operating Officer                       1998      262,899        91,878         41,484(4)           --             9,100
Zbig S. Biskup .......................    2000      226,917            --             --(3)           --           594,379(5)
  Executive Vice President, Chief         1999      226,565        56,007             --(3)       34,635             9,881
  Financial Officer and Secretary         1998      222,453        77,743             --(3)           --             9,515
Albert J. Latner .....................    2000      255,255            --             --(3)           --             9,088
  Chairman Emeritus and Director          1999      269,240            --             --(3)           --             9,087
                                          1998      269,240            --             --(3)           --             9,100
Michael E. Latner(6) .................    2000      241,009            --             --(3)           --           822,571
  Former Executive Vice-President,        1999      275,399            --             --(3)           --             9,087
  Chief Operating Officer of Canadian     1998      275,808        96,354             --(3)           --             9,100
  Operations and Corporate Secretary


------------

(1) Any amount paid to the named Executive Officers in Canadian dollars were converted into U.S. dollars based on an average exchange rate of Cdn$1.00 =
    U.S. $0.6723, Cdn$1.00 = U.S. $0.6731 and Cdn$1.00 = U.S. $0.6741 for the
    years ended December 31, 2000, 1999 and 1998.

(2)  Bonus represents amount earned during the year.

(3) Amount paid was less than the lesser of $50,000 and 10% of each executive officer's salary and bonus for the fiscal year.

(4) Amount paid consists of imputed interest benefit on loans and car allowances.


(5)  Amount includes: (i) $781,384, $767,301 and $585,291 paid to Harvey A.
     Shapiro, Osama I. Sherif and Zbig S. Biskup, respectively, which enabled them to repay in full outstanding loans made to them by us and associated taxes which became due as a result and (ii) a contribution made to the Registered Retirement Savings Plan on behalf of each executive.


(6) Michael E. Latner retired from his position as an Executive Officer on November 22, 2000. Upon his retirement, Michael E. Latner received a termination payment in the amount of $813,483, which is included in "All other compensation."

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Options

The following table sets out the information with respect to the individual exercises of stock options during the fiscal year ended December 31, 2000 by each of the named executive officers.

Aggregated option exercises during the most recently completed fiscal year.
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                                                                 Number of Securities          Value of Unexercised
                                                                Underlying Unexercised             In-The-Money
                                                                     Options as at                 Options as at
                                    Shares                         December 31, 2000             December 31, 2000
                                  Acquired on      Value      ---------------------------   ---------------------------
Name                              Exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------------------
Harvey A. Shapiro ..............  --                --          467,572          --         $2,181,814         --
  Chairman, President, Chief
  Executive Officer and Director
Osama I. Sherif ................  --                --          311,715          --          1,454,544         --
  Executive Vice-President and
  Chief Operating Officer
Zbig S. Biskup .................  --                --          259,762          --          1,143,749         --
  Executive Vice-President
  Chief Financial Officer and
  Secretary
Albert J. Latner ...............  --                --          207,810          --            969,696         --
  Director and Chairman Emeritus
Michael E. Latner ..............  --                --          207,810          --            969,696         --
  Former Executive
  Vice-President, Chief
  Operating Officer of Canadian
  Operations and Corporate
  Secretary


EMPLOYMENT AGREEMENTS

We have employment agreements with Harvey A. Shapiro, Osama I. Sherif and Zbig
S. Biskup. Each employment agreement has a three-year term to November 15, 2003. Upon termination of employment by us without cause, or termination by the employee for good reason or non-renewal of the term, Mr. Shapiro will be entitled to a termination fee of $2,000,000, continuing benefits for a period of up to three years and all stock options will vest and any restrictions on restricted stock will lapse. A termination for good reason for Mr. Shapiro will include the expiration of a period of one year following a Change In Control (as defined in his employment agreement) of Dynacare. Upon termination of employment by us without cause or termination by the employee for good reason or non-renewal of the term, Mr. Sherif and Mr. Biskup will be entitled to a payment of 18 months' base salary and one and a half times his average annual bonus, continuing benefits for a period of 18 months and all stock options will vest and any restrictions on restricted stock will lapse.

Each employment agreement provides for a base salary ($600,000 in the case of Mr. Shapiro, $420,000 in the case of Mr. Sherif and $350,000 in the case of Mr. Biskup), subject to annual increases not less than 5% and an annual bonus with a target incentive opportunity of 100% of base salary in the case of Mr. Shapiro and 50% of base salary in the case of Mr. Sherif and Mr. Biskup. The bonuses are payable 75% in cash and 25% by the issuance of our common shares. The

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agreements include confidentiality provisions and an agreement to not compete with our business or solicit our customers or employees for a two-year period following termination of employment.

We also have an employment agreement with Albert J. Latner employing him as Chairman Emeritus and which provides for a payment of $100,000 per year for a two-year term to November 2002. This agreement also provides for the continuation of his health and medical benefits and the use of an office and administrative assistant. Upon termination of this agreement for any reason other than for cause, by the voluntary termination of Mr. Latner or as a result of death or permanent disability, Mr. Latner will receive the compensation and benefits described above for the remainder of the term of the agreement. This agreement includes confidentiality provisions and an agreement to not compete with our business or solicit our customers for a two-year period following termination of employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

We are governed by the Business Corporations Act (Ontario) (OBCA). Our bylaws provide that we will indemnify each of our directors and officers, current or otherwise, to the fullest extent permitted by the OBCA, against all costs, charges and expenses, and including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in connection with any civil, criminal or administrative action or proceeding to which he is made party by reason of being or having been a director or officer, if:

(a) he or she acted honestly and in good faith with a view to our best interests; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Our bylaws provide that none of our directors or officers will be liable for:
(i) the acts, receipts, neglects or defaults of any other director or officer or employee; (ii) any loss, damage or expense happening to us through the insufficiency or deficiency of any security in or upon which any of our monies shall be invested; (iii) any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our monies, securities or effects will be deposited; (iv) any loss occasioned by any error of judgment or oversight on his part; or (v) any other loss, damage or misfortune which might happen in the execution of his duties. This does not relieve any director or officer from his duties under the OBCA or from liability for any breach of the OBCA. The OBCA provides that every director and officer in connection with his duties shall:

(a) act honestly and in good faith with a view to the best interests of the corporation; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the OBCA provides that every director and officer will comply with the OBCA, its regulations and the articles and bylaws of the corporation. Subject to limited exceptions, the OBCA also provides that no provision in a contract, the articles, the bylaws of the corporation or a resolution, relieves a director or officer from the duty to act in accordance with the OBCA and its regulations or relieves him or her from liability under the OBCA. We have obtained insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

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EMPLOYEE STOCK OPTION PLANS

On June 12, 1997, we established our Stock Option Incentive Plan that provides for the grant of stock options to our employees, directors, officers, contractors and service providers. At June 30, 2001, stock options to purchase 1,454,669 common shares were outstanding under the plan. Options were exercisable at a stated exercise price of Cdn$9.31, except for 34,635 options which are exercisable at a stated exercise price of Cdn$12.27.


On August 14, 1998, we created our Employee Stock Option Plan pursuant to which options to purchase common shares may be granted from time to time to our directors, officers, employees of our affiliated entities and other specified individuals. At June 30, 2001, options to purchase 722,105 common shares were outstanding under the plan. Options granted and outstanding at June 30, 2001 are exercisable at a stated exercise price of between Cdn$9.31 to Cdn$17.32, except for 481,400 options which are exercisable at a stated price of $9.125. The options expire at various dates approximately seven years from the grant date. The options vest as to 20% each year on the anniversary date of the grant. The plan also provides for an acceleration of the vesting periods and the exercise of the option if an optionee's employment is terminated upon our sale to a third party or because of death, permanent disability or retirement.


The aggregate number of common shares which may be issued pursuant to our stock option plans is limited to approximately 2.9 million.

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Related party transactions

Our board of directors reviews transactions proposed to be entered into between us and any of our insiders, affiliates or associates. No such transaction is to be entered into unless it has been approved by the board of directors. From time to time, we lend money to directors and officers on terms approved by the board of directors. At December 31, 2000, the aggregate amount of indebtedness to us by all of our directors and officers was $39,312.

Under previous employment agreements, we provided interest-free loans in the amount of $406,320 to Mr. Shapiro, $398,996 to Mr. Sherif and $304,351 to Mr. Biskup. Subsequent to the closing of our initial public offering in November 2000, we made a payment to each of these officers to enable them to repay in full these loans and associated taxes which became due as a result.

We entered into a termination agreement dated November 22, 2000, terminating the employment of Mr. Michael Latner as Executive Vice President and Chief Operating Officer of the Canadian Operations and Secretary. Under such agreement, Mr. Michael Latner received a termination payment in the amount of $813,483 and released us from all claims arising out of his employment. This agreement includes confidentiality provisions and an agreement not to compete with our business or solicit our customers for a two-year period following the date of the agreement.

We entered into a contract services agreement with Golder, Thoma, Cressey, Rauner, Inc., or GTCR Inc. under which GTCR Inc. agreed to provide, for a five-year period commencing May 14, 1997, strategic investment, financial planning, contract procurement and other advice to us in relation to our operations, investments and financing opportunities in the United States. This agreement was terminated upon the closing of our initial public offering. Prior to the termination, GTCR Inc. was entitled to annual compensation of Cdn$400,000 for its services under this agreement. The contract services agreement contained confidentiality provisions binding on GTCR Inc. In addition, we had agreed to indemnify GTCR Inc. in certain circumstances, which indemnification continues after termination of the agreement.

For the years ended December 31, 1998, 1999 and 2000 consulting fees charged to us by our shareholders were $749,233, $749,233 and $600,683, respectively. These arrangements, which included the contract services agreement with GTCR Inc., were terminated upon the completion of our initial public offering.

Our offices in Toronto, Ontario comprise approximately 14,780 square feet in a high rise office building located at 20 Eglinton Avenue West. One of our significant shareholders, the Latner Group, has an indirect minority interest in the entity that owns this office building. Effective November 1, 1997, one of our subsidiaries entered into a lease agreement for this property for a term expiring October 31, 2002, at a net rental of Cdn$2.00 per square foot for the first three years and Cdn$3.00 per square foot thereafter. The gross rental costs for the premises for the year ended December 31, 2000 was approximately Cdn$266,350. We believe that this approximated the market rate for similar property at the time of execution of the lease.

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Principal and selling shareholders

The following table shows information we have with respect to the beneficial ownership of our common shares as of June 30, 2001, and as adjusted to reflect the sale of the common shares offered under this prospectus by:

- each person or group of affiliated persons we know to own beneficially 5% or more of our common shares;

-   each of our directors;

-   each executive officer listed in the "Summary compensation table" above; and

-   all of our directors and executive officers as a group.


Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all of our common shares shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. The table below includes the number of shares underlying options that are exercisable within 60 days after June 30, 2001. It is therefore based on 18,497,551 common shares outstanding as of June 30, 2001 and 21,197,551 common shares outstanding as of June 30, 2001, as adjusted to give effect to this offering. The address for those individuals for whom an address is not otherwise indicated is: 14900 Landmark Boulevard, Suite 200, Dallas, Texas, 75240.


                                              Common Shares         Number of        Common Shares
                                            Beneficially Owned      Shares to      Beneficially Owned
                                           Before The Offering      be Sold in     after The Offering
Beneficial owner                               Shares    Percent   The Offering      Shares    Percent
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Directors and named executive officers
  Harvey A. Shapiro.....................     470,072       2.5%             --      470,072      2.2%
  Osama I. Sherif.......................     312,965       1.7              --      312,965      1.5
  Zbig S. Biskup, C.A...................     261,012       1.4              --      261,012      1.2
  Albert J. Latner(5)...................   4,173,333      22.6       1,000,000    3,173,333     15.0
  Michael E. Latner(6)..................     207,810       1.1              --      207,810      1.0
  Donald J. Edwards(2) .................   5,898,210      31.9       1,300,000    4,598,210     21.7
    6100 Sears Tower
    Chicago, Illinois 60606-6402
  Bruce V. Rauner(2) ...................   5,898,210      31.9       1,300,000    4,598,210     21.7
    6100 Sears Tower
    Chicago, Illinois 60606-6402
  Paul Bellamy..........................          --        --              --           --       --
  Thomas Edward Long....................          --        --              --           --       --
  Dino Cheisa...........................          --        --              --           --       --
  William Brock.........................          --        --              --           --       --
  Robert Lipsig.........................          --        --              --           --       --
All directors and named executive
  officers as a group (12 persons)......  11,323,402      61.2       2,300,000    9,023,402     42.6
Five percent or more shareholders
  Latner Group (1)......................   6,023,324      32.6       1,000,000    5,023,324     23.7
  Golder, Thoma, Cressey, Rauner Fund V,
    L.P(3) .............................   5,887,923      31.8       1,297,733    4,590,190     21.7
    6100 Sears Tower
    Chicago, Illinois 60606-6402
  GTCR Associates V(4) .................      10,287         *           2,267        8,020        *
    6100 Sears Tower
    Chicago, Illinois 60606-6402

---------

*  Represents less than 1%.

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(1) Includes shares beneficially owned by Albert J. Latner and members of his immediate family. Of the members of the Latner Group, AJLCO Realty Limited and JILCO Holdings Ltd. will be selling 294,448 and 705,552 shares, respectively, in this offering.


(2) Includes shares held by GTCR Fund V and shares held by GTCR Associates V. Messrs. Rauner and Edwards are principals in GTCR Inc. which is the general partner of GTCR V L.P., which, in turn, is the general partner of GTCR Fund
    V. GTCR Inc. is also the general partner in GTCR Associates V.
    Messrs. Rauner and Edwards disclaim the beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interests therein.

(3) Consists solely of shares held by GTCR Fund V for which each of Messrs. Rauner and Edwards disclaims beneficial ownership except to the extent of his proportionate ownership interest therein.

(4) Consists solely of shares held by GTCR Associates V for which each of Messrs. Rauner and Edwards disclaims beneficial ownership except to the extent of his proportionate ownership interest therein.

(5)  Includes shares owned by entities controlled by Albert J. Latner.

(6) Michael E. Latner retired from his position as an executive officer on November 22, 2000.

REGISTRATION RIGHTS AGREEMENT

Each of the Latner Group, GTCR Fund V and GTCR Associates V is entitled to require that we carry out: (i) up to three registrations of all or any portion of the shares held by each of them on Form F-1 under the Securities Act or any similar long-form registration (each a "Long-Form Registration"), in respect of which we shall pay all related registration expenses; (ii) up to four Long-Form Registrations in respect of which the GTCR entities and the Latner Group shall pay their respective share of related registration expenses; and (iii) up to four registrations of all or any portion of the shares held by each of them on Form F-2 or Form F-3 under the U.S. Securities Act of 1933, or any similar short-form registration, in respect of which we shall pay all related registration expenses. In addition, in the event that we propose to register any of our securities under the Securities Act, subject to certain exceptions and limitations, each of the Latner Group and the GTCR entities is entitled to have included in such registration, at our expense, the shares held by it. Pursuant to these rights, it is contemplated that the Latner Group and the GTCR entities will sell an aggregate of 2,300,000 shares in this offering. Other than the shares to be sold in this offering, each of the Latner Group and the GTCR entities, pursuant to lock-up agreements, has agreed not to exercise their registration rights prior to 90 days following the date of this prospectus without the prior written consent of UBS Warburg LLC.

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Description of capital stock

We are currently subject to the provisions of the Business Corporations Act (Ontario). The following includes information concerning our common shares, based on Ontario law and a summary of certain provisions of our Articles of Amalgamation and Articles of Incorporation as at the closing of this offering. This information and summary do not purport to be complete and are qualified in their entirety by reference to the full Articles.

GENERAL

Our authorized capital stock consists of an unlimited number of common shares. Neither our Articles nor our By-laws, nor the laws of Ontario, as such laws apply to Dynacare, restrict in any way the ownership or voting of common shares by non-residents of Ontario. However, certain special requirements apply to the acquisition by a non-Canadian of control of a Canadian business. As of the close of business on June 30, 2001, there were 16,928,937 common shares outstanding, none of which were owned by our wholly-owned subsidiaries. We have no shares of capital stock reserved for issuance other than as required for the exercise of options. As of June 30, 2001 there were options outstanding for 2,176,774 common shares under our stock option plans.

Our articles contain a provision allowing directors to borrow money on the credit of Dynacare, to issue, sell or pledge debt obligations of Dynacare and to charge, pledge or mortgage the assets of Dynacare.

Annual meetings of shareholders shall be held not later than fifteen months after the previous annual shareholders meeting at the time and place determined by the board of directors, the president or the secretary.

CAPITAL STOCK

Each holder of common shares is entitled to one vote per share, which may be given in person or by proxy, in the election of our directors and on all other matters submitted to a vote of our shareholders. Under the OBCA, the vote of two thirds of shareholders of any class entitled to vote is required to change the rights of the holders of such class of shares. The holders of common shares are entitled to share pro rata in any dividends declared by our board of directors out of funds legally available for the payment of such dividends. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common shares are entitled to receive all of our assets remaining after the payment of all of our liabilities. There are no preemptive or conversion rights, and the common shares are not subject to redemption. All common shares currently outstanding are, and all common shares to be issued in this offering will be, fully paid and non-assessable.

Shareholders do not have cumulative voting rights for the election of directors. Therefore, the holders of more than 50% of the shares voting for the election of directors could, if they choose to do so, elect all of the directors and, in such event, the holders of the remaining shares would not be able to elect any director.

While the payment of dividends rests within the discretion of the board of directors, we presently intend to retain all earnings, if any, in the foreseeable future for use in the development of our business.

There is no provision in our Articles or By-laws that would have the effect of delaying, deferring or preventing a change in control of us or that would operate only with respect to an extraordinary corporate transaction involving us, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets or liquidation.

TRANSFER AGENT AND REGISTRAR

Chase Mellon Shareholder Services, L.L.C. and CIBC Mellon Trust Company are the principal transfer agents and registrars for the common shares in the United States and Canada, respectively.

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Material income tax considerations

In this section, we summarize the material Canadian and U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. Readers are cautioned that this is not a complete technical analysis or listing of all potential tax effects that may be relevant to holders of our common shares. In particular, this discussion does not deal with the tax consequences applicable to all categories of investors, some of which may be subject to special rules, and does not address the tax consequences under Canadian provincial or territorial tax laws, U.S. state or local tax laws, or tax laws of jurisdictions outside of Canada and the United States. Accordingly, you should consult your own advisor regarding the particular tax consequences to you of an investment in our common shares.

The statements of Canadian and U.S. federal tax laws that we make below are based upon laws, regulations and relevant interpretations of the laws and regulations in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares and is based on the advice of our U.S. counsel, Weil, Gotshal & Manges LLP. This summary is based on current provisions of the Internal Revenue Code of 1986, known as the Code, current and proposed Treasury regulations under the Code, and administrative and judicial interpretations of the Code and Treasury regulations, all as in effect on the date of this prospectus and all of which are subject to change, possibly on a retroactive basis.

This summary considers only U.S. holders who will own common shares as capital assets, that is generally as investments. For purposes of this discussion a U.S. holder is:

-   a citizen or resident of the United States;

- a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, of any state of the United States or the District of Columbia;

- an estate, the income of which is subject to U.S. federal income tax regardless of the source;

- a trust, if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

- trusts in existence on August 20, 1997 which were treated as U.S. persons under the law in effect immediately before that date and which make a valid election to continue to be treated as a U.S. person under the Code.

We discuss the material aspects of U.S. federal income taxation relevant to holders that are not U.S. holders, or non-U.S. holders, separately below.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on the holder's individual circumstances. In particular, not addressed are the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special treatment, including:

-   broker-dealers in securities or currencies;

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- insurance companies, regulated investment companies or real estate investment trusts; banks, thrifts or other financial institutions or "financial services entities;"

-   taxpayers who have elected mark-to-market accounting;

-   individual retirement accounts and other tax-deferred accounts;

-   tax-exempt entities;

- taxpayers who hold common shares as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment;

-   persons that receive our shares as compensation for services;

- holders owning directly, indirectly or by attribution at least 10% of our voting power;

- persons who are citizens and residents of a possession or territory of the United States; and

- except to the extent discussed below under "Tax consequences for non-U.S. holders of common shares," taxpayers whose functional currency is not the U.S. dollar.

In addition, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or non-U.S. tax laws and does not consider the tax treatment of persons who hold common shares through a partnership or other pass-through entity.

Prospective investors are advised to consult their own tax advisor with respect to the specific tax consequences to them of purchasing, holding or disposing of our common shares.

Taxation of dividends paid on common shares

We have not paid cash dividends since 1993, and we currently do not intend to pay dividends in the future. In the event that we do pay a dividend, and subject to the discussion of the passive foreign investment company, or PFIC, rules below, a U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on our common shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. holder's basis in the common shares and, to the extent that basis is exceeded, will be treated as capital gain.

Distributions of current or accumulated earnings and profits paid in a currency other than the U.S. dollar will be included in the income of a U.S. holder at the U.S. dollar amount calculated by reference to the exchange rate on the date the distribution is received. The amount of any distribution of property other than cash will be the fair market value of the property on the date of distribution. A U.S. holder that receives a distribution in a currency other than the U.S. dollar and converts the non-U.S. currency into U.S. dollars subsequent to its receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the non-U.S. currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

U.S. holders will have the option of claiming the amount of any Canadian income taxes withheld at source or paid with respect to dividends either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability. Individuals who do not claim itemized deductions, but instead utilize the standard deduction, may not claim a deduction for the amount of the Canadian income taxes withheld, but those individuals may still claim a credit against their U.S. federal income tax liability. This election is made on an annual basis and applies to all

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foreign income taxes (or taxes in lieu of income tax) paid by (or withheld from) the U.S. holder during the year.

The amount of foreign income taxes which may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each shareholder. The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. federal income tax liability for the year attributable to foreign source taxable income, which would include any dividends paid by us but generally would not include any gain realized upon a disposition of common shares. A U.S. holder will be denied a foreign tax credit with respect to Canadian income tax withheld from dividends received on our common shares to the extent the U.S. holder has not held the common shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent the U.S. holder is under an obligation to make related payments with respect to substantially similar or related property. Any days during which a U.S. holder has substantially diminished its risk of loss on the common shares are not counted toward meeting the 16-day holding period required by the statute. In addition, distributions of our current or accumulated earnings and profits will, for U.S. foreign tax credit purposes, be foreign source passive income and will not qualify for the dividends received deduction available to corporations.

Taxation of the disposition of common shares

Subject to the discussion of the PFIC rules below, upon the sale, exchange or other disposition of our common shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's basis in the common shares, which is usually the cost of the shares, and the amount realized on the disposition. The U.S. holder's adjusted tax basis in our common shares will generally be equal to the U.S. dollar cost of acquiring the common shares reduced (but not below zero) by the U.S. dollar value of any distribution that is treated as a tax free return of basis. If the shares are publicly traded, as our common shares are, a disposition of shares will be considered to occur on the trade date regardless of the holder's method of accounting. Capital gain from the sale, exchange or other disposition of common shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for non-corporate holders. Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of our common shares generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of a capital loss recognized on the sale, exchange or other disposition of common shares is subject to limitations.

With respect to foreign currency gain or loss on the sale of our common shares, a U.S. holder that uses the cash method of accounting calculates the U.S. dollar value of the proceeds received on the sale as of the date that the sale settles, while a U.S. holder that uses the accrual method of accounting is required to calculate the value of the proceeds of the sale as of the trade date and may therefore realize foreign currency gain or loss, unless the U.S. holder has elected to use the settlement date to determine its proceeds of sale for purposes of calculating the foreign currency gain or loss. In addition, a U.S. holder that receives non-U.S. currency upon disposition of our common shares and converts the non-U.S. currency into U.S. dollars subsequent to its receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the non-U.S. currency against the U.S. dollar, which will generally be U.S. source ordinary income or loss.

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Tax consequences if we are a passive foreign investment company

We will be a PFIC if:

- 75% or more of our gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, is passive income; or

- 50% or more of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes:

-   rent, royalty and lease income;

-   interest;

- dividends from shares of stock in a corporation in which the foreign corporation directly or indirectly owns less than 25% of the value of stock in the corporation; and

- recognized gains from the sale of any property that gives rise to passive income or the sale of partnership interests.

In addition, passive income would include amounts derived by reason of the temporary investment of funds raised in this offering. We believe that we will not be a PFIC for fiscal 2001. The tests for determining PFIC status, however, are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Accordingly, we cannot assure you that we will not become a PFIC in the future. Neither we nor our advisors have the duty to or will undertake to inform U.S. holders of changes in circumstances that would cause us to become a PFIC.

If we were a PFIC, and a U.S. holder did not make an election to treat us as a qualified electing fund (QEF) as described below:

- Excess distributions by us to a U.S. holder would be taxed in a special way. Excess distributions are amounts received by a U.S. holder with respect to our shares in any taxable year after the taxable year in which our common shares are acquired that exceed 125% of the average distributions received by such U.S. holder from us in the shorter of either the three previous years or the U.S. holder's holding period for common shares before the present taxable year. Excess distributions must be allocated ratably to each day that a U.S. holder has held our shares. A U.S. holder must include amounts allocated to the current taxable year in its gross income as ordinary income for that year. A U.S. holder must pay tax on amounts allocated to each prior taxable year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.

- The entire amount of gain that is realized by a U.S. holder upon the sale or other disposition of our common shares in any taxable year after the taxable year in which the common shares were acquired will be treated as if it were an excess distribution and will be subject to tax as described above.

- A U.S. holder's tax basis in our shares that were acquired from a decedent would not receive a step-up to fair market value as of the date of the decedent's death but would instead be equal to the decedent's basis, if lower.

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Material income tax considerations
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- A U.S. holder would be required to complete IRS Form 8621 with the U.S. holder's federal income tax return each year.

The special PFIC rules described above would not apply to a U.S. holder if the U.S. holder makes an election to treat us as a QEF in the first taxable year in which the U.S. holder owns our common shares and if we comply with the specified reporting requirements. Instead, a shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. We have agreed to supply U.S. holders with the information needed to report income and gain pursuant to a QEF election if requested by a U.S. holder. The QEF election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the U.S. Internal Revenue Service, or IRS. A shareholder makes a QEF election attaching a completed IRS Form 8621, including the PFIC annual information statement, to a timely filed U.S. federal income tax return and by filing that form with the IRS Service Center in Philadelphia, Pennsylvania. Even if a QEF election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

A U.S. holder of PFIC shares which are publicly traded could elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the PFIC shares and the U.S. holder's adjusted tax basis in the PFIC shares. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. holder under the election for prior taxable years. If the mark-to-market election were made, then the rules described above would not apply for periods covered by the election.

U.S. holders who hold common shares during a period when we are a PFIC would be subject to the rules described above, even if we cease to be a PFIC, subject to some exceptions for U.S. holders who made a QEF election. We strongly urge U.S. holders to consult their tax advisors about the PFIC rules, including the consequences to them of making a mark-to-market or QEF election with respect to our common shares, in the event that we qualify as a PFIC.

Tax consequences for non-U.S. holders of common shares

Except as described in "Information reporting and back-up withholding" below, a non-U.S. holder of our common shares will not be subject to U.S. federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, our common shares, unless:

- the dividend or disposition proceeds are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, the dividend or disposition proceeds are attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;

- the non-U.S. holder is an individual who holds the common shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or

- the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to U.S. expatriates.

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82

Material income tax considerations
--------------------------------------------------------------------------------

Information reporting and back-up withholding

U.S. holders, other than corporations, generally are subject to annual information reporting requirements with respect to dividends paid in the United States on our common shares. Treasury regulations that took effect January 1, 2001 impose back-up withholding on dividends paid in the United States on our common shares unless the U.S. holder provides an IRS Form W-9 or otherwise establishes an exemption. Prospective investors should consult their tax advisors concerning the effect, if any, of these Treasury regulations on an investment in our common shares. The amount of any back-up withholding would be allowed as a credit against a U.S. holder's or non-U.S. holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the holder provides required information to the IRS. U.S. holders are subject to information reporting and back-up withholding at a rate that is currently 30.5% on proceeds paid from the disposition of our common shares unless the U.S. holder provides an IRS Form W-9 or otherwise establishes an exemption.

Non-U.S. holders generally are not subject to information reporting or back-up withholding with respect to dividends paid on, or upon the disposition of, our common shares, so long as the non-U.S. holder provides a taxpayer identification number, certifies to its foreign status on an appropriate IRS Form W-8 BEN, or otherwise establishes an exemption.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material Canadian federal income tax considerations generally applicable to a person who acquires common shares offered by this prospectus and who, at all relevant times, is a "U.S. holder." This summary is based on the advice of our Canadian counsel, Goodman and Carr LLP. A U.S. holder is a person that:

- is not a resident and is not deemed to be a resident of Canada, and is a resident of the United States, for purposes of the Income Tax Act (Canada) and the Canada-United States Income Tax Convention, 1980;

- holds our common shares as capital property for purposes of the Income Tax Act (Canada);

- deals at arm's length with us and is not affiliated with us within the meaning of the Income Tax Act (Canada);

- does not use or hold, and is not deemed to use or hold, our common shares in connection with carrying on a business in Canada for purposes of the Income Tax Act (Canada);

- does not have a permanent establishment or fixed base in Canada for purposes of the Canada-United States Income Tax Convention, 1980; and

- does not own and is not treated as owning, 10% or more of our outstanding voting shares for purposes of the Canada-United States Income Tax Convention, 1980.

Generally, our common shares will be considered to constitute capital property to a holder provided that the holder does not hold the common shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade.

Special rules, which we do not address in this discussion, may apply to a U.S. holder that is (a) an insurer that carries on an insurance business in Canada and elsewhere, or (b) a financial institution subject to special provisions of the Income Tax Act (Canada) applicable to gain or loss arising from mark-to-market property.

--------------------------------------------------------------------------------

Material income tax considerations
--------------------------------------------------------------------------------

This discussion is based on the current provisions of the Canada-United States Income Tax Convention, 1980, the Income Tax Act (Canada) and their regulations, all specific proposals to amend the Income Tax Act (Canada) and regulations announced by the Minister of Finance (Canada) before the date of this prospectus and counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This discussion is not exhaustive of all potential Canadian tax consequences to a U.S. holder and does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory or foreign jurisdiction.

Taxation of dividends

Dividends paid or credited or deemed to be paid or credited on common shares owned by a U.S. holder will be subject to Canadian withholding tax under the Income Tax Act (Canada) at a rate of 25% on the gross amount of the dividends. The rate of withholding tax generally is reduced under the Canada-United States Income Tax Convention, 1980 to 15% where the U.S. holder is the beneficial owner of the dividends. Under the Canada-United States Income Tax Convention, 1980, dividends paid to religious, scientific, charitable and certain other tax exempt organizations and pension organizations that are resident and exempt from tax in the United States, other than such dividends that constitute income from carrying on a trade or business, will generally not be subject to this Canadian withholding tax, provided such entities comply with the administrative procedures specified in the Canada-United States Income Tax Convention, 1980.

Taxation of capital gains

A gain realized by a U.S. holder on a sale, disposition or deemed disposition of our common shares generally will not be subject to tax under the Income Tax Act (Canada) unless the common shares constitute taxable Canadian property within the meaning of the Income Tax Act (Canada) at the time of the sale, disposition or deemed disposition. Our common shares generally will not be taxable Canadian property provided that: (a) they are listed on a prescribed share exchange, and
(b) at no time during the five-year period immediately preceding the sale, disposition or deemed disposition, did the U.S. holder, persons with whom the U.S. holder did not deal at arm's length, or the U.S. holder acting together with those persons, own or have an interest in or a right to acquire 25% or more of the issued shares of any class or series of our shares. A deemed disposition of common shares will occur on the death of a U.S. holder.

If our common shares are taxable Canadian property to a U.S. holder, any capital gain realized on a sale, disposition or deemed disposition of those shares will generally be exempt from tax under the Income Tax Act (Canada) by reason of the Canada-United States Income Tax Convention, 1980, so long as the value of our common shares at the time of the sale, disposition or deemed disposition is not derived principally from real property situated in Canada, as defined by the Canada-United States Income Tax Convention, 1980. We have been advised that currently our common shares do not derive their value principally from real property situated in Canada; however, the determination as to whether Canadian tax would be applicable on a sale, disposition or deemed disposition of common shares must be made at the time of that sale, disposition or deemed disposition.

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84

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Shares eligible for future sale

Future sales of substantial amounts of our common shares in the public market following this offering, including shares issued upon exercise of outstanding options or options that may be granted after this offering, could harm the market price of our shares and could impair our ability to raise capital through the sale of our equity securities. As described in "U.S. Resale Restrictions" and "Ontario Resale Restrictions" below, less than 54% of our shares currently outstanding will be available for sale immediately after this offering because of restrictions on resale in the United States and Canada. Sales of a substantial amount of our common shares in the public market after the restrictions lapse could adversely affect the prevailing market price of our common shares and our ability to raise equity capital in the future.

U.S. RESALE RESTRICTIONS


Upon the closing of this offering and assuming that none of our outstanding stock options is exercised, we will have outstanding 19,628,937 common shares. Of these outstanding shares, 10,418,023 common shares will be freely tradable without restriction under the Securities Act, except for shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, and shares subject to the restrictions on transfer contained in the lock-up agreements described in "Underwriting." Any shares purchased by our affiliates generally may be sold in compliance with Rule 144 as described below.



The remaining 9,210,914 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of our common shares.


As of June 30, 2001, options to purchase a total of 2,176,774 common shares had been granted and are outstanding under our stock option-plans. Approximately 1,568,614 of those options will be vested and exercisable upon the closing of this offering. All of these vested shares are subject to the lock up agreements described in "Underwriting."

In general, under Rule 144 as currently in effect, after the expiration of the lockup agreements, a person who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

- 1% of the number of our common shares then outstanding, which will equal approximately 196,289 shares immediately after this offering; or

- the average weekly trading volume of our common shares during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who had beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We have previously filed a registration statement on Form S-8 to register common shares subject to outstanding options or reserved for future issuance under our stock option plans. As of June 30, 2001,

--------------------------------------------------------------------------------

Shares eligible for future sale
--------------------------------------------------------------------------------

options to purchase approximately 687,542 common shares were reserved for future issuance under our stock option plans. As of June 30, 2001, we had a total number of 2,864,317 common shares available for issuance under our stock option plans.

ONTARIO RESALE RESTRICTIONS

Excluding any common shares purchased in this offering, as of June 30, 2001, Canadian residents who are listed under "Principal and selling shareholders--Directors and executive officers" held 3,970,523 common shares and options to purchase 1,454,669 common shares, all of which are subject to the lock-up agreements described in "Underwriting." Under applicable provincial securities laws in Canada, such common shares or common shares issuable upon exercise of such options may not generally be sold or otherwise disposed of for value in such provinces, except pursuant to a prospectus, a discretionary exemption or a statutory exemption available only in specific limited circumstances, until we have been a reporting issuer for at least 12 months
(18 months in the case of a control person). We became a reporting issuer in Ontario on November 22, 2000.

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86

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Description of indebtedness

THE 10.75% SENIOR NOTES

We have issued an aggregate principal amount of $195.0 million of 10.75% senior notes due January 15, 2006. Interest, at a rate of 10.75% per year, is payable on the senior notes on January 15 and July 15 of each year.

The senior notes are redeemable at our option in whole or in part, at any time on or after January 15, 2001, initially at 105.375% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, declining ratably to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, on or after January 15, 2004.

If our ownership changes through specified events (which will not result from this offering), the holders of notes may require us to buy back their notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The notes are unsecured senior obligations and have the same priority in right of payment as all of our other existing and future senior indebtedness, and will be senior in right of payment to all of our existing and future subordinated indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The holders of notes will only be paid after all of the holders of indebtedness and other obligations, including trade payables, of our subsidiaries have been paid.

The indenture governing these notes contains covenants that limit our ability, and the ability of our subsidiaries, to:

-   incur additional indebtedness;

-   repurchase capital stock and indebtedness;

-   pay dividends;

-   make specified investments;

-   incur liens;

-   use the proceeds from specified asset sales;

-   issue capital stock of subsidiaries;

-   enter into transactions with entities which control us or which we control;
    and

- engage in mergers, consolidations, amalgamations and sales of substantially all of our assets.

All of these limitations are subject to important exceptions and qualifications. The indenture is an exhibit to the registration statement of which this prospectus is a part and you should refer to it for additional details.

--------------------------------------------------------------------------------

Description of indebtedness
--------------------------------------------------------------------------------

CANADIAN WORKING CAPITAL FACILITIES

We have a working capital facility for corporate purposes with a Canadian chartered bank that allows for maximum borrowings of Cdn$5.0 million, is unsecured and generally carries an interest rate equal to the prevailing Canadian prime rate plus 2%. The Ontario Partnership has a working capital facility with a Canadian chartered bank that provides for maximum borrowings of the lesser of (i) Cdn$25.0 million or (ii) 90% of all accounts receivable payable by any provincial government or authority pursuant to any provincial health insurance plan plus 75% of all other accounts receivable which have not been outstanding for more than 60 days less a reasonable allowance for doubtful accounts, plus 60% of inventory. Interest for Ontario Partnership borrowings is generally at the Canadian prime rate. Borrowings under this facility are secured by a pledge of all of the Ontario Partnership's accounts receivable and inventory. This facility contains a covenant restricting the incurrence of liens.

U.S. WORKING CAPITAL FACILITY

We have a revolving working capital facility for our U.S. operations other than our joint venture partnerships. This facility can be drawn to a maximum amount equal to the lesser of (i) $35.0 million or (ii) 80% of all eligible receivables plus 50% of eligible inventory. This facility is secured by accounts receivable and the inventory of all of our subsidiaries in which we hold a greater than 50% interest. This facility bears interest at a fluctuating rate per annum with respect to (i) Prime Rate Loans, at the U.S. prime rate plus the applicable prime rate margin in effect and (ii) Eurodollar Loans, at the adjusted eurodollar rate plus the applicable eurodollar margin in effect and matures on September 12, 2002. This facility contains certain financial and other covenants.

OTHER INDEBTEDNESS

In addition to the indebtedness described above, we have various other loans outstanding amounting to approximately $13.1 million as of June 30, 2001. These loans consisted of vendor take-back notes ($3.8 million), mortgages
($6.4 million) and other miscellaneous loans ($2.9 million). The vendor take-back notes were provided in connection with the acquisitions of certain U.S. operations. These notes have a weighted average interest rate of 7.3% per annum and are generally repayable in varying installments through March 31, 2003. The mortgages referred to above have a weighted average interest rate of 7.7% with maturity dates ranging through April 1, 2004.

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88

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Underwriting

We, the selling shareholders and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Banc of America Securities LLC, U.S. Bancorp Piper Jaffray Inc. and McDonald Investments Inc., a KeyCorp Company, are the representatives of the underwriters.

                                                              Number of
Underwriter                                                      shares
-----------------------------------------------------------------------
UBS Warburg LLC.............................................
Banc of America Securities LLC..............................
U.S. Bancorp Piper Jaffray Inc..............................
McDonald Investments Inc., a KeyCorp Company................
                                                              ---------
  Total.....................................................  5,000,000
                                                              =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to 750,000 additional shares to cover these sales at the offering price less the underwriting discounts and commissions. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The underwriting agreement provides that the underwriters are obligated to purchase all of the common shares in the offering if any are purchased other than those covered by the option described above. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of the certain stated events.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase from us up to 750,000 additional shares.


                                 Paid by the             Paid by us
                                   selling      -----------------------------
                                shareholders     No exercise    Full exercise
                                -------------   -------------   -------------
Per share.....................  $               $               $
  Total.......................  $               $               $



We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $800,000.


Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $ per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms.

We, our directors and officers and the selling shareholders (and their affiliates) have agreed with the underwriters, pursuant to lock-up agreements or the underwriting agreement, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exchangeable or exercisable for any common shares, during the period from the

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

date of this prospectus continuing through the date 90 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common shares on the Nasdaq National Market, prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common shares to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, The Toronto Stock Exchange, in the over-the-counter market or otherwise.

We and the selling shareholders have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions with us, including the provision of certain advisory services and making loans to us.

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90

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Legal matters

The validity of the common shares offered by this prospectus and certain other legal matters in connection with this offering with respect to Canadian law will be passed upon by Goodman and Carr LLP, Toronto, Ontario, Canadian counsel to us and certain of the selling shareholders. Certain other legal matters in connection with this offering with respect to U.S. law will be passed upon by Weil, Gotshal & Manges LLP, New York, New York, U.S. counsel to us. Dewey Ballantine LLP, New York, New York, and McCarthy Tetrault, Toronto, Ontario, are United States and Canadian counsel, respectively, for the underwriters in connection with this offering.

Goodman and Carr LLP has, from time to time, represented and may continue to represent the Latner Group and some of their affiliates in connection with legal matters.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 as set forth in their reports. We have included our consolidated financial statements and schedule in the prospectus or elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 relating to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the common shares we are offering by this prospectus, you should refer to the registration statement, including the exhibits and schedule thereto. The registration statement, including the exhibits and schedules thereto, and any other document we file with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 or otherwise, can be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, file reports with the Securities and Exchange Commission and with the Ontario Securities Commission in accordance with the requirements of the Securities Act (Ontario).

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Exchange rate information

We publish our consolidated financial statements in U.S. dollars. In this prospectus, except where otherwise indicated, all dollar amounts are expressed in U.S. dollars and references to "Cdn$" are to Canadian dollars.

The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar expressed in U.S. dollars, based upon the inverse of the noon buying rate in New York City for cable transfers in foreign currencies, the average of these exchange rates on the last Saturday of each month during that period, and the exchange rate at the end of that period, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate").

                                                                                             Six months
                                                Year ended December 31,                    ended June 30,
                                  ----------------------------------------------------   -------------------
                                    1996       1997       1998       1999       2000       2000       2001
------------------------------------------------------------------------------------------------------------
High............................   0.7513     0.7487     0.7105     0.6925     0.6973     0.6969     0.6697
Low.............................   0.7235     0.6945     0.6341     0.6535     0.6413     0.6629     0.6333
Average.........................   0.7332     0.7221     0.6740     0.6730     0.6735     0.6814     0.6618
Rate at period end..............   0.7301     0.6999     0.6504     0.6925     0.6666     0.6758     0.6590


ON OCTOBER 31, 2001, THE INVERSE OF THE NOON BUYING RATE WAS CDN$1 =
  U.S.$0.6287.


--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
As of December 31, 2000 and 1999 and for the years ended
December 31, 2000, 1999 and 1998

                                                                Page
----------------------------------------------------------------------
Auditors' Report............................................    F-2
Consolidated Statements of Financial Position...............    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Deficit..........................    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

Unaudited Consolidated Financial Statements
As of June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000

                                                                Page
----------------------------------------------------------------------
Consolidated Statements of Financial Position (Unaudited)...     F-3
Consolidated Statements of Operations (Unaudited)...........     F-4
Consolidated Statements of Deficit (Unaudited)..............     F-5
Consolidated Statements of Cash Flows (Unaudited)...........     F-6
Notes to Consolidated Financial Statements (Unaudited)......     F-7

--------------------------------------------------------------------------------

AUDITORS' REPORT

To the Shareholders of
Dynacare Inc.

We have audited the consolidated statements of financial position of Dynacare Inc. as at December 31, 2000 and 1999, and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, in accordance with accounting principles generally accepted in Canada.

As described in note 11, the Company adopted the liability method of tax allocation for accounting for future income taxes effective January 1, 2000.

                                                                          [LOGO]

                                                           Chartered Accountants

February 21, 2001,
except as to note 2 which is as of
March 1, 2001

Toronto, Canada

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                       December 31,              June 30,
                                                   ---------------------   ---------------------
                                                        1999        2000        2000        2001
(in thousands of U.S. dollars)                                                  (unaudited)
------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents......................  $ 16,327    $ 18,099    $  5,040    $ 10,170
  Accounts receivable (Note 18)..................    59,562      62,065      67,139      68,318
  Prepaid expenses...............................     5,354       2,654       6,381       4,198
  Inventory......................................     7,059       7,692       6,451       8,996
  Deferred income taxes (Note 11)................     2,263       5,956       2,246       5,960
                                                   --------    --------    --------    --------
Total current assets.............................    90,565      96,466      87,257      97,642
                                                   --------    --------    --------    --------
Capital assets (Note 3)..........................    33,846      45,907      41,377      45,269
Licenses and goodwill (Note 4)...................   140,124     166,691     167,076     172,813
Other assets (Notes 5 and 12)....................    23,984      39,912      27,135      43,671
                                                   --------    --------    --------    --------
                                                    197,954     252,510     235,588     261,753
                                                   --------    --------    --------    --------
                                                   $288,519    $348,976    $322,845    $359,395
                                                   ========    ========    ========    ========
Liabilities
Current liabilities:
  Bank indebtedness (Note 6).....................  $  1,957    $     --    $ 13,561    $  3,917
  Accounts payable and accrued liabilities.......    34,723      44,995      42,055      45,392
  Current portion of deferred income taxes (Note
    11)..........................................     7,291      10,961       7,345      10,705
  Current portion of long term debt (Note 7).....     3,893       5,913       9,127       5,452
                                                   --------    --------    --------    --------
Total current liabilities........................    47,864      61,869      72,088      65,466
Long term debt (Notes 7 and 8)...................   198,788     202,287     204,050     202,091
Deferred income taxes (Note 11)..................    40,221      29,569      39,731      27,977
Non-controlling interest.........................        --          --         375          --
                                                   --------    --------    --------    --------
                                                    286,873     293,725     316,244     295,534
                                                   --------    --------    --------    --------
Shareholders' Equity
Capital stock (Note 9)...........................    51,158      98,357      51,158      98,617
Deficit..........................................   (49,343)    (44,085)    (44,839)    (36,131)
                                                   --------    --------    --------    --------
                                                      1,815      54,272       6,319      62,486
Foreign currency translation adjustment..........      (169)        979         282       1,375
                                                   --------    --------    --------    --------
                                                      1,646      55,251       6,601      63,861
                                                   --------    --------    --------    --------
                                                   $288,519    $348,976    $322,845    $359,395
                                                   ========    ========    ========    ========

Commitments and contingencies (Notes 13 and 14)

          See accompanying notes to consolidated financial statements

Approved on behalf of the Board

(signed) Harvey A. Shapiro                     (signed) William T. Brock
Director                                       Director

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     Six months
                                         Years ended December 31,                  ended June 30,
(in thousands of U.S. dollars,  ------------------------------------------   ---------------------------
except for share and per share                                                       2000           2001
amounts)                                1998           1999           2000           (unaudited)
--------------------------------------------------------------------------------------------------------
Revenues (Note 18)............  $   224,911    $   272,677    $   352,919    $   171,833    $   197,681
                                -----------    -----------    -----------    -----------    -----------
General and operating
  expenses....................      189,643        230,795        306,105        146,734        170,954
Depreciation..................        6,433          8,351         11,368          5,192          5,775
Amortization of licenses and
  goodwill....................        4,112          4,707          5,279          2,575          2,788
Severance, relocation and
  other charges...............           --             --          6,750             --             --
                                -----------    -----------    -----------    -----------    -----------
                                    200,188        243,853        329,502        154,501        179,517
                                -----------    -----------    -----------    -----------    -----------
Operating earnings............       24,723         28,824         23,417         17,332         18,164
Interest expense..............       15,486         19,457         22,477         11,087         10,645
                                -----------    -----------    -----------    -----------    -----------
Earnings before income
  taxes.......................        9,237          9,367            940          6,245          7,519
Income tax expense (benefit)
  (Note 11):
  Current.....................        1,839          1,544          1,748          1,459            571
  Deferred....................        1,209          2,182         (6,833)           282         (1,006)
                                -----------    -----------    -----------    -----------    -----------
                                      3,048          3,726         (5,085)         1,741           (435)
                                -----------    -----------    -----------    -----------    -----------
Net earnings..................  $     6,189    $     5,641    $     6,025    $     4,504    $     7,954
                                ===========    ===========    ===========    ===========    ===========
Earnings per share (Note 17):
  Basic.......................  $      0.52    $      0.47    $      0.48    $      0.38    $      0.47
                                ===========    ===========    ===========    ===========    ===========
  Diluted.....................  $      0.52    $      0.45    $      0.46    $      0.36    $      0.46
                                ===========    ===========    ===========    ===========    ===========
Weighted average number of
  common shares outstanding--
  basic.......................   11,880,914     11,880,914     12,482,368     11,880,914     16,891,418
                                ===========    ===========    ===========    ===========    ===========
Weighted average number of
  common shares outstanding--
  diluted.....................   11,880,914     12,464,105     13,143,971     12,443,119     17,146,611
                                ===========    ===========    ===========    ===========    ===========

          See accompanying notes to consolidated financial statements

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF DEFICIT

                                                                                       Six months
                                                  Years ended December 31,           ended June 30,
                                              ---------------------------------   ---------------------
                                                   1998        1999        2000        2000        2001
(in thousands of U.S. dollars)                                                         (unaudited)
-------------------------------------------------------------------------------------------------------
Deficit, beginning of period................  $(61,173)   $(54,984)   $(49,343)   $(49,343)   $(44,085)
Net earnings................................     6,189       5,641       6,025       4,504       7,954
Increase in stated capital (Note 9).........        --          --        (767)         --          --
                                              --------    --------    --------    --------    --------
Deficit, end of period......................  $(54,984)   $(49,343)   $(44,085)   $(44,839)   $(36,131)
                                              ========    ========    ========    ========    ========

          See accompanying notes to consolidated financial statements

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Six months
                                             Years ended December 31,        ended June 30,
                                          ------------------------------   -------------------
                                              1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                     (unaudited)
----------------------------------------------------------------------------------------------
Cash Flow Provided by Operating
  Activities:
  Net earnings..........................  $  6,189   $  5,641   $  6,025   $  4,504   $  7,954
  Adjustments to reconcile net earnings
    to net cash provided by operations:
      Depreciation......................     6,433      8,351     11,368      5,192      5,775
      Amortization of licenses and
        goodwill........................     4,112      4,707      5,279      2,575      2,788
      Deferred income taxes.............     1,209      2,182     (6,833)       282     (1,006)
      Loss (gain) on sale of capital
        assets..........................     1,175        (11)      (110)        --         --
      Severance, relocation and other
        charges.........................        --         --      3,021         --         --
  Change in non-cash working capital,
    net of effects of acquisitions (Note
    16).................................   (10,517)   (16,106)     5,168        895     (9,242)
                                          --------   --------   --------   --------   --------
                                             8,601      4,764     23,918     13,448      6,269
                                          --------   --------   --------   --------   --------

Cash Flow Used in Investing Activities:
  Acquisition of businesses (Notes 2 and
    16).................................        --    (21,086)   (39,551)   (28,348)   (10,429)
  Purchase of capital assets (Note
    16).................................    (4,223)   (10,990)   (13,852)    (5,413)    (4,204)
  Proceeds from sale of capital
    assets..............................       130         68        132         --         --
  Increase in other assets..............      (624)    (5,528)    (8,436)    (2,188)    (3,471)
                                          --------   --------   --------   --------   --------
                                            (4,717)   (37,536)   (61,707)   (35,949)   (18,104)
                                          --------   --------   --------   --------   --------

Cash Flow Provided by (Used in)
  Financing Activities:
    Increase (decrease) in bank
      indebtedness......................     1,543     (6,855)    (5,812)     6,926      3,917
    Proceeds from long term debt........        --     71,078      4,525      4,525         --
    Repayment of long term debt.........    (2,444)   (18,090)    (6,354)      (514)      (396)
    Issue of capital stock-net proceeds
      (Note 9)..........................        --         --     46,433         --        330
                                          --------   --------   --------   --------   --------
                                              (901)    46,133     38,792     10,937      3,851
                                          --------   --------   --------   --------   --------
Foreign exchange translation
  adjustments...........................        73     (1,735)       769        277         55
                                          --------   --------   --------   --------   --------
Increase (decrease) in cash and cash
  equivalents during the period.........     3,056     11,626      1,772    (11,287)    (7,929)
Cash and cash equivalents, beginning of
  period................................     1,645      4,701     16,327     16,327     18,099
                                          --------   --------   --------   --------   --------
Cash and cash equivalents, end of
  period................................  $  4,701   $ 16,327   $ 18,099   $  5,040   $ 10,170
                                          ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

1. Summary of significant policies

These financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"), which are in all material respects in accordance with accounting principles generally accepted in the United States and practices prescribed by the United States Securities Exchange Commission ("U.S. GAAP"), except as outlined in Note 20.

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

The significant accounting policies are as follows:

Nature of business

Dynacare Inc. and its subsidiary companies ("Dynacare") provide clinical laboratory services in the United States and Canada.

Principles of consolidation

The consolidated financial statements include the accounts of Dynacare Inc. and all of its subsidiaries. The consolidated financial statements also include Dynacare's proportionate share of the assets, liabilities, revenues and expenses in the following clinical laboratory joint ventures in which it is a participant:

     i) Memorial Hermann Partnership

     ii) Ellis Partnership

    iii) United Partnership

    iv) Tennessee Partnership

     v) Allegheny Partnership

    vi) Ontario Partnership

    vii) Alberta Partnership

The proportionate consolidation method of accounting is used when contractual arrangements exist which allow for joint control over the strategic operating, investing and financing activities of the entity.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Cash equivalents

Cash equivalents consist of short term investments which have remaining maturities of three months or less from the date of purchase, and are carried at cost which approximates market.

Revenue recognition

Revenues are recognized on the accrual basis at the time services are provided, which for clinical laboratories approximate the time test results are reported. Revenues are stated net of all contractual allowances and discounts.

Depreciation

Capital assets are stated at cost. Depreciation is provided on the declining-balance basis at the annual rates set out below:

Buildings...................................................    5%
Medical equipment...........................................   20%
Furniture and fixtures......................................   20%
Computer equipment..........................................   30%
Motor vehicles..............................................   30%

Leasehold improvements are amortized on the straight-line basis over the term of the lease, plus one renewal option.

Inventory

Inventory is stated at the lower of cost determined on a first-in, first-out basis, and replacement cost.

Licenses and goodwill

Licenses and goodwill which arise on acquisitions, are recorded at cost, and are amortized on the straight-line basis primarily over forty years. The amortization policy has been adopted after consideration of various factors including the essential nature and continuing demand for laboratory services, barriers to entry, the perpetual nature of licenses, and a significant market share created in a number of the markets in which Dynacare operates. Laboratory licenses are required to operate clinical laboratories and to receive reimbursement in Ontario. Although new licenses are rarely issued, existing licenses of Dynacare and its competitors have been routinely renewed on an annual basis, provided the laboratory adheres to certain regulations. Dynacare complies with the applicable regulations, has never had a license renewal denied and as such believes it is unlikely that these licenses will be revoked. Dynacare reviews the valuation and amortization of licenses and goodwill on a regular basis, taking into consideration any events or circumstances which might have impaired the carrying value. The amount of impairment, if any, is measured based on undiscounted projected cash flow compared to the carrying value.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Foreign currency translation

A) REPORTING CURRENCY

Effective July 1, 2000, Dynacare adopted the U.S. dollar as its reporting currency as more than 50% of Dynacare's revenues are generated in the United States, coupled with Dynacare's continued growth in the United States. Prior to July 1, 2000, Dynacare's consolidated financial statements were presented in Canadian dollars. The consolidated financial statements and notes for all periods prior to June 30, 2000, have been restated in U.S. dollars in accordance with accounting principles generally accepted in Canada using the July 1, 2000, exchange rate of Cdn$1.48 per U.S.$1.00. The functional currencies of each of Dynacare's operations in the United States and Canada are unchanged.

The assets and liabilities of Dynacare's operations having a functional currency other than the U.S. dollar are translated into U.S. dollars using the exchange rate in effect at the period-end and revenues and expenses are translated at the average rate during the period. Exchange gains or losses on translation of Dynacare's net investment in these operations are included in the foreign currency translation adjustment component of shareholders' equity.

The exchange gains or losses accumulated in the foreign currency translation adjustment component of shareholders' equity are not included in operations until realized through a reduction in Dynacare's net investment in such operations.

B) FOREIGN EXCHANGE TRANSACTIONS

Foreign exchange translation adjustments arising from long term debt repayable in a currency different than an operation's functional currency are deferred over the remaining term of the debt or if the long term debt is designated as a hedge of the net investment in self sustaining foreign operations, exchange translation adjustments are included in the foreign currency translation adjustment component of shareholders' equity.

Income taxes

Effective January 1, 2000, Dynacare has adopted the recently issued Canadian Institute of Chartered Accountants Handbook Section, Accounting for Income Taxes--3465 ("CICA-3465") on a retroactive basis with all previous comparable periods restated. Under the liability method of tax allocation, deferred tax assets and liabilities are recognized based on the temporary differences between the accounting and tax bases of assets and liabilities. The calculation of deferred tax assets and liabilities is based on substantially enacted tax rates and laws that will be in effect when the temporary differences are expected to reverse. (See Note 11).

Prior to the required adoption of CICA-3465, accounting for income taxes was determined using the deferral method of tax allocation. The deferral method of tax allocation was statement of operations oriented and was based on the timing differences arising between revenue and expense items reported for accounting and income tax purposes. The tax rate used to calculate the deferred tax asset and liability was the rate in effect in the period the timing difference originated.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Financial instruments

Dynacare does not hold or issue financial instruments for trading purposes. Amounts receivable or payable under currency swaps, utilized as hedges, are included in the statement of financial position as either long-term assets or long term liabilities. Foreign exchange gains or losses on the related hedged assets or liabilities are included in the carrying amount of such assets and liabilities and are matched against the related gains and losses on the currency swaps.

Costs for purchased interest rate swap agreements are amortized to interest expense over the term of the swaps. Unamortized costs are included in other assets in the statement of financial position. Payments and receipts under interest rate swap contracts are recognized as adjustments to interest expense.

Earnings per share

Effective December 31, 2000, Dynacare adopted the recently issued Canadian Institute of Chartered Accountants Handbook Section, Earnings Per Share--3500 ("CICA--3500") on a retroactive basis with all previous comparable years restated. Under CICA--3500 basic earnings per share are calculated on net earnings using the weighted average number of shares outstanding. Fully diluted earnings per share are calculated on the weighted average number of shares outstanding during the year assuming all the dilutive stock options had been exercised into common shares of Dynacare at the beginning of the period, or date of issuance, if later.

Under CICA--3500, the treasury stock method is used in recognizing the use of proceeds that could be obtained upon exercise of stock options in computing fully diluted earnings per share. The treasury stock method assumes that the proceeds received by Dynacare upon the exercise of stock options would be used to purchase common shares outstanding at the average market price during the period. Prior to the adoption of CICA--3500 the earnings applicable to the common shares outstanding were increased by the amount of interest net of applicable taxes that would have been earned on funds received due to the exercise of stock options.

Stock-based compensation plans

Dynacare has two stock-based compensation plans, which are described in Note 9. No compensation expense is recognized for these plans when stock options are issued to employees. Any consideration paid by employees on exercise of stock options is credited to share capital.

Interim financial statements

In the opinion of management, the unaudited interim consolidated financial statements contain all adjustments, consisting only of normal recurring accruals necessary to present fairly, in all material respects, the financial position of Dynacare as at June 30, 2001 and 2000, and the results of operations and cash flows for each of the six-month periods then ended.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

2. Acquisitions

Dynacare has acquired clinical laboratories and has accounted for these acquisitions using the purchase method.

The purchase price has been allocated as follows:

                                                          December 31,            June 30,
                                                       -------------------   -------------------
                                                           1999       2000       2000       2001
(in thousands of U.S. dollars)                                                   (unaudited)
------------------------------------------------------------------------------------------------
Capital and other assets.............................  $ 3,598    $ 4,705    $ 2,359    $   300
Goodwill.............................................   23,682     36,172     27,315     10,129
                                                       -------    -------    -------    -------
Net assets...........................................  $27,280    $40,877    $29,674    $10,429
                                                       =======    =======    =======    =======
Purchase consideration:
  Cash...............................................  $20,785    $38,497    $27,400    $ 9,203
  Promissory notes payable...........................    6,194      1,326      1,326        995
  Other short term liabilities.......................      301      1,054        948        231
                                                       -------    -------    -------    -------
                                                       $27,280    $40,877    $29,674    $10,429
                                                       =======    =======    =======    =======

On March 1, 2001, Dynacare purchased the laboratory assets and operations of Medical Arts Laboratory located in Oklahoma for a purchase price of $7.7 million. The purchase price consideration included cash of $7.5 million and short-term liabilities of $0.2 million. The goodwill arising on the acquisition is being amortized over 40 years.

In June 2001, Dynacare through two of its joint ventures in the United States, purchased the laboratory assets and operations of two laboratories located in Texas and Illinois for a purchase price of $2.2 million. The purchase price consideration included cash of $1.2 million and a promissory note payable of $1.0 million. The goodwill arising on these acquisitions is being amortized over 30 years.

In March 2000, Dynacare acquired the outstanding common shares of a clinical laboratory located in Alabama for a purchase price of $23.8 million. The purchase price consideration included cash of $22.0 million, long term debt of $1.2 million and short term liabilities of $0.6 million. The goodwill arising on the acquisition of $20.9 million is being amortized over 40 years.

In addition, during 2000 Dynacare purchased the assets and operations of five clinical laboratory operations located in the United States for a purchase price of $14.7 million. The purchase price consideration included cash of $14.1 million, promissory notes payable of $0.1 million and short term liabilities of $0.5 million. The goodwill arising on these acquisitions is being amortized over periods ranging from 15 to 40 years. Also during 2000, Dynacare entered into a partnership with a hospital located in Pennsylvania. Dynacare's capital contribution to the partnership was cash of $2.4 million. The goodwill arising on the partnership formation is being amortized over 30 years.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

In 1999, Dynacare purchased the assets and operations of nine clinical laboratory operations in the United States for a purchase price of $25.1 million. The purchase price consideration included cash of $19.5 million, promissory notes payable of $5.3 million and short term liabilities of $0.3 million. The goodwill arising on these acquisitions is being amortized over periods ranging from 15 to 40 years. Additionally, Dynacare entered into a partnership with a hospital located in Tennessee. Dynacare's capital contribution to the partnership was $2.2 million, which was comprised of cash of $1.3 million and a promissory note payable of $0.9 million. The goodwill arising on the partnership formation is being amortized over 40 years.

Results of operations of the above acquisitions have been included in the statement of operations from the respective dates of acquisition.

Effective October 1, 2000, Dynacare sold its direct ownership interests of certain of its operations located in Texas to the Memorial Hermann Partnership for proceeds of $17.6 million which represents the value of Dynacare's investment in these operations. The purchase price for these acquisitions has been financed by Dynacare and in return Dynacare received preferred partnership units on which it is entitled to earn a 20% return. The preferential partnership units have proposed terms of repayment of three years or more subject to certain provisions in the capital contribution agreement.

3. Capital assets

                                                        December 31,            June 30,
                                                     -------------------   -------------------
                                                       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                 (unaudited)
----------------------------------------------------------------------------------------------
Land...............................................  $  2,974   $  3,665   $  3,702   $  3,629
Buildings..........................................     7,305      9,123      9,206      9,098
Medical equipment..................................    11,704     15,491     13,105     20,394
Leasehold improvements.............................     6,787     10,964      8,289     13,036
Furniture and fixtures.............................     2,804      4,046      3,586      5,457
Computer equipment.................................    20,934     30,102     26,220     35,259
Motor vehicles.....................................       481        692        504        666
                                                     --------   --------   --------   --------
                                                       52,989     74,083     64,612     87,539
Accumulated amortization...........................   (19,143)   (28,176)   (23,235)   (42,270)
                                                     --------   --------   --------   --------
                                                     $ 33,846   $ 45,907   $ 41,377   $ 45,269
                                                     ========   ========   ========   ========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

4. Licenses and goodwill

                                                       December 31,              June 30,
                                                   ---------------------   ---------------------
                                                     1999        2000        2000        2001
(in thousands of U.S. dollars)                                                  (unaudited)
------------------------------------------------------------------------------------------------
Licenses.........................................  $159,832    $157,820    $159,832    $156,413
Goodwill.........................................   101,610     133,794     131,279     142,726
                                                   --------    --------    --------    --------
                                                    261,442     291,614     291,111     299,139
Accumulated amortization and impairment(1).......  (121,318)   (124,923)   (124,035)   (126,326)
                                                   --------    --------    --------    --------
                                                   $140,124    $166,691    $167,076    $172,813
                                                   ========    ========    ========    ========

---------

(1) During 1997, Dynacare completed a major review of its laboratory operations and as a result of certain adverse changes in the clinical laboratory industry and its businesses, a write down of $79.4 million was recorded.

5. Other assets

                                                          December 31,            June 30,
                                                       -------------------   -------------------
                                                         1999       2000       2000       2001
(in thousands of U.S. dollars)                                                   (unaudited)
------------------------------------------------------------------------------------------------
Investments and property held for sale...............  $ 7,081    $19,305    $ 7,400    $23,101
Currency swap receivable.............................    4,179      7,312      6,321      8,244
Amounts receivable...................................    3,125      4,422      4,287      4,559
Deferred financing costs(1)..........................    9,599      8,873      9,127      7,767
                                                       -------    -------    -------    -------
                                                       $23,984    $39,912    $27,135    $43,671
                                                       =======    =======    =======    =======

------------
(1) Net of accumulated amortization of $6.0 million at December 31, 2000 (1999--$4.5 million) and $6.9 million at June 30, 2001 (2000--$5.2 million)

6. Bank indebtedness

Dynacare has a $35.0 million revolving credit facility for working capital purposes in the United States which can be drawn to a maximum amount of the lesser of i) $35.0 million or ii) 80% of all eligible receivables plus 50% of eligible inventory. Dynacare has pledged the accounts receivable and inventory of Dynacare's U.S. wholly owned subsidiaries as collateral for this facility. This facility matures on September 12, 2002, and bears interest at a fluctuating rate per annum as follows: i) prime rate loans, at U.S. prime plus the applicable margin in effect and ii) Eurodollar loans, at adjusted Eurodollar rate plus the applicable Eurodollar margin.

In Canada, Dynacare has revolving credit facilities for working capital purposes totaling approximately Cdn$23.3 million ($15.3 million). Collateral for these operating facilities consists of an assignment of

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

certain accounts receivable and inventory. Interest on these credit facilities varies between Canadian prime rate and prime plus 2%.

For the year ended December 31, 2000, interest on Dynacare's operating loans amounted to $1.6 million (1999--$0.6 million, 1998--$1.0 million). For the six months ended June 30, 2001, interest on Dynacare's operating loans amounted to $0.1 million (2000--$0.6 million).

7. Long term debt

                                                        December 31,              June 30,
                                                    ---------------------   ---------------------
                                                      1999        2000        2000        2001
(in thousands of U.S. dollars)                                                   (unaudited)
-------------------------------------------------------------------------------------------------
$195 million (1999--$195 million) senior
 unsecured notes payable, interest at 10.75%
 maturing in 2006, and other long term debt with
 interest ranging from 0% to 10.1% maturing
 through 2006....................................   $202,681    $208,200    $213,177    $207,543
Less: current portion............................     (3,893)     (5,913)     (9,127)     (5,452)
                                                    --------    --------    --------    --------
                                                    $198,788    $202,287    $204,050    $202,091
                                                    ========    ========    ========    ========

The senior unsecured notes are redeemable in whole or part at the option of Dynacare on or after January 15, 2001, at a premium redemption price of 105.375% decreasing to par on January 15, 2004 and thereafter. The indenture governing the senior unsecured notes contains certain restrictions including restrictions on the payment of dividends and the incurrence of additional indebtedness.

At December 31, 2000, long term debt includes Canadian denominated debt totaling Cdn$6.8 million (U.S.$4.5 million) (1999--Cdn$7.1 million (U.S.$4.8 million)). At June 30, 2001, long term debt includes Canadian denominated debt totaling Cdn$6.4 million (U.S.$4.2 million) (2000--Cdn$7.0 million (U.S.$4.7 million)).

For the year ended December 31, 2000, interest on long term debt amounted to $21.2 million (1999--$20.2 million, 1998--$14.5 million). For the six months ended June 30, 2001, interest on long-term debt amounted to $10.6 million (2000 $10.5 million). For the year ended December 31, 2000, the average interest rate on bank indebtedness and long term debt including the effect of the interest rate swaps was 10.3% (1999--10.4%, 1998--9.7%). For the six months ended
June 30, 2001, the average interest rate on the bank indebtedness and long-term debt, including the effect of the interest rate swaps was 10.1% (2000--10.1%).

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

The long term debt at December 31, 2000, is repayable as follows:

(in thousands of U.S. dollars)
-----------------------------------------------------------------------
2001........................................................  $  5,913
2002........................................................     1,220
2003........................................................     1,998
2004........................................................       513
2005........................................................       257
Thereafter..................................................   198,299
                                                              --------
                                                              $208,200
                                                              ========

The long term debt at June 30, 2001, is repayable as follows for the fiscal years ending December 31:

(in thousands of U.S. dollars)
-----------------------------------------------------------------------
2001........................................................  $  4,237
2002........................................................     2,129
2003........................................................     2,056
2004........................................................       642
2005........................................................       354
Thereafter..................................................   198,125
                                                              --------
                                                              $207,543
                                                              ========

8. Financial instruments

Dynacare does not hold or issue financial instruments for trading purposes. A limited number of financial instruments are used to manage well-defined risks associated with fluctuations in foreign currencies and to manage interest costs. Dynacare's currency swap agreement effectively converts a portion of its U.S. dollar-denominated borrowings to Canadian dollars to match Dynacare's Canadian dollar denominated assets and cash flows.

Under interest rate swaps, Dynacare agrees with its counterparty to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed upon notional principal amount. The amounts exchanged are based on the notional amounts; however, the notional amounts do not represent Dynacare's exposure to credit or market loss. The net effect of the swaps is to convert certain fixed rate liabilities which mature in 2006 to fixed and variable rate liabilities. The variable rate liabilities have maturity terms of less than one year.

The counterparty to the financial instruments is an international financial institution. Dynacare has not obtained collateral or other security to support the financial instruments. Although Dynacare is potentially exposed to credit loss, it does not anticipate nonperformance by the counterparty given its high credit rating.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

On January 24, 1996, Dynacare entered into a currency swap agreement, with a ten year term to January 15, 2006, whereby $85.0 million of long term debt was swapped into $116.5 million Canadian dollar-denominated debt.

On February 29, 2000, Dynacare Inc. entered into cross currency swap agreements due January 15, 2006, whereby Dynacare Inc. has swapped $85.5 million Canadian dollar-denominated receivables due from certain of its subsidiaries for $58.9 million. These same subsidiaries have swapped in aggregate $85.5 million Canadian dollar-denominated debt due to Dynacare Inc. into $58.9 million.

As at June 30, 2001, Dynacare has entered into a number of interest rate swaps. The net effect is to convert fixed rate debt which mature in 2006 to fixed and variable rate debt with terms ranging from three months to five years with a weighted average interest rate of 10.32% (2000--10.83%). At maturity, both fixed and variable rate debts are automatically renewable at the option of Dynacare.

The only financial instrument that potentially subjects Dynacare to concentrations of credit risk is accounts receivable. A significant amount of accounts receivable are from hospitals in the United States and government agencies in Canada. Dynacare does not foresee a credit risk associated with these receivables, and believes that the allowance for doubtful accounts is adequate to provide for normal credit losses.

The carrying amount of cash and cash equivalents, accounts receivable, other amounts receivable, bank indebtedness, and accounts payable and accrued liabilities are considered to be representative of their respective fair values.

The fair value of the borrowed funds is determined by recent market quotations and by discounting the future contractual cash flows under current financing arrangements, at discount rates which represent borrowing rates presently available to Dynacare for loans with similar terms and remaining maturity, less costs of settlement.

The fair value of interest rate swaps is based on quoted market prices from financial institutions for similar financial instruments. Dynacare accounts for its interest rate swaps on a mark-to-market basis.

At December 31, 2000, the estimated fair value for the long term debt is $197.1 million (1999--$200.0 million). The estimated fair value of favorable currency and interest rate swaps at December 31, 2000, is $12.6 million (1999--$1.9 million) and the estimated fair value of unfavorable currency and interest rate swaps is $5.3 million (1999--$2.6 million).

At June 30, 2001, the estimated fair value for the long term debt is $210.7 million (2000--$193.7 million). The estimated fair value of favorable currency and interest rate swaps at June 30, 2001, is $16.4 million (2000--$1.8 million) and the estimated fair value of unfavorable currency and interest rate swaps is $6.8 million (2000--$3.4 million).

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

9. Capital stock

Dynacare's share capital is comprised as follows:

                                                  December 31,        June 30,
                                               -------------------   -----------
                                                 1999       2000        2001
(in thousands of U.S. dollars)                                       (unaudited)
--------------------------------------------------------------------------------
Authorized
Unlimited number of common shares
Issued and outstanding common shares:
  Common shares (2000--16,883,914; 2001--
    16,928,937)..............................  $    --    $98,357      $98,617
  Nil Class B common shares
    (1999--5,982,704)........................   20,324         --           --
  Nil Class C common shares
    (1999--5,898,210)........................   30,834         --           --
                                               -------    -------      -------
                                               $51,158    $98,357      $98,617
                                               =======    =======      =======

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

On September 28, 2000, all of Dynacare's outstanding special shares were converted into Class B common shares and Class C common shares at a rate of
1.5504 Class B or C common shares for each special share. Additionally, on September 28, 2000, Dynacare by the way of a Board of Directors resolution increased its stated capital by $0.8 million on 666,720 Class B common shares.

On November 22, 2000, Dynacare completed an initial public offering of its common shares. Dynacare issued 5,003,000 common shares for total proceeds of $50.0 million (before after tax costs of $3.6 million).

Upon the closing of Dynacare's initial public offering of its common shares, Dynacare converted all of its outstanding classes of common shares (including common shares issuable upon exercise of Dynacare's stock options) into a single class of common shares on a one-for-one basis and completed a 0.6927-for-1 reverse stock split of all its outstanding common shares (including common shares issuable upon exercise of Dynacare's stock options). As a result of the conversion and reverse stock split, 8,636,790 Class B common shares and 8,514,811 Class C common shares were exchanged into 11,880,914 common shares of Dynacare. All prior years capital stock and stock option information presented has been adjusted for Dynacare's special and common share conversion and reverse stock split.

Under executive and employee stock option plans, Dynacare may grant stock options to its executives and employees for up to 2,909,340 common shares.

A summary of the status of Dynacare's stock option plans for common shares is presented below:

(i) Stock options for common shares--Executive Stock Option Plan

                                                 Years Ended December 31,
                       ----------------------------------------------------------------------------
                                1998                       1999                       2000
                       ----------------------   --------------------------   ----------------------
                                     Weighted                                              Weighted
                                      average                     Weighted                  average
                           Stock     exercise       Stock          average       Stock     exercise
                         options        price     options   exercise price     options        price
---------------------------------------------------------------------------------------------------
Outstanding at
  beginning of
  year...............  1,420,034   Cdn $9.31    1,420,034     Cdn $ 9.31     1,454,669   Cdn $9.38
  Granted............         --          --       34,635     Cdn $12.27            --          --
  Exercised..........         --          --           --             --            --          --
  Cancelled..........         --          --           --             --            --          --
                       ---------   ---------    ---------     ----------     ---------   ---------
Outstanding at end of
  year...............  1,420,034   Cdn $9.31    1,454,669     Cdn $ 9.38     1,454,669   Cdn $9.38
                       =========   =========    =========     ==========     =========   =========
Stock options
  exercisable at
  year-end...........    284,007   Cdn $9.31      581,868     Cdn $ 9.38     1,454,669   Cdn $9.38
                       =========   =========    =========     ==========     =========   =========
Weighted-average fair
  value of stock
  options granted
  during the year....                   $Nil                  Cdn $ 2.01                      $Nil
                                   =========                  ==========                 =========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

The contractual remaining life of the stock options outstanding at December 31, 2000 is approximately six years.

                                                           Six Months Ended June 30,
                                                -----------------------------------------------
                                                         2000                     2001
                                                ----------------------   ----------------------
                                                              Weighted                 Weighted
                                                               average                  average
                                                    Stock     exercise       Stock     exercise
                                                  options        price     options        price
                                                     (unaudited)              (unaudited)
-----------------------------------------------------------------------------------------------
Outstanding at beginning of period............  1,454,669   Cdn $9.38    1,454,669   Cdn $9.38
  Granted.....................................         --          --           --          --
  Exercised...................................         --          --           --          --
  Cancelled...................................         --          --           --          --
                                                ---------   ---------    ---------   ---------
Outstanding at end of period..................  1,454,669   Cdn $9.38    1,454,669   Cdn $9.38
                                                =========   =========    =========   =========
Stock options exercisable at period-end.......    872,802   Cdn $9.34    1,454,669   Cdn $9.38
                                                =========   =========    =========   =========
Weighted-average fair value of stock options
  granted during the year.....................                   $Nil                     $Nil
                                                            =========                =========

The contractual remaining life of the stock options outstanding at June 30, 2001, is approximately six years.

    (ii) Stock options for common shares--Employee Stock Option Plan

                                                            Years Ended December 31,
                        ------------------------------------------------------------------------------------------------
                                     1998                             1999                             2000
                        ------------------------------   ------------------------------   ------------------------------
                                              Weighted                         Weighted                      Weighted
                                               average                          average                      average
                        Stock options   exercise price   Stock options   exercise price   Stock options   exercise price
------------------------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year..           --               --         304,788        Cdn $ 9.31        393,107        Cdn $10.91
  Granted............      305,481        Cdn $9.31         102,173        Cdn $15.49             --                --
  Exercised..........           --               --              --                --             --                --
  Cancelled..........         (693)       Cdn $9.31         (13,854)       Cdn $ 9.31        (86,600)       Cdn $10.55
                           -------        ---------         -------        ----------        -------        ----------
Outstanding at end of
  year...............      304,788        Cdn $9.31         393,107        Cdn $10.91        306,507        Cdn $11.02
                           =======        =========         =======        ==========        =======        ==========
Stock options
  exercisable at
  year-end...........          Nil        Cdn $9.31          81,739        Cdn $ 9.31        145,114        Cdn $10.18
                           =======        =========         =======        ==========        =======        ==========
Weighted-average fair
  value of stock
  options granted
  during the year....                     Cdn $1.23                        Cdn $ 2.53                             $Nil
                                          =========                        ==========                       ==========

The contractual remaining life of the stock options outstanding at December 31, 2000 is approximately five years for 226,503 stock options and approximately six years for the balance of

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

80,004 stock options. The stock options vest as to 20% each year on the anniversary date of the stock option grant.

                                                             Six Months Ended June 30,
                                         ------------------------------------------------------------------
                                                      2000                               2001
                                         -------------------------------   --------------------------------
                                                            Weighted                           Weighted
                                                             average            2001            average
                                         Stock options   exercise price    Stock options    exercise price
                                                   (unaudited)                       (unaudited)
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of period.....     393,107         Cdn $10.91        306,507         Cdn $11.06
  Granted..............................          --                 --        506,400         U.S. $9.125
  Exercised............................          --                 --        (45,023)        Cdn $15.38
  Cancelled............................     (31,172)        Cdn $ 9.31        (45,779)        Cdn $10.47
                                            -------         ----------        -------         -----------
Outstanding at end of period...........     361,935         Cdn $11.38        722,105         Cdn $13.17
                                            =======         ==========        =======         ===========
Stock options exercisable at
  period-end...........................      55,416         Cdn $ 9.50        113,945         Cdn $13.05
                                            =======         ==========        =======         ===========
Weighted-average fair value of stock
  options granted during the year......                           $Nil                        U.S. $9.125
                                                            ==========                        ===========

The contractual remaining life of the stock options outstanding at June 30, 2001, is approximately 4 years for 180,096 stock options, 5 years for 60,609 stock options, and 6 years for the balance of 481,400 stock options. The stock options vest as to 20% each year on the anniversary date of the stock option grant.

10. Severance, relocation and other charges

Upon the completion of Dynacare's initial public offering of its common shares in November 2000, Dynacare recorded severance, relocation and other charges of $6.7 million. These charges are as follows:

    Severance, lease termination and other costs of $1.9 million related to the relocation of Dynacare's corporate offices from Toronto, Canada to Dallas, Texas. As at December 31, 2000, and June 30, 2001, $0.3 million and $0.8 million, respectively, of these costs were paid;

    Termination costs of $0.8 million to terminate an employment contract with a senior executive officer. As at December 31, 2000, $0.8 million of these costs were paid:

    Amounts paid of approximately $2.1 million to certain of Dynacare's senior executives to enable them to repay in full outstanding loans made to them by Dynacare and associated taxes which became due as a result. As at December 31, 2000, $2.1 million of these costs were paid; and

    Other non-cash restructuring charges of $1.9 million, which primarily includes termination of a services contract.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

11. Income taxes

a) As described in Note 1--Summary of Significant Accounting Policies--Income Taxes, Dynacare adopted CICA-3465 on a retroactive basis. As a result of the application of CICA-3465, the book value of Dynacare's licenses and deferred income taxes at December 31, 2000 and 1999 each increased by $34.6 million and $35.7 million, respectively. Based on CICA-3465, the book value of Dynacare's licenses and deferred income taxes at June 30, 2001, and 2000, each increased by $34.1 million and $35.1 million, respectively.

In addition, under CICA-3465, Dynacare reduced the provision for deferred income taxes for the year ended December 31, 2000, by $6.1 million due to substantively enacted tax rate reductions announced by the Canadian federal and provincial governments. The cumulative reduction in the Canadian federal statutory tax rate is 1.0%, 3.0%, 5.0% and 7.0% for 2001, 2002, 2003 and 2004 (and thereafter), respectively. A pro rata 1.0% reduction in the Ontario provincial statutory tax rate became effective May 2, 2000, and was followed by a further substantively enacted 0.5% tax rate reduction effective January 1, 2001. The Ontario government announced a further 6% reduction in its statutory tax rate on May 9, 2001. This tax rate reduction will be phased in ratably over the period from 2002 to 2005.

During the six months ended June 30, 2000, Dynacare reduced the provision for deferred income taxes by $2.0 million, due to substantively enacted tax rate reductions announced by the Canadian federal and provincial governments. During the six months ended June 30, 2001, Dynacare reduced the provision for deferred income taxes by $3.0 million due to enacted tax rate reductions announced by the Ontario provincial government. As of June 30, 2001, all of the tax rate reductions previously announced by the federal and provincial governments have been legislated.

b) The provision for income taxes differs from the amount computed by applying the Canadian corporate tax rates to income before income taxes. The reason for this difference is as follows:

                                                                 Years ended December 31,
                                                              ------------------------------
(in millions of U.S. dollars)                                     1998       1999       2000
--------------------------------------------------------------------------------------------
Canadian corporate income tax rate..........................    44.62%     44.62%     43.95%
Provision for income taxes based on corporate income tax
  rate......................................................   $  4.1     $  4.2     $  0.4
Increase (decrease) in taxes resulting from:
  Non-deductible licenses and goodwill amortization.........       --         --        0.2
  Non-deductible expenses...................................      0.1        0.2        0.5
  Loss (income) from U.S. sources taxed at lower tax
  rates.....................................................     (1.4)      (0.2)       0.7
  Minimum corporate tax (not calculated on the basis of
  income)...................................................      0.3        0.4        0.5
  Reduction in valuation allowance..........................     (0.3)      (0.9)      (2.4)
  Substantively enacted tax rate reductions.................       --         --       (6.1)
  U.S. state income taxes...................................       --         --        0.7
  Other income tax items....................................      0.2         --        0.4
                                                               ------     ------     ------
Provision for income tax expense (benefit) as recorded......   $  3.0     $  3.7     $ (5.1)
                                                               ======     ======     ======

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

c) The principal items giving rise to the deferred portion of income tax expense (benefit) are as follows:

                                                     Years ended December 31,
                                                  ------------------------------
(in thousands of U.S. dollars)                        1998       1999       2000
--------------------------------------------------------------------------------
Net operating loss carryforwards................  $(3,684)   $(5,472)   $(4,016)
Deferred deductions.............................     (190)    (2,179)    (3,146)
Deferred financing and restricted interest
  carryforwards.................................      458        741      2,725
Deferred earnings...............................    4,804      9,175      2,144
Licenses and goodwill...........................      (66)       134      1,058
Capital and other assets........................      188        698      2,955
Substantively enacted tax rate reductions.......       --         --     (6,089)
                                                  -------    -------    -------
                                                    1,510      3,097     (4,369)
Reduction in valuation allowance................     (301)      (915)    (2,464)
                                                  -------    -------    -------
Income tax expense (benefit)....................  $ 1,209    $ 2,182    $(6,833)
                                                  =======    =======    =======

d) The geographical components of earnings (loss) before income taxes are summarized below:

                                                      Years ended December 31,
                                                   ------------------------------
(in thousands of U.S. dollars)                         1998       1999       2000
---------------------------------------------------------------------------------
United States....................................   $2,222     $2,556    $(7,147)
Canada...........................................    7,015      6,811      8,087
                                                    ------     ------    -------
                                                    $9,237     $9,367    $   940
                                                    ======     ======    =======

e) The provision for income tax expense (benefit) is summarized as follows:

                                                      Years ended December 31,
                                                   ------------------------------
(in thousands of U.S. dollars)                         1998       1999       2000
---------------------------------------------------------------------------------
Current:
United States....................................   $  184     $  335    $ 1,362
Canada...........................................    1,655      1,209        386
                                                    ------     ------    -------
                                                     1,839      1,544      1,748
                                                    ------     ------    -------
Deferred:
United States....................................      524       (299)    (4,890)
Canada...........................................      685      2,481     (1,943)
                                                    ------     ------    -------
                                                     1,209      2,182     (6,833)
                                                    ------     ------    -------
                                                    $3,048     $3,726    $(5,085)
                                                    ======     ======    =======

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

f) Dynacare's deferred tax assets and liabilities are as follows:

                                                          December 31,
                                                 ------------------------------
(in thousands of U.S. dollars)                       1998       1999       2000
-------------------------------------------------------------------------------
Current deferred tax assets:
Net operating loss carryforward................  $ 9,465    $13,417    $11,427
Deferred deductions............................    2,069      4,035      7,913
                                                 -------    -------    -------
                                                  11,534     17,452     19,340
Non-current deferred tax assets:
Net operating loss carryforwards...............      332      1,852      7,678
Deferred financing and restricted interest
  carryforwards................................    2,730      1,989      1,555
                                                 -------    -------    -------
Total deferred tax assets......................   14,596     21,293     28,573
Valuation allowance for deferred tax assets....   (4,605)    (3,642)    (1,178)
                                                 -------    -------    -------
Net deferred tax assets........................  $ 9,991    $17,651    $27,395
                                                 =======    =======    =======
Current deferred tax liability:
Deferred earnings..............................  $13,056    $22,480    $24,345
                                                 -------    -------    -------
Non-current deferred tax liabilities:
Licenses and goodwill..........................   34,960     35,120     29,691
Capital and other assets.......................    4,825      5,300      7,933
                                                 -------    -------    -------
                                                  39,785     40,420     37,624
                                                 -------    -------    -------
Total deferred tax liabilities.................  $52,841    $62,900    $61,969
                                                 =======    =======    =======
Net current deferred tax liabilities...........  $ 1,522    $ 5,028    $ 5,005
Net non-current deferred tax liabilities.......   41,328     40,221     29,569
                                                 -------    -------    -------
Total net deferred tax liabilities.............  $42,850    $45,249    $34,574
                                                 =======    =======    =======

g) At December 31, 2000, Dynacare had net operating losses available for carry forward in the amount of $9.1 million and $35.6 million in the United States and Canada, respectively (1999-$5.0 million and $29.7 million) to offset against taxable income in future years. These losses expire periodically to 2007 and 2020 for Canada and the United States, respectively.

12. Related party transactions

At December 31, 2000, housing loans of $1.1 million (1999-$1.1 million), which were advanced to officers of Dynacare, were repaid (Note 10). These loans were non-interest bearing and were secured by mortgages on the related properties.

For the years ended December 31, 2000, 1999 and 1998 consulting fees charged to Dynacare by shareholders were $0.6 million, $0.7 million and $0.7 million, respectively. These arrangements were terminated upon completion of Dynacare's initial public offering.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

13. Commitments

Dynacare is committed under existing operating leases at December 31, 2000, to the following payments:

(in thousands of U.S. dollars)
---------------------------------------------------------------------
2001........................................................  $14,490
2002........................................................   11,746
2003........................................................    9,119
2004........................................................    7,202
2005........................................................    6,154
Thereafter..................................................   36,112

At June 30, 2001, Dynacare is committed under existing operating leases to the following payments for the fiscal years ending December 31:

(in thousands of U.S. dollars)
----------------------------------------------------------------------
2001........................................................  $ 8,311
2002........................................................   11,468
2003........................................................    9,288
2004........................................................    6,924
2005........................................................    5,801
Thereafter..................................................   35,614

14. Contingencies

In 1995 Dynacare sold its retirement homes division. On the sale of one of the retirement homes, the purchaser assumed two mortgages with a total balance of $12.3 million at December 31, 2000, and $13.0 million at December 31, 1999. The total balance of these two mortgages was $12.0 million at June 30, 2001 and $12.7 million at June 30, 2000. Dynacare has not been formally discharged from the mortgages, however, Dynacare has been indemnified by the purchaser and does not expect non-performance. The mortgages bear interest at 10.0% per annum and are repayable in 2003 and 2004.

During 2000, the litigation as previously described in Dynacare's audited consolidated financial statements for the years ended December 31, 1999, 1998 and 1997 was either dismissed or settled out of court with no material impact on the financial position and results of operations of Dynacare.

Dynacare is contingently liable with respect to litigation and claims which arise from time to time. Litigation is subject to many uncertainties, and the outcome of individual matters is not predictable. It is reasonably possible that the final resolution of some of these matters may require Dynacare to make expenditures in excess of estimates, over an extended period of time and in a range of amounts that cannot be reasonably estimated at this time. However, in the opinion of management, any liabilities

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

that may arise from these contingencies would not have a material adverse affect on the financial position and results of operations of Dynacare.

15. Segmented information

Management has determined that Dynacare operates in two geographic segments, the provision of clinical laboratory services in the United States and Canada.

                                                               As of and for the year ended
                                                                    December 31, 1998,
                                                             ---------------------------------
(in thousands of U.S. dollars)                                 U.S.       Canada       Total
----------------------------------------------------------------------------------------------
Revenues...................................................  $133,552    $ 91,359    $224,911
Net earnings...............................................     1,515       4,674       6,189
                                                             ---------------------------------
Total assets...............................................  $ 88,059    $143,071    $231,130
Capital assets and licenses and goodwill...................    50,110     100,725     150,835
Purchase of capital assets -- net..........................     3,805       1,182       4,987
                                                             ---------------------------------
Laboratory revenue by payor type:
Canadian government agencies...............................  $     --    $ 82,415    $ 82,415
Long term hospital contracts...............................    47,279       2,292      49,571
Community (non-hospital) and other.........................    86,273       6,652      92,925
                                                             ---------------------------------

                                                 As of and for the years ended December 31,
                                    ---------------------------------------------------------------------
                                                  1999                                2000
                                    ---------------------------------   ---------------------------------
(in thousands of U.S. dollars)        U.S.       Canada       Total       U.S.       Canada       Total
---------------------------------------------------------------------------------------------------------
Revenues..........................  $173,566    $ 99,111    $272,677    $250,747    $102,172    $352,919
Net earnings (loss)...............     2,519       3,122       5,641      (3,619)      9,644       6,025
                                    ---------------------------------------------------------------------
Total assets......................  $133,287    $155,232    $288,519    $214,476    $134,500    $348,976
Capital assets and licenses and
  goodwill........................    75,448      98,522     173,970     117,541      95,057     212,598
Purchase of capital assets-net....     8,667       2,323      10,990      12,302       2,463      14,765
                                    ---------------------------------------------------------------------
Laboratory revenue by payor type:
  Canadian government agencies....  $     --    $ 87,645    $ 87,645    $     --    $ 90,405    $ 90,405
  Long term hospital contracts....    49,056       2,129      51,185      52,232       1,863      54,095
  Community (non-hospital) and
    other.........................   124,510       9,337     133,847     198,515       9,904     208,419
                                    ---------------------------------------------------------------------

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

                                                 As of and for the six months ended June 30,
                                    ---------------------------------------------------------------------
                                                  2000                                2001
                                    ---------------------------------   ---------------------------------
                                      U.S.       Canada       Total       U.S.       Canada       Total
(in thousands of U.S. dollars)                 (unaudited)                         (unaudited)
---------------------------------------------------------------------------------------------------------
Revenues..........................  $120,631    $ 51,202    $171,833    $144,914    $ 52,767    $197,681
Net earnings (loss)...............     1,365       3,139       4,504        (326)      8,280       7,954
                                    ---------------------------------------------------------------------
Total assets......................  $182,388    $140,457    $322,845    $227,647    $131,748    $359,395
Capital assets and licenses and
  goodwill........................   111,362      97,091     208,453     125,264      92,818     218,082
Purchase of capital assets-net....     4,522         891       5,413       3,307         897       4,204
                                    ---------------------------------------------------------------------
Laboratory revenue by payor type:
  Canadian government agencies....  $     --    $ 45,125    $ 45,125    $     --    $ 47,637    $ 47,637
  Long term hospital contracts....    26,727       1,114      27,841      28,410          --      28,410
  Community (non-hospital) and
    other.........................    93,907       4,960      98,867     116,504       5,130     121,634
                                    ---------------------------------------------------------------------

16. Consolidated statements of cash flows

Supplementary disclosure required for Dynacare's consolidated statements of cash flows is as follows:

i) Income taxes paid

For the year ended December 31, 2000, income taxes paid by Dynacare were $2.9 million (1999--$2.0 million, 1998--$0.3 million). Income taxes paid by Dynacare during the six months ended June 30, 2001, were $0.9 million (2000--$1.3 million).

ii) Interest payments

For the year ended December 31, 2000, interest paid by Dynacare was $18.8 million (1999--$18.5 million, 1998--$15.1 million). Interest paid by Dynacare during the six months ended June 30, 2001, was $11.0 million (2000--$9.1 million).

iii) Business combinations

Dynacare's total purchase price consideration for acquisitions made in 2000, 1999, and 1998 was $40.9 million, $27.3 million and $Nil, respectively. Dynacare did not acquire cash in any of its acquisitions. The total purchase price consideration was comprised of cash paid of $38.5 million (1999--$20.8 million, 1998--$Nil), promissory notes payable of $1.3 million (1999--$6.2 million, 1998--$Nil) and other short term liabilities of $1.1 million
(1999--$0.3 million, 1998--$Nil).

Dynacare's total purchase price consideration for acquisitions made in the six months ended June 30, 2001 and 2000 was $10.4 million and $29.7 million, respectively. Dynacare did not acquire cash in

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

any of its other acquisitions. The total purchase price consideration was comprised of cash paid of $9.2 million (2000--$27.4 million), promissory notes payable of $1.0 million (2000--$1.3 million) and other short term liabilities of $0.2 million (2000--$1.0 million).

iv) Capital assets

For the year ended December 31, 2000, capital assets were acquired at an aggregate cost of $14.8 million (1999--$11.0 million, 1998--$5.0 million) of which $0.9 million (1999--$Nil, 1998--$0.8 million) were financed by means of capital leases. During the six months ended June 30, 2001, capital assets were acquired at an aggregate cost of $4.2 million (2000--$5.4 million).

v) Cash and cash equivalents

                                                           December 31,
                                                  ------------------------------
(in thousands of U.S. dollars)                      1998       1999       2000
--------------------------------------------------------------------------------
Cash............................................   $4,701    $ 2,057    $ 7,850
Short term investments with initial maturities
  of three months or less at acquisition........       --     14,270     10,249
                                                   ------    -------    -------
                                                   $4,701    $16,327    $18,099
                                                   ======    =======    =======

                                                                 June 30,
                                                            -------------------
                                                              2000       2001
(in thousands of U.S. dollars)                                  (unaudited)
-------------------------------------------------------------------------------
Cash......................................................   $5,040    $10,170
Short term investments with remaining maturities of three
  months or less at acquisition...........................       --         --
                                                             ------    -------
                                                             $5,040    $10,170
                                                             ======    =======

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

vi) Change in non-cash working capital

                                                   Years ended December 31,
                                                ------------------------------
(in thousands of U.S. dollars)                    1998       1999       2000
------------------------------------------------------------------------------
Accounts receivable...........................  $(10,490)  $(21,876)  $(1,395)
Prepaid expenses..............................      (309)       (21)    2,897
Inventory.....................................      (182)    (2,042)      273
Accounts payable and accrued liabilities......       464      7,833     3,393
                                                --------   --------   -------
                                                $(10,517)  $(16,106)  $ 5,168
                                                ========   ========   =======

                                                            Six months ended
                                                                June 30,
                                                           -------------------
                                                             2000       2001
(in thousands of U.S. dollars)                                 (unaudited)
------------------------------------------------------------------------------
Accounts receivable......................................  $(1,772)   $(6,396)
Prepaid expenses.........................................     (706)    (1,552)
Inventory................................................      839     (1,212)
Accounts payable and accrued liabilities.................    2,534        (82)
                                                           -------    -------
                                                           $   895    $(9,242)
                                                           =======    =======

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

17. Earnings per share

Earning per share data was computed as follows:

                                                               Years ended December 31,
(in thousand of U.S. dollars,                           ---------------------------------------
except for share and per share amounts)                    1998          1999          2000
-----------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net earnings..........................................  $    6,189    $    5,641    $    6,025
                                                        ----------    ----------    ----------
  Weighted average number of common shares outstanding
  during the year.....................................  11,880,914    11,880,914    12,482,368
                                                        ----------    ----------    ----------
Basic earnings per share..............................  $     0.52    $     0.47    $     0.48
                                                        ==========    ==========    ==========
DILUTED EARNINGS PER SHARE
Net earnings..........................................  $    6,189    $    5,641    $    6,025
                                                        ----------    ----------    ----------
  Weighted average number of common shares outstanding
  during the year.....................................  11,880,914    11,880,914    12,482,368
  Stock options.......................................          --       583,191       661,603
                                                        ----------    ----------    ----------
                                                        11,880,914    12,464,105    13,143,971
                                                        ==========    ==========    ==========
Diluted earnings per share............................  $     0.52    $     0.45    $     0.46
                                                        ==========    ==========    ==========

                                                                     Six months
                                                                   ended June 30,
                                                              -------------------------
(in thousand of U.S. dollars,                                    2000          2001
except for share and per share amounts)                              (unaudited)
---------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net earnings................................................  $    4,504    $    7,954
                                                              ----------    ----------
  Weighted average number of common shares outstanding
  during the period.........................................  11,880,914    16,891,418
                                                              ----------    ----------
Basic earnings per share....................................  $     0.38    $     0.47
                                                              ==========    ==========
DILUTED EARNINGS PER SHARE
Net earnings................................................  $    4,504    $    7,954
                                                              ----------    ----------
  Weighted average number of common shares outstanding
  during the period.........................................  11,880,914    16,891,418
  Stock options.............................................     562,205       255,193
                                                              ----------    ----------
                                                              12,443,119    17,146,611
                                                              ==========    ==========
Diluted earnings per share..................................  $     0.36    $     0.46
                                                              ==========    ==========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

18. Major customers

Dynacare's laboratories in Canada are subject to certain regulatory controls issued by the Ontario Ministry of Health and Long Term Care and the Ministry of Health and Wellness, Province of Alberta. Revenues received from government agencies approximates 26% of total revenues for the year ended December 31, 2000 (32% in 1999; 37% in 1998). Revenues received from Canadian government agencies approximate 24% and 26% of total revenues for the six months ended June 30, 2001 and 2000, respectively. As at December 31, 2000, 1999 and 1998 approximately 17%, 18% and 18% respectively, of accounts receivable were due from these government agencies. As at June 30, 2001 and 2000, approximately 15% and 13%, respectively, of accounts receivable were due from these government agencies.

In the United States, Dynacare earns a portion of its revenues from U.S. government agencies (Medicare/Medicaid). These revenues constituted approximately 13% of total revenues for the year ended December 31, 2000 (9% in 1999, 8% in 1998). Revenues received from the Medicare/Medicaid programs approximate 14% and 13% of total revenues for the six months ended June 30, 2001 and 2000. As at December 31, 2000, 1999 and 1998 approximately 18%, 16% and 12%, respectively, of accounts receivable were due from the Medicare/Medicaid programs. As at June 30, 2001 and 2000, approximately 20% and 15%, respectively, of accounts receivable were due from the Medicare/ Medicaid programs.

In arriving at net revenues, certain allowances and discounts are deducted relating to Dynacare's reimbursement agreement with the Ontario government in Canada and contractual allowances for certain payors in the United States. The laboratory industry in Ontario is subject to an agreement with the provincial government wherein each laboratory is allocated a fixed share of the overall industry reimbursement each year. Factors can arise to cause an individual laboratory to receive more than its pro rata share of reimbursement, obligating it to repay the Ontario government for such excess. An estimate of the excess is withheld by the Ontario government from monthly payments made to Dynacare with any residual amounts payable being settled subsequent to year end. In the United States, payment arrangements for laboratory services performed for certain payors include prospectively determined rates for service, discounted charges, capitation and other arrangements.

The calculation of these allowances and discounts and the resultant provision on the balance sheet requires estimates and assumptions based on a number of different factors including Dynacare's past experiences. Despite the use of Dynacare's best estimates, it is reasonably possible that these amounts could change based on experience and other factors. Allowances and discounts of $138.1 million, $71.9 million and $58.3 million for the years ended
December 31, 2000, 1999 and 1998, and $87.6 million and $62.6 million for the six months ended June 30, 2001 and 2000, respectively, have been deducted in arriving at net revenues. Included in accounts receivable as at December 31, 2000, 1999 and 1998 and as at June 30, 2001 and 2000, are allowances and discounts of $50.2 million, $26.6 million, $19.3 million, $56.4 million and $51.8 million, respectively.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

19. Joint venture partnerships

Dynacare conducts certain of its businesses through incorporated and unincorporated joint ventures in which Dynacare has a 73% or less interest. Condensed combined statements of financial position, statements of operations and statements of cash flows based on Dynacare's proportionate interests in these joint ventures are presented below. Certain costs recorded at the corporate level, have not been allocated to the operating results of the joint ventures.

                                                  December 31,                    June 30,
                                        ---------------------------------   ---------------------
                                             1998        1999        2000        2000        2001
(in thousands of U.S. dollars)                                                   (unaudited)
-------------------------------------------------------------------------------------------------
Current assets........................  $ 24,244    $ 28,293    $ 27,088    $ 25,660    $ 27,981
Other assets..........................   108,590     106,916     116,229     109,528     115,319
                                        --------    --------    --------    --------    --------
                                        $132,834    $135,209    $143,317    $135,188    $143,300
                                        ========    ========    ========    ========    ========
Current liabilities...................  $ 16,296    $ 12,855    $ 13,712    $ 16,516    $ 15,035
Long term debt........................     2,936       2,939       2,883       2,796       2,692
                                        --------    --------    --------    --------    --------
                                        $ 19,232    $ 15,794    $ 16,595    $ 19,312    $ 17,727
                                        ========    ========    ========    ========    ========
Net investment in joint ventures......  $113,602    $119,415    $126,722    $115,876    $125,573
                                        ========    ========    ========    ========    ========

                                                                             Six months ended
                                            Years ended December 31,             June 30,
                                        ---------------------------------   -------------------
                                             1998        1999        2000       2000       2001
(in thousands of U.S. dollars)                                                  (unaudited)
-----------------------------------------------------------------------------------------------
Revenues..............................  $125,105    $137,633    $149,412    $ 73,590   $ 82,657
General and operating expenses........    93,686     100,833     113,660      54,849     63,720
Depreciation..........................     2,586       3,108       3,262       1,556      1,914
Amortization of licenses and
  goodwill............................     1,722       2,265       2,210         756      1,433
                                        --------    --------    --------    --------   --------
Earnings before income taxes..........  $ 27,111    $ 31,427    $ 30,280    $ 16,429   $ 15,590
                                        ========    ========    ========    ========   ========
Cash provided by operating
  activities..........................  $ 24,977    $ 33,678    $ 35,689    $ 21,210   $ 18,360
                                        --------    --------    --------    --------   --------
Cash used in investing activities.....  $   (342)   $ (2,858)   $(14,788)   $ (4,926)  $ (2,436)
                                        --------    --------    --------    --------   --------
Cash used in financing activities.....  $(22,688)   $(31,136)   $(23,944)   $(15,770)  $(16,576)
                                        --------    --------    --------    --------   --------

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

20. Differences between U.S. and Canadian Generally Accepted Accounting
Principles

The effects on Dynacare's consolidated financial statements resulting from the differences between Canadian and U.S. generally accepted accounting principles ("GAAP") as described in 20(a) to 20(j) are presented in the consolidated financial information that follows:

Consolidated Balance Sheets (a) -- U.S. GAAP

                                                       December 31,              June 30,
                                                   ---------------------   ---------------------
                                                        1999        2000        2000        2001
(in thousands of U.S. dollars)                                                  (unaudited)
------------------------------------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents......................  $ 13,627    $ 17,856    $  1,484    $  6,259
  Accounts receivable............................    39,252      39,225      48,954      44,448
  Prepaid expenses...............................     4,531       1,844       5,105       3,002
  Inventory......................................     4,150       4,797       3,760       5,453
  Deferred income taxes..........................     2,322       5,956       2,246       5,960
                                                   --------    --------    --------    --------
Total current assets.............................    63,882      69,678      61,549      65,122
                                                   --------    --------    --------    --------
Capital assets...................................    24,697      30,899      31,259      30,433
Goodwill.........................................    55,435      76,989      82,711      83,308
Other assets.....................................    20,935      36,956      22,931      40,151
Equity investments...............................   120,907     125,141     111,266     125,573
                                                   --------    --------    --------    --------
                                                    221,974     269,985     248,167     279,465
                                                   --------    --------    --------    --------
                                                   $285,856    $339,663    $309,716    $344,587
                                                   ========    ========    ========    ========
Liabilities
Current liabilities:
  Bank indebtedness..............................  $  1,901    $     --    $  9,162    $     --
  Accounts payable and accrued liabilities.......    23,139      32,669      30,611      31,420
  Current portion of deferred income taxes.......     7,480      10,961       7,455      10,705
Current portion of long term debt................     2,010       5,524       8,505       4,509
                                                   --------    --------    --------    --------
Total current liabilities........................    34,530      49,154      55,733      46,634
Long term debt...................................   202,296     199,404     201,253     198,959
Deferred income taxes............................    40,275      34,534      40,629      26,845
                                                   --------    --------    --------    --------
                                                    277,101     283,092     297,615     272,438
                                                   --------    --------    --------    --------
Shareholders' equity
Capital stock....................................    54,420     101,514      54,420     101,984
Deficit..........................................   (46,991)    (47,785)    (44,571)    (34,122)
                                                   --------    --------    --------    --------
                                                      7,429      53,729       9,849      67,862
Accumulated other comprehensive earnings.........     1,326       2,842       2,252       4,287
                                                   --------    --------    --------    --------
                                                      8,755      56,571      12,101      72,149
                                                   --------    --------    --------    --------
                                                   $285,856    $339,663    $309,716    $344,587
                                                   ========    ========    ========    ========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Consolidated Statements of Operations and Comprehensive Earnings (a)--U.S. GAAP

                                                                                  Six Months
                                              Years Ended December 31,          Ended June 30,
                                          --------------------------------   --------------------
                                              1998        1999        2000       2000        2001
(in thousands of U.S. dollars)                                                   (unaudited)
-------------------------------------------------------------------------------------------------
Revenues................................  $99,612    $134,581    $203,922    $99,266    $115,024
Earnings from equity investments........   25,698      30,364      29,565     15,616      15,584
                                          -------    --------    --------    -------    --------
                                          125,310     164,945     233,487    114,882     130,608
                                          -------    --------    --------    -------    --------
General and operating expenses..........   96,247     129,955     194,107     93,015     107,896
Depreciation............................    3,840       5,225       8,095      3,668       3,862
Amortization of goodwill................    1,275       1,728       2,337      1,001       1,243
Severance, relocation and other
  charges...............................       --          --       6,750         --          --
                                          -------    --------    --------    -------    --------
                                          101,362     136,908     211,289     97,684     113,001
                                          -------    --------    --------    -------    --------
Operating earnings......................   23,948      28,037      22,198     17,198      17,607
Interest expense........................   14,967      18,949      22,124     11,009      10,355
Non-controlling interest................       12          --          --         32          --
                                          -------    --------    --------    -------    --------
Earnings before income taxes............    8,969       9,088          74      6,157       7,252
Income taxes expense (benefit):
  Current...............................    1,836       1,539       1,734      1,473         429
  Deferred..............................    1,190       2,159        (866)     2,264      (6,841)
                                          -------    --------    --------    -------    --------
                                            3,026       3,698         868      3,737      (6,412)
                                          -------    --------    --------    -------    --------
Net earnings (loss).....................    5,943       5,390        (794)     2,420      13,664
Other comprehensive earnings (loss), net
  of tax................................     (241)        327       1,516        926       1,445
                                          -------    --------    --------    -------    --------
Comprehensive earnings..................  $ 5,702    $  5,717    $    722    $ 3,346    $ 15,109
                                          =======    ========    ========    =======    ========

                                                                                 Six Months
                                       Years Ended December 31,                Ended June 30,
                                ---------------------------------------   -------------------------
                                       1998          1999          2000          2000          2001
(in thousands of U.S. dollars)                                                   (unaudited)
---------------------------------------------------------------------------------------------------
Basic earnings (loss) per
  share.......................  $     0.50    $     0.45    $     (.06)   $     0.20    $     0.81
                                ==========    ==========    ==========    ==========    ==========
Diluted earnings (loss) per
  share.......................  $     0.50    $     0.43    $     (.06)   $     0.19    $     0.80
                                ==========    ==========    ==========    ==========    ==========
Weighted average number of
  common shares outstanding-
  Basic.......................  11,880,914    11,880,914    12,482,368    11,880,914    16,891,418
                                ==========    ==========    ==========    ==========    ==========
Weighted average number of
  common shares outstanding-
  Diluted.....................  11,880,914    12,464,105    13,143,971    12,443,119    17,146,611
                                ==========    ==========    ==========    ==========    ==========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Consolidated Statements of Cash Flows(a)--U.S. GAAP

                                                                                   Six Months
                                                Years Ended December 31,         Ended June 30,
                                             -------------------------------   -------------------
                                                  1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                     (unaudited)
--------------------------------------------------------------------------------------------------
Cash flow from operating activities
Net earnings (loss)........................   $5,943     $ 5,390    $  (794)   $ 2,420    $13,664
Adjustments to reconcile net earnings
  (loss) to net cash provided by (used in)
  operating activities:
  Depreciation.............................    3,840       5,225      8,095      3,668      3,862
  Amortization of goodwill.................    1,275       1,728      2,337      1,001      1,243
  Deferred income taxes....................    1,190       2,159       (866)     2,264     (6,412)
  Severance, relocation and other
    charges................................       --          --      3,021         --         --
  Non-controlling interest.................       --          --         --         32         --
  Equity earnings (net of distributions to
    joint venture partners)................   (3,267)     (6,150)     4,418      2,346      1,174
  Gain on sale of capital assets...........      (61)        (11)      (110)        --         --
  Stock compensation.......................       --          --        660         --        140
Change in assets and liabilities, net of
  effects of acquisitions:
  Accounts receivable......................   (3,623)    (18,129)    (3,037)    (5,092)    (5,368)
  Prepaid expenses.........................     (445)       (216)     2,700       (366)    (1,166)
  Inventory................................     (154)     (1,198)       225        495       (564)
  Accounts payable and accrued
    liabilities............................   (1,267)      4,756      3,324      1,410     (1,021)
                                              ------     -------    -------    -------    -------
Net cash provided by (used in) operating
  activities...............................    3,431      (6,446)    19,973      8,178      5,552
                                              ------     -------    -------    -------    -------
Cash flow from investing activities
Decrease (increase) in equity
  investments..............................    1,338         135     (3,901)     4,560     (2,140)
Acquisition of businesses..................       --     (20,005)   (37,681)   (28,918)    (7,729)
Purchase of capital assets.................   (2,193)     (8,234)    (7,745)    (3,764)    (2,195)
Proceeds from sale of capital assets.......      125          38        132         --         --
Decrease (increase) in other assets........      789      (6,420)    (7,670)    (1,228)    (4,293)
                                              ------     -------    -------    -------    -------
Net cash provided by (used in) investing
  activities...............................       59     (34,486)   (56,865)   (29,350)   (16,357)
                                              ------     -------    -------    -------    -------

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

                                                                                 Six Months
                                               Years Ended December 31,        Ended June 30,
                                            ------------------------------   -------------------
                                                1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                   (unaudited)
------------------------------------------------------------------------------------------------
Cash flow from financing activities
Increase (decrease) in bank
  indebtedness............................  $  (418)   $ (1,768)  $(6,679)   $  2,483   $     --
Proceeds from long term debt..............       --      69,156     4,738       4,490         --
Repayment of long term debt...............   (1,969)    (16,841)   (5,806)       (377)    (1,199)
Issue of capital stock -- net proceeds....       --          --    46,433          --        330
Net cash provided by (used in) financing
  activities..............................   (2,387)     50,547    38,686       6,596       (869)
                                            -------    --------   -------    --------   --------
Foreign exchange translation
  adjustments.............................      (47)      2,716     2,435       2,433         77
                                            -------    --------   -------    --------   --------
Net increase (decrease) in cash and cash
  equivalents during the period...........    1,056      12,331     4,229     (12,143)   (11,597)
Cash and cash equivalents, beginning of
  period..................................      240       1,296    13,627      13,627     17,856
                                            -------    --------   -------    --------   --------
Cash and cash equivalents, end of
  period..................................  $ 1,296    $ 13,627   $17,856    $  1,484   $  6,259
                                            =======    ========   =======    ========   ========

Supplemental disclosure required under U.S. GAAP:

                                                                                 Six Months
                                                                                   Ending
                                               Years Ended December 31,           June 30,
                                            ------------------------------   -------------------
                                                1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                   (unaudited)
------------------------------------------------------------------------------------------------
Rental expense............................  $ 2,634    $  3,172   $ 5,044    $  1,991   $  2,660
                                            =======    ========   =======    ========   ========

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

The effects on Dynacare's consolidated earnings (loss) from operations resulting from the differences between Canadian and U.S. GAAP are as follows:

                                                                                     Six Months
                                                  Years Ended December 31,         Ended June 30,
                                               -------------------------------   -------------------
                                                    1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                       (unaudited)
----------------------------------------------------------------------------------------------------
Net earnings based on Canadian GAAP..........   $6,189      $5,641    $ 6,025     $4,504    $ 7,954
  Earnings from equity investments (c).......     (250)       (250)      (250)      (127)      (120)
  Stock compensation(f)......................       --          --       (660)        --       (140)
  Change in reporting currency (g)...........      (12)        (17)        60         28         --
  Income taxes (i)...........................       16          16     (5,969)    (1,985)     5,970
                                                ------      ------    -------     ------    -------
Net earnings (loss) based on U.S. GAAP.......    5,943       5,390       (794)     2,420     13,664
Adjustment to reconcile to comprehensive
  earnings:
Foreign currency translation adjustment......     (241)        327      1,516        926      1,445
                                                ------      ------    -------     ------    -------
Comprehensive earnings based on U.S. GAAP....   $5,702      $5,717    $   722     $3,346    $15,109
                                                ======      ======    =======     ======    =======

The cumulative effect of these adjustments on the consolidated shareholders' equity of Dynacare is as follows:

                                                                                   Six Months
                                                Years Ended December 31,         Ended June 30,
                                             -------------------------------   -------------------
                                                  1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                     (unaudited)
--------------------------------------------------------------------------------------------------
Shareholders' equity based on Canadian
  GAAP.....................................   $(3,968)    $1,646    $55,251    $ 6,601    $63,861
Amortization of licenses and goodwill
  (b)......................................    (6,980)    (6,980)    (6,980)    (6,980)    (6,980)
Earnings from equity investments (c).......    (2,092)    (2,342)    (2,592)    (2,593)    (2,713)
Write-down in equity investments (d).......    (4,357)    (4,357)    (4,357)    (4,357)    (4,357)
Start-up costs and capitalized interest
  (h)......................................    (1,661)    (1,661)    (1,661)    (1,661)    (1,661)
Foreign currency translation...............       (70)       267        697        887      1,815
Income taxes (i)...........................    22,166     22,182     16,213     20,204     22,184
                                              -------     ------    -------    -------    -------
Shareholders' equity based on U.S. GAAP....   $ 3,038     $8,755    $56,571    $12,101    $72,149
                                              =======     ======    =======    =======    =======

The significant differences between Canadian GAAP and the principles prescribed by U.S. GAAP and U.S. securities regulations and the impact on the consolidated financial statements are described as follows:

(A)  EQUITY METHOD OF ACCOUNTING FOR JOINT VENTURES AND PARTNERSHIPS

APB Opinion 18 and Statement of Position 78-9 generally require that investments in corporate and unincorporated joint ventures and partnerships are to be accounted for by the equity method.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Under Canadian GAAP, investments in joint ventures and partnerships are accounted for by the proportionate consolidation method, as the use of the equity method is not permitted.

The use of proportionate consolidation method as compared to the equity method of accounting from a financial presentation perspective impact almost all areas of Dynacare's consolidated balance sheets, statements of operations and comprehensive earnings, and cash flow statements and as a result this financial information has been presented in its entirety. The proportionate consolidation and equity method of accounting do not impact Dynacare's consolidated shareholders' equity or net earnings (loss) for the periods presented.

(B)  AMORTIZATION OF LICENSES AND GOODWILL

Prior to December 31, 1990, Dynacare did not amortize certain components of licenses and goodwill on the basis that they were considered to have an indefinite life. Commencing January 1, 1991, Dynacare began amortizing the cost of licenses and goodwill on a straight-line basis primarily over forty years to comply with the pronouncement of the Canadian Institute of Chartered Accountants requiring the amortization of intangible assets. Licenses in Ontario are required to perform specific tests and receive reimbursement for these tests. U.S. GAAP requires the cost of intangible assets to be amortized from the date of acquisition over a period not exceeding forty years.

(C)  EARNINGS FROM EQUITY INVESTMENTS

Under the equity method of accounting, Dynacare's ownership interest in certain licenses and goodwill has been reclassified and appropriately accounted for in the equity investments account. The additional amortization of these licenses and goodwill has been reflected in the earnings from equity investments. The differences in the book value and amortization of licenses and goodwill arose from the 1997 licenses and goodwill impairment charge which under Canadian and U.S. GAAP totaled $79.4 million and $69.1 million, respectively. In addition, under U.S. GAAP, licenses and goodwill accounted for through the equity investments have been amortized since the date of acquisition, whereas under Canadian GAAP there was no amortization prior to 1991.

(D)  WRITE-DOWN EQUITY INVESTMENTS

The write-down in equity investments for U.S. GAAP purposes arises as the impairment of certain of Dynacare's licenses and goodwill are accounted for through the equity investments account, whereas for Canadian GAAP purposes they have been proportionately consolidated.

U.S. to Canadian GAAP differences in the write-down of equity investments of $4.4 million arose due to the following: (i) under U.S. GAAP, licenses and goodwill accounted for through the equity investments account have been amortized since the date of acquisition, whereas under Canadian GAAP there was no amortization prior to 1990; and (ii) different methods were used in the calculation of the cash flows to determine the fair value of the licenses and goodwill held through equity investments. The calculation of the licenses and goodwill impairment under U.S. GAAP does not include an allocation of interest expense but is based upon a discounted cash flow. Under Canadian GAAP, the cash flow is undiscounted and includes an allocation of interest.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

(E)  BUSINESS ACQUISITIONS

For U.S. GAAP purposes, "APB Opinion 16--Business Combinations" requires supplemental pro forma information on business acquisitions made during the years ended December 31, 2000 and 1999 and for the six months ended June 30, 2001 and 2000 to be disclosed as part of the notes to the acquiror's consolidated financial statements. The pro forma information shown below includes revenues and net earnings prepared both on a U.S. and Canadian GAAP basis.

The unaudited pro forma results of operations of Dynacare for the years ended December 31, 2000 and 1999 assuming that Dynacare's acquisitions made during 2000 had been consummated as of January 1, 1999 and assuming Dynacare's acquisitions made during the six months ended June 30, 2001 had been consummated as of January 1, 2000, is as follows:

CANADIAN GAAP


                                           Years Ended December 31,    Six Months Ended June 30,
                                           -------------------------   -------------------------
                                              1999          2000          2000          2001
(in thousands of U.S. dollars)                    (unaudited)                 (unaudited)
------------------------------------------------------------------------------------------------
Revenues.................................   $327,264      $371,624      $182,155      $202,051
                                            --------      --------      --------      --------
Net earnings.............................   $  6,950      $  7,371      $  5,265      $  8,531
                                            --------      --------      --------      --------


U.S. GAAP


                                           Years Ended December 31,    Six Months Ended June 30,
                                           -------------------------   -------------------------
                                              1999          2000          2000          2001
(in thousands of U.S. dollars)                    (unaudited)                 (unaudited)
------------------------------------------------------------------------------------------------
Revenues.................................   $217,350      $251,335      $124,412      $134,108
                                            --------      --------      --------      --------
Net earnings.............................   $  7,026      $    551      $  3,180      $ 14,241
                                            --------      --------      --------      --------


Results of operations of Dynacare's acquisitions for 2000 and for the six months ended June 30, 2001 have been included in the statement of operations and comprehensive earnings from the respective dates of acquisition.

(F)  STOCK COMPENSATION

At June 30, 2001 and December 31, 2000, Dynacare had two stock option plans which are described below and in Note 9. For U.S. GAAP requirements, Dynacare applies APB Opinion 25 and related Interpretations in accounting for its plans and follows the disclosure requirements as set out by FASB 123. In 1997, Dynacare repurchased all of its outstanding options for Class B subordinate voting shares. For the year ended December 31, 2000, under APB Opinion 25, the compensation charged was $0.7 million (1999--$Nil, 1998--Nil). For the six months ended June 30, 2001 and 2000 the compensation charged was $0.1 million (2000--$Nil).

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

If the compensation cost for Dynacare stock-based compensation plan had been determined based on the fair value at the dates the awards were granted under those plans consistent with the method of FASB Statement 123, the pro forma net earnings (loss) under U.S. GAAP would have been as follows:

                                                                                       Six Months
                                                        Years Ended December 31,     Ended June 30,
                                                      1998       1999       2000       2000       2001
(in thousands of U.S. dollars)                                                         (unaudited)
------------------------------------------------------------------------------------------------------
Pro forma net earnings (loss)...................   $5,539     $5,054     $ (461)    $2,290    $13,482
                                                   ======     ======     ======     ======    =======
Pro forma earnings (loss) per share.............   $ 0.47     $ 0.43     $(0.04)    $ 0.13    $  0.80
                                                   ======     ======     ======     ======    =======

Beginning on November 22, 2000, which is the date Dynacare completed an initial public offering of its common shares, the fair value of each option grant of common shares for all options is estimated using an option-pricing model for public companies with the following assumptions for the period November 17, 2000 (initial market trade date) to December 31, 2000; dividend yield of Nil%, risk-free interest rate range of 4.73% to 5.93% and expected life of 5 years. Using the same stock option pricing model, the following assumptions were used by Dynacare for the six months ended June 30, 2001: dividend yield of Nil%, risk-free interest rate range of 4.52% to 5.28%, expected life of 5 years and volatility factor of 0.96. Prior to Dynacare's initial public offering of its common shares the fair value of each option grant of common shares for all options was estimated on the date of the option grant using an option-pricing model for non-public companies with the following assumptions: dividend yield of Nil%, risk-free interest rate range of 4.76% to 5.07% and expected life of 5 years.

(G)  FOREIGN CURRENCY TRANSLATION

Effective July 1, 2000, Dynacare adopted the U.S. dollar as its reporting currency. Prior to this change the Canadian dollar had been used as Dynacare's reporting currency. Under Canadian GAAP, Dynacare's financial statements for all periods presented through June 30, 2000, have been translated from Canadian dollars to U.S. dollars using the exchange rate in effect at July 1, 2000. Under U.S GAAP, the financial statements for periods prior to the change in reporting currency must be translated to U.S. dollars using the current rate method, which method uses period end or annual average exchange rates as appropriate.

(H)  START-UP COSTS AND CAPITALIZED INTEREST

Dynacare's policy has been to capitalize certain carrying costs, including interest, on real estate properties under development until the property became operational, which was deemed to be the earlier of when break-even cash flow was achieved and a reasonable time period after substantial completion, not to exceed thirty months. U.S. GAAP requires that interest costs incurred on real estate properties be capitalized, but only during the period in which the asset is being readied for its intended use. The Company's real estate retirement properties were disposed in 1995.

(I)  INCOME TAXES

Effective January 1, 2000, Dynacare has adopted CICA--3465 which is substantially similar with the Statement of Financial Accounting Standards--No 109, Accounting for Income Taxes in the United States. CICA--3465 and FASB 109 require the liability method of tax allocation for accounting for

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

income taxes. Under the liability method of tax allocation, deferred tax assets and liabilities are recognized based on the temporary differences between the accounting and tax bases of assets and liabilities. Changes in income tax rates under CICA--3465 are recorded when the tax rates have been substantially enacted. As discussed in Note 11, changes in income tax rates resulted in the recognition by Dynacare of an income tax benefit in the amount of $6.1 million for the year ended December 31, 2000 and $3.0 million and $2.0 million for the six months ended June 30, 2001, and 2000. Under U.S. GAAP, changes in income tax rates are recorded when the change in income tax rates have been legislated. As of June 30, 2001, all of the tax rate reductions previously announced by the Canadian federal and provincial governments have been legislated.

(J)  ACCOUNTING PRONOUNCEMENTS

Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (FASB 133), requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. FASB 133 is effective for Dynacare on January 1, 2001. The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Dynacare's foreign currency derivatives are designated as a fair value hedge.

Under U.S. GAAP, for derivative instruments that are designated and qualify as a fair value hedge (i.e., hedging the exposure to changes in the fair value of an asset or a liability or an identified portion thereof that is attributable to a particular risk), the gain or loss on the derivative instrument as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in current earnings during the period of the change in fair values. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For derivative instruments that are designated and qualify as a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment to the extent it is effective. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change. Canadian GAAP does not provide for other comprehensive income.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141-Business Combinations ("FASB 141"), and No. 142-Goodwill and Other Intangible Assets ("FASB 142"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have an indefinite life will no longer be amortized but will be subject to annual impairment tests in accordance with FASB 141 and FASB 142. Other intangible assets will continue to be amortized over their useful life.

--------------------------------------------------------------------------------

Dynacare Inc.
(Incorporated under the Laws of Ontario)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in thousands of U.S. dollars, except for share and per share amounts, all amounts at June 30, 2001 and June 30, 2000 and for the six months ended June 30, 2001 and June 30, 2000 are unaudited)

Dynacare will perform the required impairment tests of goodwill and intangible assets with an indefinite life effective as of January 1, 2002, and has not yet determined what the effect of these tests will be on its net earnings and financial position.

In August 2001, the Financial Accounting Standards Board issued Standard
No. 144--Accounting for the Impairment or Disposal of Long-Lived Assets
("FASB 144") effective for fiscal years beginning after December 15, 2001.
FASB 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement supersedes FASB 121--Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. FASB 144 retains the fundamental provisions of FASB 121 for (a) recognition and measurement of the impairment of long-lived assets to be held and used and (b) measurement of long-lived assets to be disposed of by sale. Dynacare has not yet determined what the effect of FASB 144 will be on its net earnings and financial position.

21. Comparative Figures

Certain comparative figures have been reclassified to conform with the current year's presentation.

--------------------------------------------------------------------------------

DESCRIPTION OF PICTURES ON INSIDE BACK COVER OF PROSPECTUS:

4 pictures

Upper left--lab technician loading lab specimens on a testing instrument.

Upper right--lab technician sorting and placing lab specimen on a testing rack.

Lower left--lab technician examining specimen through a microscope

Lower right-pathologist conversing with Dynacare General Manager.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts shown are estimates except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $ 19,766
NASD filing fee.............................................     8,406
Printing and engraving expenses.............................
Accountant's fees and expenses..............................
Legal fees and expenses.....................................
Registrar and Transfer Agent fees...........................
Miscellaneous...............................................
                                                              --------
Total.......................................................  $800,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is governed by the Business Corporations Act (Ontario) (OBCA). As authorized by Section 136 of the OBCA, the By-laws of the Company (copies of which are or will be filed as Exhibit 3.2(a) and Exhibit 3.2(b) to this registration statement), being the general By-law of the Company, provides that subject to the OBCA the Company shall indemnify each director and officer of the Company, each former director and officer of the Company, and each person who acts or acted at the Company's request as a director or officer of any body corporate of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and his heirs and representatives against all costs, charges and expenses, and including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate, if:

    (a) he acted honestly and in good faith with a view to the best interests of the Company; and

    (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    The By-laws provide that no director or officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Company through the insufficiency or deficiency of title to any property acquired for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the monies, securities or effects of the Company shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto; but provide that nothing in that section relieves any director or officer from his duty to act in accordance with the OBCA and the Regulations thereunder or from liability for any breach thereof.

    Section 134 of the OBCA provides that every director and officer of a corporation in exercising his or her powers and discharging his or her duties shall:

    (a) act honestly and in good faith with a view to the best interests of the corporation; and

    (b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

    Section 134 also provides that every director and officer of a corporation shall comply with the OBCA, the regulations thereto, and the articles and by-laws of the corporation. Subject to limited exceptions, Section 134 of the OBCA also provides that no provision in a contract, the articles, the by-laws of the corporation, or a resolution, relieves a director or officer from the duty to act in accordance with the OBCA and the regulations thereto or relieves him or her from liability for a breach thereof.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    Between 1997 and June 30, 2001, the registrant granted options to acquire 2,368,724 common shares to its officers and employees, at prices ranging from Cdn$9.31 to Cdn$17.32. Of the options granted, 146,926 and 45,023 were cancelled and exercised, respectively, as of June 30, 2001. These options were granted pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S thereunder.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


Exhibit No.                               Description of Document
-----------             ------------------------------------------------------------
        1.1*            Form of Underwriting Agreement.
        3.1(a)          Articles of Incorporation of the Company as amended, filed as Exhibit 3.1(a) to the Registrant's Registration Statement
                        on Form F-1 (Registration No. 333-12650), and incorporated herein by reference.
        3.1(b)**        Articles of Amalgamation.
        3.2(a)          By-laws No. 1 and 2 of the Company dated January 30, 1998, filed as Exhibit 3.2(a) to the Registrant's Registration
                        Statement on Form F-1 (Registration No. 333-12650), and
                        incorporated herein by reference.
        3.2(b)          By-law No. 3 of the Company dated November 22, 2000, filed as Exhibit 3.2(b) to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by
                        reference.
        4.1             Indenture, dated as of January 24, 1996, between the Company and The Chase Manhattan Bank, as Trustee, filed as
                        Exhibit 4.1 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated
                        herein by reference.
        4.2             First Supplemental Indenture, dated as of February 3, 1999, between the Company and The Chase Manhattan Bank, as
                        Trustee, filed as Exhibit 4.2 to the Registrant's
                        Registration Statement on Form F-1 (Registration
                        No. 333-12650), and incorporated herein by reference.
        4.3             Form of Common Share Certificate, filed as Exhibit 4.3 to
                        the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by
                        reference.

Exhibit No.                               Description of Document
-----------             ------------------------------------------------------------
        4.4             Registration Rights Agreement dated March 4, 1997, by and
                        among Dynacare Inc., Golder, Thoma, Cressey, Rauner Fund V
                        LP, Albert J. Latner, MELCO Holdings Corp., SDLCO Holdings
                        Ltd., EPLCO Holdings Ltd., EPLCO Realty Group Ltd., JILCO
                        Holdings Ltd. and AJLCO Realty Limited, filed as
                        Exhibit 4.4 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated
                        herein by reference.
        4.5             Amendment No. 1 to the Registration Rights Agreement
                        referred to in Exhibit 4.4 above, filed as Exhibit 4.5 to
                        the Registrant's Annual Report on Form 10-K (File
                        No. 33-80127), and incorporated herein by reference.
        4.6**           Registration Rights Amending Agreement dated December 23,
                        2000 by and among Golder, Thoma, Cressey, Rauner V, L.P. and
                        GTCR Associates V (collectively, "GTCR"), Albert J. Latner,
                        AJLCO Realty Limited, Ditlent Holdings SPRL, SDLCO Holdings
                        Ltd., Arfall Holdings SPRL, SPLCO Holdings Ltd., Asteroid
                        Holdings SPRL, EPLCO Realty Group Ltd., MELCO Holdings
                        Corp., Mooster Holdings SPRL, JILCO Holdings Ltd., Kakao
                        Holdings SPRL and Joshua Latner (collectively, the "Latner
                        Group;" and together with GTCR, the "Stockholders").
        5.1*            Opinion of Goodman and Carr LLP, Canadian counsel to the
                        Company.
       10.1             Amended and Restated Employee Stock Option Plan, filed as
                        Exhibit 4.5 to the Registrant's Registration Statement on
                        Form S-8 (Registration No. 333-61834), and incorporated
                        herein by reference.
       10.2             Amended and Restated Stock Option Incentive Plan, filed as
                        Exhibit 4.4 to the Registrant's Registration Statement on
                        Form S-8 (Registration No. 333-61834), and incorporated
                        herein by reference.
       10.3**           Amended and Restated Agreement between Dynacare Inc. and
                        Albert J. Latner.
       10.4             Amended and Restated Employment Agreement of Harvey A.
                        Shapiro, filed as Exhibit 10.4 to the Registrant's Annual
                        Report on Form 10-K (File No. 33-80127), and incorporated
                        herein by reference.
       10.5             Amended and Restated Employment Agreement of Osama I.
                        Sherif, filed as Exhibit 10.5 to the Registrant's Annual
                        Report on Form 10-K (File No. 33-80127), and incorporated
                        herein by reference.
       10.6             Amended and Restated Employment Agreement of Zbig S. Biskup,
                        filed as Exhibit 10.6 to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by
                        reference.
       10.7             Termination Agreement of Michael Latner filed as
                        Exhibit 10.7 to the Registrant's Annual Report on Form 10-K
                        (File No. 33-80127), and incorporated herein by reference.
       10.8             Lease Agreement between AEW/Midway Industrial, L.P. and
                        J.J./DL, L.P., a Texas limited partnership dated March 14,
                        2000, filed as Exhibit 10.8 to the Registrant's Registration
                        Statement on Form F-1 (Registration No. 333-12650), and
                        incorporated herein by reference.
       10.9             Lease Agreement between FH Healthcare Development, Inc. and
                        United/Dynacare LLC dated July 22, 1999, filed as Exhibit
                        10.9 to the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by
                        reference.
       10.10            Lease Agreement between Wright Runstad Properties L.P., and
                        Dynacare Inc. dated January 11, 1995, filed as
                        Exhibit 10.10 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated
                        herein by reference.
       10.11**          ISDA Master Agreement between Citibank Canada, Dynacare Inc.
                        and Dynacare Northwest Inc. dated February 29, 2000.
       10.12**          Canadian Revolving Working Capital Facility, Letter
                        Agreement between The Toronto-Dominion Bank and The Dynacare
                        Health Group Inc. dated September 26, 2001 and Letter
                        Agreement between The Toronto-Dominion Bank and Dynacare
                        Gamma Laboratory Partnership dated September 26, 2001.
       10.13            Credit Agreement dated as of September 12, 2000 among
                        Dynacare Laboratories Inc., the lending institutions thereto and Keybank National Association, filed as Exhibit 10.13 to the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by
                        reference.

Exhibit No.                               Description of Document
-----------             ------------------------------------------------------------
       10.14            Amalgamation Agreement among Sdlcodyn Inc., Eplcodyn
                        Holdings Inc., Eplcodyn Realty Inc., Melcodyn Inc. and
                        Jilcodyn Holdings Inc. and Dynacare Inc., filed as Exhibit
                        10.14 to the Registrant's Annual Report on Form 10-K (File
                        No. 33-80127), and incorporated herein by reference.
       10.15            Indemnity Agreement among Albert J. Latner, certain parties related to him, Dynacare Inc., Golder, Thoma, Cressey,
                        Rauner Fund V L.P. and Golder, Thoma, Cressey, Rauner V,
                        filed as Exhibit 10.15 to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by
                        reference.
       21.1**           List of Subsidiaries.
       23.1*            Consent of Ernst & Young LLP, Chartered Accountants.
       23.2*            Consent of Goodman and Carr LLP (included in Exhibit 5.1).
       24.1**           Powers of Attorney (included on pages II-5 and II-6).


---------


*  Filed herewith.



** Filed previously.


    (b) Financial Statement Schedule.

       Schedule II--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
    (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Toronto, province of Ontario, Canada, on this 2nd day of November, 2001.


                                                       DYNACARE INC.

                                                       By:  /s/ HARVEY A. SHAPIRO
                                                            -----------------------------------------
                                                            Harvey A. Shapiro
                                                            President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                /s/ HARVEY A. SHAPIRO
     -------------------------------------------       Chairman, President, Chief    November 2, 2001
                  Harvey A. Shapiro                    Executive Officer and
                                                       Director
                                                       (Principal Executive
                                                       Officer)

     -------------------------------------------       Director
                    Paul Bellamy

                          *
     -------------------------------------------       Director                      November 2, 2001
                  William T. Brock

                          *
     -------------------------------------------       Director                      November 2, 2001
                     Dino Chiesa

                          *
     -------------------------------------------       Director                      November 2, 2001
                  Donald J. Edwards

     -------------------------------------------       Chairman Emeritus and
                  Albert J. Latner                       Director

                          *
     -------------------------------------------       Director                      November 2, 2001
                  Robert J. Lipsig

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
     -------------------------------------------       Director
                 Thomas Edward Long

                          *
     -------------------------------------------       Director                      November 2, 2001
                   Bruce V. Rauner

              /s/ ZBIG S. BISKUP, C.A.
     -------------------------------------------       Executive Vice President,     November 2, 2001
                Zbig S. Biskup, C.A.                   Chief Financial Officer and
                                                       Secretary
                                                       (Principal Financial Officer
                                                       and Principal Accounting
                                                       Officer)



 * /s/ HARVEY A. SHAPIRO
 -------------------------------------------
 By: Harvey A. Shapiro
    Attorney-in-Fact

 /s/ ZBIG S. BISKUP, C.A.
 -------------------------------------------
 By: Zbig S. Biskup, C.A.
    Attorney-in-Fact

                                 DYNACARE INC.
                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                             CHARGED TO
                                           BALANCE AT        COSTS AND                     BALANCE AT
DESCRIPTION                             BEGINNING OF YEAR     EXPENSES       CREDITS      END OF YEAR
-----------                             -----------------   ------------   ------------   ------------
Year ended December 31, 1998:
Fee reduction reserve and allowance
  for doubtful accounts...............     $(6,458,072)     $(13,648,625)  $ 14,905,660   $ (5,201,037)

Deferred income tax asset valuation
  allowance...........................     $(4,857,538)     $         --   $    300,554   $ (4,556,984)

Year ended December 31, 1999:
Fee reduction reserve and allowance
  for doubtful accounts...............     $(5,201,037)     $(17,241,132)  $ 14,856,378   $ (7,585,791)

Deferred income tax asset valuation
  allowance...........................     $(4,556,984)     $         --   $    914,848   $ (3,642,136)

Year ended December 31, 2000:
Fee reduction reserve and allowance
  for doubtful accounts...............     $(7,585,791)     $(30,529,832)  $ 21,349,431   $(16,766,192)

Deferred income tax asset valuation
  allowance...........................     $(3,642,136)     $         --   $  2,463,710   $ (1,178,426)

                               INDEX TO EXHIBITS


Exhibit No.             Description of Document
-----------             -----------------------
       1.1*             Form of Underwriting Agreement.

       3.1(a)           Articles of Incorporation of the Company as amended, filed as Exhibit 3.1(a) to the Registrant's Registration Statement
                        on Form F-1 (Registration No. 333-12650), and incorporated herein by reference.

       3.1(b)**         Articles of Amalgamation.

       3.2(a) By-laws No. 1 and 2 of the Company dated January 30, 1998, filed as Exhibit 3.2(a) to the Registrant's Registration
                        Statement on Form F-1 (Registration No. 333-12650), and incorporated herein by reference.

       3.2(b) By-law No. 3 of the Company dated November 22, 2000, filed as Exhibit 3.2(b) to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by reference.

       4.1              Indenture, dated as of January 24, 1996, between the Company and The Chase Manhattan Bank, as Trustee, filed as
                        Exhibit 4.1 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated
                        herein by reference.

       4.2              First Supplemental Indenture, dated as of February 3, 1999, between the Company and The Chase Manhattan Bank, as
                        Trustee, filed as Exhibit 4.2 to the Registrant's
                        Registration Statement on Form F-1 (Registration
                        No. 333-12650), and incorporated herein by reference.

       4.3 Form of Common Share Certificate, filed as Exhibit 4.3 to the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by reference.

       4.4 Registration Rights Agreement dated March 4, 1997, by and among Dynacare Inc., Golder, Thoma, Cressey, Rauner Fund V
                        LP, Albert J. Latner, MELCO Holdings Corp., SDLCO Holdings
                        Ltd., EPLCO Holdings Ltd., EPLCO Realty Group Ltd., JILCO
                        Holdings Ltd. and AJLCO Realty Limited, filed as
                        Exhibit 4.4 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated herein by reference.

       4.5 Amendment No. 1 to the Registration Rights Agreement referred to in Exhibit 4.4 above, filed as Exhibit 4.5 to the Registrant's Annual Report on Form 10-K (File
                        No. 33-80127), and incorporated herein by reference.

       4.6**            Registration Rights Amending Ageement dated December 23,
                        2000 by and among Golder, Thoma, Cressey, Rauner V, L.P. and
                        GTCR Associates V (collectively, "GTCR"), Albert J. Latner,
                        AJLCO Realty Limited, Ditlent Holdings SPRL, SDLCO Holdings
                        Ltd., Arfall Holdings SPRL, SPLCO Holdings Ltd., Asteroid
                        Holdings SPRL, EPLCO Realty Group Ltd., MELCO Holdings
                        Corp., Mooster Holdings SPRL, JILCO Holdings Ltd., Kakao
                        Holdings SPRL and Joshua Latner (collectively, the "Latner
                        Group;" and together with GTCR, the "Stockholders").

       5.1*             Opinion of Goodman and Carr LLP, Canadian counsel to the
                        Company.

      10.1              Amended and Restated Employee Stock Option Plan, filed as
                        Exhibit 4.5 to the Registrant's Registration Statement on
                        Form S-8 (Registration No. 333-61834), and incorporated herein by reference.

      10.2              Amended and Restated Stock Option Incentive Plan, filed as
                        Exhibit 4.4 to the Registrant's Registration Statement on
                        Form S-8 (Registration No. 333-61834), and incorporated herein by reference.

      10.3**            Amended and Restated Agreement between Dynacare Inc. and
                        Albert J. Latner.

Exhibit No.             Description of Document
-----------             -----------------------
      10.4              Amended and Restated Employment Agreement of Harvey A.
                        Shapiro, filed as Exhibit 10.4 to the Registrant's Annual
                        Report on Form 10-K (File No. 33-80127), and incorporated
                        herein by reference.

      10.5              Amended and Restated Employment Agreement of Osama I.
                        Sherif, filed as Exhibit 10.5 to the Registrant's Annual
                        Report on Form 10-K (File No. 33-80127), and incorporated herein by reference.

      10.6              Amended and Restated Employment Agreement of Zbig S. Biskup,
                        filed as Exhibit 10.6 to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by
                        reference.

      10.7              Termination Agreement of Michael Latner filed as
                        Exhibit 10.7 to the Registrant's Annual Report on Form 10-K
                        (File No. 33-80127), and incorporated herein by reference.

      10.8              Lease Agreement between AEW/Midway Industrial, L.P. and
                        J.J./DL, L.P., a Texas limited partnership dated March 14,
                        2000, filed as Exhibit 10.8 to the Registrant's Registration
                        Statement on Form F-1 (Registration No. 333-12650), and
                        incorporated herein by reference.

      10.9              Lease Agreement between FH Healthcare Development, Inc. and
                        United/Dynacare LLC dated July 22, 1999, filed as Exhibit
                        10.9 to the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by
                        reference.

      10.10             Lease Agreement between Wright Runstad Properties L.P., and
                        Dynacare Inc. dated January 11, 1995, filed as
                        Exhibit 10.10 to the Registrant's Registration Statement on
                        Form F-1 (Registration No. 333-12650), and incorporated
                        herein by reference.

      10.11**           ISDA Master Agreement between Citibank Canada, Dynacare Inc.
                        and Dynacare Northwest Inc. dated February 29, 2000.

      10.12**           Canadian Revolving Working Capital Facility, Letter
                        Agreement between The Toronto-Dominion Bank and The Dynacare
                        Health Group Inc. dated September 26, 2001 and Letter
                        Agreement between The Toronto-Dominion Bank and Dynacare
                        Gamma Laboratory Partnership dated September 26, 2001.

      10.13             Credit Agreement dated as of September 12, 2000 among
                        Dynacare Laboratories Inc., the lending institutions thereto and Keybank National Association, filed as Exhibit 10.13 to the Registrant's Registration Statement on Form F-1
                        (Registration No. 333-12650), and incorporated herein by
                        reference.

      10.14             Amalgamation Agreement among Sdlcodyn Inc., Eplcodyn
                        Holdings Inc., Eplcodyn Realty Inc., Melcodyn Inc. and
                        Jilcodyn Holdings Inc. and Dynacare Inc., filed as Exhibit
                        10.14 to the Registrant's Annual Report on Form 10-K (File
                        No. 33-80127), and incorporated herein by reference.

      10.15             Indemnity Agreement among Albert J. Latner, certain parties related to him, Dynacare Inc., Golder, Thoma, Cressey,
                        Rauner Fund V L.P. and Golder, Thoma, Cressey, Rauner V,
                        filed as Exhibit 10.15 to the Registrant's Annual Report on
                        Form 10-K (File No. 33-80127), and incorporated herein by
                        reference.

      21.1**            List of Subsidiaries.

      23.1*             Consent of Ernst & Young LLP, Chartered Accountants.

      23.2*             Consent of Goodman and Carr LLP (included in Exhibit 5.1).

      24.1**            Powers of Attorney (included on pages II-5 and II-6).


---------


*  Filed herewith.



** Filed previously.